Exhibit 2.1
Execution Version
STOCK PURCHASE AGREEMENT

BY AND AMONG

AppFolio, Inc.,

MYCASE, INC.

and

MOCKINGBIRD ACQUISITIONCO INC.

Dated September 7, 2020

i

Annex A  Definitions
Annex B - Accounting Principles

Exhibit A  Form of Transition Services Agreement
Exhibit B - Form of Intellectual Property License Agreement

STOCK PURCHASE AGREEMENT
STOCK PURCHASE AGREEMENT (this “Agreement”), dated September 7, 2020 (the “Signing Date”), by and among (i) Mockingbird AcquisitionCo Inc., a Delaware corporation (“Buyer”), (ii) AppFolio, Inc., a Delaware corporation (“Seller”), and (iii) MyCase, Inc., a California corporation (the “Company”).
WHEREAS, Seller is the owner of 100% of the issued and outstanding equity interests of the Company, which as of the Signing Date consists of 983,339 shares of common stock (collectively, the “Shares”), of the Company;
WHEREAS, Seller and its Subsidiaries (other than the Company) own, license or lease the Transferred Assets;
WHEREAS, the parties desire that (a) Seller shall sell to Buyer, and Buyer shall purchase from Seller, all of the Shares and (b) Seller shall, or shall cause its Subsidiaries (other than the Company) to, transfer to the Company all of the Transferred Assets, in each case, on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, the board of directors of Seller has determined that this Agreement and the Transactions are advisable and fair to, and in the best interests of, Seller and the Company;
WHEREAS, the board of directors of Buyer has approved and declared advisable and in the best interests of Buyer this Agreement and the Transactions; and
WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s and Seller’s willingness to enter into this Agreement, Buyer has delivered to the Company a copy of the executed Equity Commitment Letter.
NOW, THEREFORE, the parties agree as follows:
Article I

DEFINITIONS AND INTERPRETIVE MATTERS
Section 1.01 Definitions. Certain terms used in this Agreement have the meanings ascribed to them in this Agreement or in Annex A to this Agreement.
Section 1.02 Interpretation.
(a) Except as otherwise expressly provided in this Agreement: (i) the words “hereof,” “herein,” “hereto,” “hereunder” and “hereinafter” and words of similar import refer to this Agreement as a whole and not to any particular provision hereof; (ii) all references to any Article, Section, subsection, clause, Schedule, Annex or Exhibit are to the corresponding Article, Section, subsection or clause of, or Schedule, Annex or Exhibit to, this Agreement; (iii) the meaning assigned to each term defined in this Agreement shall be equally applicable to both the singular and the plural forms of such term and vice versa; (iv) words denoting either gender shall include all genders; (v) the term “dollars” and character “$” shall mean United States dollars; (vi) the term “including” shall mean “including, without limitation,” and the words “include” and “includes” shall have corresponding meanings; (vii) except as the context otherwise provides, the words “either,” “or,” “neither,” “nor” and “any” are not exclusive; (viii) references to “days” shall refer to calendar days unless Business Days are specified; (ix) if a term is defined as one part of speech (such as a noun), it shall have corresponding meaning when used as another part of speech (such as a verb), (x) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends, and such phrase shall not mean “if,” and (xi) references to any party to this Agreement or any Contract shall include such party’s successors and permitted assigns.
(b) The Annexes, Exhibits and Schedules are incorporated in, and are an integral part of, this Agreement. Any matter set forth in any section of any Schedule (or section thereof) shall be deemed to be referred to and incorporated in any section of this Agreement to which the information set forth in such Schedule relates, and also in all other sections of the Schedules and this Agreement to which such matter’s application or relevance is reasonably apparent on the face of such disclosure regardless of whether such section or subsection is qualified by reference to the Schedules. Any capitalized terms used in any Annex, Exhibit or Schedule but not otherwise defined in such Annex, Exhibit or Schedule shall be defined as set forth in this Agreement.
(c) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties. No presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
(d) Any statute, rule or regulation defined or referred to in this Agreement means such statute, rule or regulation, in each case as from time to time amended, modified or supplemented, including by succession or comparable successor statutes, rules or regulations. Any Contract or instrument defined or referred to in this Agreement shall include all exhibits, schedules and other documents or Contracts attached thereto. Any statute defined or referred to in this Agreement shall include all rules and regulations promulgated thereunder.
(e) Neither the specification of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in any Schedule is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material. No party shall use the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described in this Agreement or included in any Schedule is or is not required to be disclosed, is or is not material or could have a Material Adverse Effect. Neither the specification of any item or matter in any representation, warranty or covenant contained in this Agreement nor the inclusion of such specific item in any Schedule is intended to imply that such item or matter, or other items or matters, are or are not in the Ordinary Course of Business. No party shall use the setting forth or the inclusion of any specific item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described in this Agreement or included in any Schedule is or is not in the Ordinary Course of Business. Matters included in the Schedules are not necessarily limited to matters required by this Agreement to be included in the Schedules. Such matters may be set forth for informational purposes and do not necessarily include other matters of a similar nature. The information set forth in this Agreement and the Schedules is disclosed solely for the purposes of this Agreement. No information set forth in this Agreement or the Schedules shall be deemed to be an admission by any party to this Agreement to any third party of any matter whatsoever, including any violation of any Law or breach of any Contract. Nothing in the Schedules is intended to broaden the scope of any representation or warranty contained in this Agreement or to create any covenant, except as expressly set forth in this Agreement or in the Schedules. Whenever this Agreement states that Seller or the Company has “provided,” “furnished,” “delivered” or “made available,” any information or document to Buyer, such statement means that such information or document was delivered to Buyer or its Representatives at least one day prior to the Signing Date or was made available for viewing by Buyer and its Representatives at least one day prior to the Signing Date in the “virtual data room” for “Project Ayala” established by or on behalf of Seller and hosted by SecureDocs (the “Data Room”).
(f) The provision of the Table of Contents, the division of this Agreement into Articles, Sections, subsections, clauses, Schedules, Annexes and other subdivisions and the insertion of headings are for convenience of reading only and shall not affect or be utilized in construing or interpreting this Agreement.
(g) Any action required to be taken “within” a specified time period following the occurrence of an event shall be required to be taken by no later than 5:00 p.m. Pacific time on the last day of such time period, which shall be calculated starting with the day immediately following the date of the event. If any period referenced in this Agreement expires on a day that is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day that is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day.
Article II
PURCHASE AND SALE

Section 2.01 Purchase and Sale of the Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing and upon delivery by Buyer of the Estimated Aggregate Purchase Price and the other amounts in accordance with Section 2.04(a), Buyer will purchase and acquire from Seller, and Seller will sell, assign, transfer and convey to Buyer, all of Seller’s rights, title and interest in all of the Shares, free and clear of all Liens, other than Liens created by or on behalf of Buyer and under applicable securities Laws.
Section 2.02 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically through the exchange of documents via email or facsimile at 7:00 a.m. (Pacific time) on the third Business Day following the satisfaction or, to the extent permitted, waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, but subject to the satisfaction or, to the extent permitted, waiver of those conditions at the Closing) or such other date or at such other time or place as Buyer and Seller may mutually agree in writing (the actual date of the Closing, the “Closing Date”). Notwithstanding the foregoing, if the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, but subject to the satisfaction or, to the extent permitted, waiver of those conditions at the Closing) are satisfied on or prior to September 28, 2020, the Closing Date shall be on September 30, 2020.
Section 2.03 Delivery of Estimated Closing Statement and Closing Payments Statement.
(a) At least three Business Days prior to the anticipated Closing Date, Seller shall provide to Buyer a written statement (the “Estimated Closing Statement”) setting forth Seller’s and the Company’s good faith estimate of (i) Closing Cash (“Estimated Closing Cash”); (ii) Closing Working Capital (“Estimated Closing Working Capital”); (iii) Closing Indebtedness (“Estimated Closing Indebtedness”); (iv) Transaction Expenses (“Estimated Transaction Expenses”); (v) Replacement LTI Award Cost (“Estimated Replacement LTI Award Cost”) and (vi) the Aggregate Purchase Price (the “Estimated Aggregate Purchase Price”), including each component thereof, in each case, determined in accordance with the Accounting Principles and as of the Cut-off Time on a reasonable basis, together with such schedules and data with respect to the determination of the foregoing to reasonably support the calculations set forth in the Estimated Closing Statement. In connection with the preparation of the Estimated Closing Statement, Seller shall consult in good faith with Buyer regarding the amounts and calculations therein and consider in good faith any comments or modifications from Buyer. Seller shall provide Buyer and its Representatives with reasonable access to all relevant information and personnel of the Company and Seller in connection with the preparation of and Buyer’s review of the Estimated Closing Statement and all of the Company’s and Seller’s documents and work papers (including those of the Company’s accountants and auditors) used in the preparation of the Estimated Closing Statement, in each case, as Buyer or such Representative reasonably requests in connection with their review of the Estimated Closing Statement, and subject to entry into customary confidentiality and access letters if requested. If Seller and Buyer are unable to resolve any dispute with respect to the Estimated Closing Statement, such dispute shall not under any circumstance delay the Closing, and the amounts set forth therein shall be as calculated by Seller for the purposes of the Closing.
(b) The Estimated Closing Statement shall be accompanied by the contemporaneous delivery by Seller of a written statement setting forth the recipients, the respective amounts and the bank accounts to which each of the amounts pursuant to Section 2.04(a) shall be paid (the “Closing Payments Statement”).
Section 2.04 Payment of Aggregate Purchase Price; Closing Deliverables. At the Closing:

(a) Buyer will make (or cause to be made) the following payments:
(i) to Seller, the Estimated Aggregate Purchase Price;
(ii) on behalf of the Company, to the account or accounts designated in the Debt Payoff Letters, the Debt Payoff Amount; and
(iii) to the parties entitled to payment of any Transaction Expenses, on behalf of the Company, all Transaction Expenses owed to such parties for which final invoices have been provided prior to the Closing (to the extent such Transaction Expenses have not been satisfied prior to the Closing).
(b) Buyer will deliver to the Company and Seller:
(i) a certificate, dated as of the Closing Date, executed by a duly authorized officer of Buyer, certifying to the satisfaction of the conditions set forth in Section 7.03;
(ii) a counterpart to the Transition Services Agreement, duly executed by an authorized officer of Buyer; and
(iii) a counterpart to the Intellectual Property License Agreement, duly executed by an authorized officer of Buyer.
(c) Seller or the Company will deliver to Buyer:
(i) the stock certificate representing the Shares, accompanied by a duly executed stock power (provided that in lieu thereof, Seller may deliver a scan of such certificate and arrange for delivery of the physical certificate promptly following Closing);
(ii) a certificate, dated as of the Closing Date, executed by a duly authorized officer of the Company and officer of Seller, certifying to the satisfaction of the conditions set forth in Section 7.02 with respect to the Company or Seller, as applicable;
(iii) a counterpart to the Transition Services Agreement, duly executed by a duly authorized signatory of Seller;
(iv) a counterpart to the Intellectual Property License Agreement, duly executed by a duly authorized signatory of Seller;
(v) duly executed resignation letters of the officers and directors of the Company as may be requested by Buyer as set forth in Section 6.17 and in each case effective as of the Closing;
(vi) a copy of the duly executed payoff letter in customary form (the “Debt Payoff Letter”) with respect to the Indebtedness of the Company under the Credit Agreement that (A) specifies the aggregate amount required to be paid to fully satisfy all amounts outstanding as of the Closing with respect to such Indebtedness (the “Debt Payoff Amount”) and (B) provides for the release of all Liens and other security over the properties and assets of the Company that secure all such amounts upon payment of the Debt Payoff Amount;
(vii) documentary evidence reflecting the removal of the Persons authorized to draw thereupon or have access to the Bank Accounts set forth in Section 6.18;
(viii) an executed IRS Form W-9 or IRS Form W-8 from each recipient of the Debt Payoff Amount or payment of Transaction Expenses;
(ix) an executed IRS Form W-9 from Seller; and
(x) a certificate of non-foreign status from Seller meeting the requirements of Treasury Regulations Section 1.14452(b), duly executed by an authorized officer of Seller.
(d) Unless otherwise designated by the payee thereof, all payments to be made pursuant to this Section 2.04 shall be made (i) by wire transfer of immediately available funds and (ii) to the applicable bank account or accounts designated in the Closing Payments Statement or, with respect to the Transaction Expenses, as set forth in the final invoices in accordance with Section 2.04(a)(iii).
Section 2.05 Post-Closing Adjustment.
(a) As promptly as practicable, but no later than 90 days after the Closing Date, Buyer shall cause the Company to prepare and deliver to Seller a written statement (the “Closing Statement”) setting forth Buyer’s and the Company’s good faith calculation of (i) Closing Cash, (ii) Closing Working Capital, (iii) Closing Indebtedness, (iv) Transaction Expenses and (v) Replacement LTI Award Cost, in each case, determined in accordance with the Accounting Principles and as of the Cut-Off Time on a reasonable basis, together with such schedules and data with respect to the determination of the foregoing to reasonably support the calculations set forth in the Closing Statement. The Closing Statement shall entirely disregard (x) effects on the assets or liabilities of the Company as a result of the Transactions or of any financing or refinancing arrangements entered into at any time by Buyer or its Affiliates or any other transaction entered into by Buyer or its Affiliates in connection with the consummation of the Transactions, if any, (y) all plans, transactions and changes that Buyer intends to initiate or make or cause to be initiated or made after the Closing with respect to the Company or its business or assets and (z) all facts and circumstances that are unique or particular to Buyer. Following delivery of the Closing Statement and until the Closing Statement has become final and binding as set forth in this Section 2.05, Buyer shall provide to Seller and its Representatives reasonable access to all relevant information and personnel of the Company in connection with Seller’s review of the Closing Statement. Buyer shall also provide all of the Company’s documents and work papers (including those of the Company’s accountants and auditors) used in the preparation of the Closing Statement, in each case, as Seller or such Representatives reasonably requests in connection with their review of the Closing Statement, and subject to entry into customary confidentiality and access letters if requested.

(b) If Seller disagrees with the Closing Statement or the calculations of the amounts set forth in the Closing Statement, then within 45 days after receipt of the Closing Statement, Seller may deliver written notice to Buyer (a “Dispute Notice”). The Dispute Notice shall set forth in reasonable detail the reason for such disagreement and Seller’s proposed alternative calculations with respect to the items or amounts with which it disagrees (each, a “Disputed Item”). Any item or amount not specifically objected to in the Dispute Notice (an “Undisputed Item”) shall become final and binding on the parties for purposes of this Agreement, except to the extent that an adjustment to a Disputed Item made in accordance with this Section 2.05 requires an offsetting adjustment to be made to an Undisputed Item. If Seller fails to deliver a Dispute Notice to Buyer within 45 days after delivery of the Closing Statement to Seller, or if Seller notifies Buyer in writing that it will not deliver a Dispute Notice, then the Closing Statement in its entirety shall be final and binding on the parties for purposes of this Agreement.
(c) If Seller delivers a Dispute Notice within 45 days after delivery of the Closing Statement to Seller, Buyer and Seller shall negotiate in good faith to resolve each Disputed Item. Any resolution agreed to in writing by Buyer and Seller with respect to each Disputed Item shall be final and binding on the parties for purposes of this Agreement. If Buyer and Seller are able to resolve any of the Disputed Items, the Closing Statement shall be modified to the extent necessary to reflect such resolution. If Buyer and Seller are able to resolve all of the Disputed Items, then the Closing Statement, adjusted to reflect such resolution of all Disputed Items, shall be final and binding on the parties for purposes of this Agreement. If any Disputed Item remains unresolved within 20 days after delivery of the Dispute Notice, then either Buyer or Seller may refer only such unresolved Disputed Items to the Accounting Arbitrator for final determination.
(d) Buyer and Seller shall each have the opportunity to provide written submissions regarding their positions on the remaining unresolved Disputed Items to the Accounting Arbitrator no later than 20 days after the date the remaining unresolved Disputed Items are referred to the Accounting Arbitrator. There shall be no material ex parte communication with the Accounting Arbitrator. Buyer and Seller shall: (i) to the extent practical, provide all other items in their possession reasonably requested by the Accounting Arbitrator; and (ii) provide copies of all of the foregoing to each other (in each case in such a manner so as not to waive or eliminate any privilege applicable to any such information, if possible).
(e) The Accounting Arbitrator shall consider only (i) those Disputed Items submitted to it for resolution and (ii) any Undisputed Items or Disputed Items previously resolved between Buyer and Seller that require an offsetting adjustment to be made in connection with the resolution of such Disputed Items. In resolving each such Disputed Item, the Accounting Arbitrator (i) shall resolve such Disputed Item in accordance with the provisions of this Agreement, including the definitions of Cash, Indebtedness, Working Capital, Transaction Expenses and Replacement LTI Award Cost (as applicable), (ii) shall make its determination based solely on the written presentations and supporting material provided by Buyer and Seller and not pursuant to any independent review and (iii) may not assign a value to any item (A) greater than the greatest value for such item claimed by either Buyer or Seller or (B) less than the smallest value for such item claimed by either Buyer or Seller, in each case in such party’s final submission to the Accounting Arbitrator. The Accounting Arbitrator shall act as an expert and not an arbitrator, and shall not have the power to modify or amend any term or provision of this Agreement.
(f) The parties shall instruct the Accounting Arbitrator to deliver to Buyer and Seller, as promptly as practicable, but no later than 30 days after its appointment, a written report setting forth (i) the resolution of each Disputed Item submitted to it and (ii) all adjustments that are required to be made to any Undisputed Items or Disputed Items previously resolved between Buyer and Seller to reflect such resolution (the “Arbitrator’s Report”). The Arbitrator’s Report and the revised Closing Statement reflecting the foregoing shall be final and binding upon the parties for purposes of this Agreement and shall not be subject to court review or otherwise appealable, absent manifest error.
(g) The fees, costs and expenses of the Accounting Arbitrator shall be borne by (i) Buyer in the proportion that (A) the aggregate dollar amount of the Disputed Items that are resolved in favor of Seller bears to (B) the aggregate dollar amount of the Disputed Items submitted to the Accounting Arbitrator and (ii) Seller in the proportion that (A) the aggregate dollar amount of the Disputed Items that are resolved in favor of Buyer bears to (B) the aggregate dollar amount of the Disputed Items submitted to the Accounting Arbitrator, in each case, as finally determined by the Accounting Arbitrator. For example, should the Disputed Items total $1,000 and the Accounting Arbitrator awards $600 in favor of Seller, 60% of the aggregate amount of fees, costs and expenses of the Accounting Arbitrator’s review and production of the Arbitrator’s Report would be borne by Buyer and 40% of such aggregate fees, costs and expenses would be borne by Seller.
(h) If the Post-Closing Adjustment Amount is a positive number, then, within two Business Days following the final determination thereof pursuant to this Section 2.05, Buyer shall pay Seller an amount equal to the Post-Closing Adjustment Amount by wire transfer of immediately available funds to the account or accounts designated in writing by Seller. If the Post-Closing Adjustment Amount is a negative number, then, within two Business Days following the final determination thereof pursuant to this Section 2.05, Seller shall pay to Buyer an amount equal to the absolute value of the Post-Closing Adjustment Amount by wire transfer of immediately available funds to the account or accounts designated in writing by Buyer. If the Post-Closing Adjustment Amount is zero, then neither Buyer nor Seller shall make any payment to the other.
(i) All payments made pursuant to Section 2.05(h) shall be treated as an adjustment to the Aggregate Purchase Price by the parties for all purposes under this Agreement and for Tax purposes, unless otherwise required by applicable Law.
Section 2.06 Withholding. Buyer and Seller and each of their respective Affiliates and agents shall be entitled to deduct or withhold from any payment pursuant to this Agreement such amounts as are required to be withheld under applicable Tax Law; provided that, before deducting or withholding any amount paid by Buyer pursuant to this Section 2.06 (other than in the case of a compensatory payment or any deduction or withholding that results from the failure to provide a form contemplated by Section 2.04(c)(viii) or (ix) or certificate contemplated by Section 2.04(c)(x)), Buyer shall: (a) provide the Person in respect of which such deduction or withholding is required reasonable prior written notice of such anticipated deduction or withholding (together with any legal basis therefor), (b) provide such Person with a reasonable opportunity to deliver any forms or other documentation or take any other steps to avoid such deduction or withholding in accordance with applicable Tax Law, and (c) reasonably consult and cooperate with such Person to attempt to reduce or eliminate such deduction or withholding. To the extent that any such amounts are so withheld and paid over to the proper Governmental Authority, such withheld and deducted amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
Article III
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as disclosed in the Schedules (subject to the applicable provisions of Section 1.02), Seller represents and warrants to Buyer as follows.
Section 3.01 Organization. Seller is duly organized, validly existing and in good standing under the Laws of the State of Delaware.
Section 3.02 Authority; Binding Effect. Seller has all requisite corporate power and authority to, (a) execute and deliver this Agreement and each Transaction Agreement to which it is or will be a party, (b) perform its obligations hereunder and thereunder and (c) consummate the Transactions and the transactions contemplated by each Transaction Agreement to which it is or will be a party. The execution and delivery of this Agreement and each Transaction Agreement to which it is or will be a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the Transactions and the transactions contemplated by each Transaction Agreement to which it is or will be a party have been duly authorized by all necessary corporate action on the part of Seller. This Agreement and each Transaction Agreement to which Seller is or will be a party has been, or will be (as applicable), duly executed and delivered by Seller. Assuming due authorization, execution and delivery of such agreements by the other parties thereto, such agreements constitute the valid and binding obligation of Seller, enforceable against Seller in accordance with their terms, except as such enforceability may be limited by applicable Bankruptcy Laws and Principles of Equity.
Section 3.03 Consents and Approvals; No Violation.
(a) The execution and delivery of this Agreement and the other Transaction Agreements to which it is or will be a party by Seller does not, and the performance by such Seller of this Agreement and the other Transaction Agreements to which it is or will be a party and the consummation of the Transactions and the transactions contemplated by each Transaction Agreement to which it is or will be a party will not require Seller to obtain any Consent from any Governmental Authority, except for (i) compliance with the Securities Act, the Exchange Act and any state securities or “blue sky” laws, (ii) the applicable requirements of the

HSR Act, and (iii) those Consents, the failure of which to be obtained or made would not reasonably be expected to have a Seller Material Adverse Effect.
(b) The execution and delivery of this Agreement and the other Transaction Agreements to which it is or will be a party by Seller does not, and the performance by Seller of this Agreement and the other Transaction Agreements to which it is or will be a party and the consummation of the Transactions and the transactions contemplated by each Transaction Agreement to which it is or will be a party will not, (i) contravene, conflict with or violate (A) the Organizational Documents of Seller or (B) assuming compliance with the matters referred to in Section 3.03(a), any Law or Order applicable to Seller or to which the Company or the Business Assets are subject, (ii) result in any breach of, constitute a default (or an event that with or without notice, the lapse of time or both would constitute a default) under, or give rise to any right of termination, cancellation or acceleration of, any Contract to which Seller is a party or by or to which Seller or the Company or the Business Assets are bound or subject, or (iii) create or impose any Lien on the Shares or any of the Business Assets, except, in the case of clauses (i)(B), (ii) and (iii) above, for such breaches, defaults or rights that would not reasonably be expected to have a Seller Material Adverse Effect.
Section 3.04 Absence of Litigation.
(a) There is no Litigation pending or, to the knowledge of Seller, threatened against or affecting Seller that would reasonably be expected to have a Seller Material Adverse Effect.
(b) There are no Orders against or affecting Seller that would reasonably be expected to have a Seller Material Adverse Effect.
Section 3.05 Ownership. Seller is the record and beneficial owner of, and shall transfer to Buyer good, valid and marketable title at the Closing in and to, the Shares, free and clear of all Liens (other than any Liens arising pursuant to applicable securities Laws or Liens incurred by Buyer or its Affiliates). Seller has not granted any option or right, and is not a party to or bound by any Contract that requires or, upon the passage of time, the payment of money or occurrence of any event, would require it to transfer any of the Shares to anyone other than Buyer.
Section 3.06 Brokers. No investment banker, broker, agent or finder retained by or authorized to act on behalf of Seller is entitled to receive any commission, brokerage, finder’s fee or other compensation or payments from the Company in connection with the consummation of the Transactions that will be outstanding following the Closing for which Buyer, the Company or any of their respective Affiliates could become liable or obligated.
Article IV
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as disclosed in the Schedules (subject to the applicable provisions of Section 1.02), Seller represents and warrants to Buyer as follows.
Section 4.01 Organization and Qualification.
(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of California. The Company has all requisite corporate power and authority to own, lease and operate its properties and Assets and to conduct the Business as it is currently being conducted. The Company is duly licensed or qualified and in good standing (with respect to jurisdictions that recognize the concept of good standing) to do business as a foreign corporation in each jurisdiction in which the nature or conduct of its business or the ownership, lease or operation of its properties or Assets makes such license or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.
(b) The Company has provided or otherwise made available to Buyer true, correct and complete copies of the Organizational Documents of the Company, all of which are in full force and effect. The Company is not, nor has been, in violation of any of the provisions of its Organizational Documents.
Section 4.02 Authority; Binding Effect.
(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is or will be a party and perform its obligations hereunder and thereunder and to consummate the Transactions and the transactions contemplated by each Transaction Agreement to which it is or will be a party. The execution and delivery of this Agreement and each Transaction Agreement to which it is or will be a party, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the Transactions and the transactions contemplated by each Transaction Agreement to which it is or will be a party have been duly authorized by all necessary corporate action on the part of the Company. This Agreement and each Transaction Agreement to which the Company is or will be party has been, or will be (as applicable), duly executed and delivered by the Company and, assuming due authorization, execution and delivery of such agreements by the other parties thereto, such agreements constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, except as such enforceability may be limited by applicable Bankruptcy Laws and Principles of Equity.
(b) There are no voting trust agreements, powers of attorney, operating agreements, proxies or any other Contracts to which the Company is a party or by which the Company or any of its Equity Securities is bound relating to (i) the sale, transfer, voting, registration, acquisition, repurchase, distribution rights or disposition of any of the Equity Securities of the Company or otherwise granting any Person any right in respect of the Company’s Equity Securities, or (ii) restrictions on the transfer of the Company’s Equity Securities.

Section 4.03 Ownership of Shares; Capitalization.
(a) The authorized capital stock of the Company consists of 1,000,000 shares of common stock of the Company, of which 983,339 are issued and outstanding. There are no issued or outstanding (i) Equity Securities of the Company other than the Shares, (ii) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal, convertible or exchangeable securities or other contracts that, directly or indirectly, require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase, redeem or retire any Equity Securities of the Company or (iii) stock appreciation, phantom stock, profit participation or similar rights with respect to the Company.
(b) The Shares are owned beneficially and of record by Seller and are duly authorized, validly issued, fully paid and non-assessable, and have not been issued in violation of, and are not subject to, any preemptive, subscription or similar rights.
(c) The Company does not have any Subsidiaries or own any Equity Securities in any other Person.
Section 4.04 Financial Statements; No Undisclosed Liabilities.
(a) Schedule 4.04 sets forth the Financial Statements. The Financial Statements (i) were prepared from, and are consistent in all material respects with, the books and records of the Company, (ii) have been prepared in accordance with GAAP and (ii) fairly present in all material respects the financial condition and results of operations of the Company as of the dates and for the periods indicated, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to normal year-end adjustments (which are not expected to be material to the Company) and the absence of disclosures normally made in footnotes.
(b) The Company does not have any Liabilities, except (i) Liabilities reflected on the Financial Statements, (ii) Liabilities incurred in the Ordinary Course of Business since the Interim Balance Sheet Date, (iii) Liabilities that would not reasonably be likely to be material to the Company, or (iv) Liabilities incurred in connection with the Transactions.
(c) As of the Signing Date, the Company has (i) no Indebtedness defined under clauses (a)(i), (ii), (iv), or (v) of the definition of “Indebtedness” (or any guarantees with respect to the foregoing clauses), other than as set forth on Schedule 4.04(c) and (ii) the Company is not a party to, nor has any commitment to become a party to, any “off balance sheet arrangement.”
(d) Seller has sufficient accounting controls in place to provide reasonable assurances that, (i) with respect to the Company all transactions are executed in accordance with management’s general or specific authorizations, (ii) all transactions are recorded as necessary to permit preparation of Seller’s financial statements in conformity with GAAP and to maintain asset accountability, (iii) with respect to the Company access to assets is given only in accordance with management’s general or specific authorizations and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
Section 4.05 Absence of Certain Changes or Events. Since January 1, 2020, there has not occurred any event, condition, change or effect that has had, or would reasonably be expected to have, a Material Adverse Effect. During the period from January 1, 2020 to the Signing Date, the Business has been conducted in the Ordinary Course of Business in all material respects. During the period from January 1, 2020 to the Signing Date, neither Seller nor any of its Subsidiaries (in each case, with respect to the Business) has taken any actions, which if taken after the Signing Date, would have required the consent of Buyer pursuant to Sections 6.01(c), (e), (g), clauses (ii), (iii), (iv), (v), (vii) and (viii) of (i), (j), (n), (o), (p), or (t).
Section 4.06 Consents and Approvals; No Violation.
(a) The execution and delivery of this Agreement and each Transaction Agreement to which it is or will be a party by the Company does not, and the performance by the Company of this Agreement and each Transaction Agreement to which it is or will be a party and the consummation of the Transactions and the transactions contemplated by each Transaction Agreement to which it is or will be a party by the Company will not require the Company to obtain any Consent from any Governmental Authority, except for (i) compliance with the Securities Act, the Exchange Act and any state securities or “blue sky” laws, (ii) the applicable requirements of the HSR Act, and (iii) those Consents, the failure of which to be obtained or made would not reasonably be expected to be material to the Company.
(b) The execution and delivery of this Agreement and each Transaction Agreement to which it is or will be bound by the Company does not, and the performance by the Company of this Agreement and each Transaction Agreement to which it is or will be a party and the consummation of the Transactions and the transactions contemplated by each Transaction Agreement to which it is or will be a party by the Company will not (i) contravene, conflict with or violate (A) the Organizational Documents of the Company or (B) assuming compliance with the matters referred to in Section 4.06(a), any Law or Order applicable to the Company or to which the Company or the Business Assets are subject, (ii) result in any breach of, or constitute a default (or an event that with or without notice, the lapse of time or both would constitute a default) under, require any consent under, result in any payment being required or penalty under, or give rise to any right of termination, modification, cancellation or acceleration of any material obligations or loss of a material benefit under any Contract to which the Company is a party or (iii) create or impose any Lien on the Shares or any of the Business Assets, except in the case of clauses (i)(B), (ii) and (iii), for such conflicts, violations, breaches or defaults that would not reasonably be expected to be material to the Company.
Section 4.07 Litigation. There are no Orders or Litigation, pending or, to the knowledge of Seller, threatened (including “cease and desist” letters or invitations to take a license), against the Company or any of its properties or rights, in each case, that would reasonably be expected to be material to the Company. There is no Litigation that seeks an Order restraining, enjoining or otherwise prohibiting or making illegal any of the Transactions. The Company is not the subject of any pending, or to the knowledge of Seller, threatened investigation or inquiry by any

Governmental Authority, except for such investigations that would not reasonably be expected to be material to the Company.
Section 4.08 Compliance with Laws. The operations of the Business are not being, and since January 1, 2016, have not been, conducted in violation of any Law or Order or Data Security Requirement applicable to the Business, except for violations that would not reasonably be expected to be material to the Company. The Company has not received, at any time since January 1, 2016, any written, or to Seller’s knowledge, oral notice from any Governmental Authority or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any Law or Order by the Business, except for notices with respect to matters that would not reasonably be expected to be material to the Company.
Section 4.09 Anti-Money Laundering, Anti-Corruption and Anti-Bribery Laws. None of the Company, nor, to the knowledge of Seller, any director, officer agent, employee or other person associated with or acting on behalf of the Company has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977 or any other applicable laws or regulations relating to anti-bribery or anti-corruption (collectively, “Anti-Corruption Laws”), or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment. The operations of the Company are and have since January 1, 2016 been conducted in compliance with the applicable money laundering laws of all jurisdictions having jurisdiction over the Company (collectively, the “Anti-Money Laundering Laws”). No Litigation or, to the knowledge of Seller, investigation conducted by any Governmental Authority involving the Company or any director, officer, or employee of the Company with respect to Anti-Corruption Laws or Anti-Money Laundering Laws is pending or, to the knowledge of Seller, threatened.
Section 4.10 Economic Sanctions. The Company is, and since January 1, 2016 has been, in compliance in all material respects with applicable Sanctions and Export Control Laws. None of the Company nor, to the knowledge of Seller, any of its directors, officers, employee, agents, or other persons acting on behalf of the Company (in each case, in their capacity as such) is currently or since January 1, 2016 has been (x) a Sanctioned Person, (y) engaging in any transactions or business dealings with any Sanctioned Person, or (z) engaging in any transactions or business dealings in or with any Sanctioned Country.
Section 4.11 Permits. The Company holds, and is in compliance with, all Permits that are necessary for the operation of the Business as conducted as of the Signing Date and as of the Closing Date, or that are necessary for the lawful ownership of its properties and the Business Assets, except to the extent that any such failure to hold Permits or any such non-compliance or the failure to own such properties or Business Assets would not reasonably be expected to be material to the Company. All such Permits are in full force and effect and will be in full force and effect immediately after giving effect to the Transactions, except to the extent that any such failure to be in full force and effect would not reasonably be expected to be material to the Company. There is no pending or, to the knowledge of Seller, threatened Litigation, investigation or inquiry with respect to the revocation, cancellation, suspension or nonrenewal of any such Permit or any basis therefor, except in each case as would not reasonably be expected to be material to the Company. The Company has not received, at any time since January 1, 2016, any written notification from any Governmental Authority (i) alleging that it is in violation of any of such Permits, (ii) threatening to revoke, cancel, suspend or not renew any such Permit or (iii) seeking to impose fines, penalties or other sanctions for violations of the terms of any such Permit.
Section 4.12 Employee Benefit Plans; ERISA.
(a) Schedule 4.12(a) sets forth a true and complete list of each material Plan and identifies any Plan that is sponsored or maintained by the Company or only covers MyCase Service Providers (each such Plan, a “Company Plan”). With respect to each Company Plan, Seller has made available to Buyer true, correct and complete copies of, as applicable (i) the plan document and all amendments thereto, (ii) the most recent annual report on Form 5500 and attached schedules required to be filed with the IRS (if any), (iii) the most recent summary plan description (if any), (iv) the most recent IRS determination, or opinion or advisory letter, and (v) each trust agreement and insurance or group annuity contract, and with respect to each other Plan listed on Schedule 4.12(a), the Company has made available to Buyer a summary of the material terms thereof. No Plan covers or otherwise provides benefits to an employee, officer, director or other individual service provider who is primarily located outside of the United States.
(b) Neither the Company nor any ERISA Affiliate sponsors, maintains, contributes to (or has an obligation to contribute to), or has any liability (contingent or otherwise) in respect of, (i) any “pension plan” (as defined in Section 3(2) of ERISA) covered by Title IV of ERISA or subject to Section 412 or 4971 of the Code or Section 302 of ERISA or (ii) a “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA) or “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA). Neither the Company nor any of its ERISA Affiliates has incurred nor is reasonably likely to incur any liability under Title IV of ERISA that has not been satisfied.
(c) Except as would not reasonably be expected to result in a material Liability of the Company, (i) each Plan is in compliance in all respects with applicable Law and has been administered and operated in all respects in accordance with its terms, (ii) no Litigation is pending or, to the knowledge of Seller, threatened with respect to any Plan (other than routine claims for benefits payable in the ordinary course and appeals of such denied claims) and no administrative investigation, audit or other administrative proceeding before any Governmental Authority is pending, in progress, or, to Seller’s knowledge, threatened, in each case, with respect to any Plan and (iii) the Company has not engaged in a non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code and Section 406 of ERISA, with respect to any Plan. Each Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code has received, or has timely requested, a favorable determination letter from the Internal Revenue Service and, to the knowledge of Seller, no event has occurred and no condition exists that would reasonably be expected to result in the revocation of any such determination.

(d) Except as would not reasonably be expected to result in a material Liability of the Company, neither the execution or delivery of this Agreement nor the consummation of the Transactions will, either alone or in conjunction with any other event, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any MyCase Service Provider under any Plan or otherwise, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any MyCase Service Provider, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, (iv) directly or indirectly require any contributions or payments to fund any obligations under any Company Plan; or (v) limit or restrict the right to terminate or amend any Company Plan on or following the Closing. Neither the execution and delivery of this Agreement nor the consummation of the Transactions would, or would reasonably be expected to, result in a change (a) in the ownership of a corporation, (b) in the effective control of a corporation or (c) in the ownership of a substantial portion of the assets of a corporation, within the meaning of section 280G of the Code.
(e) No Plan that is a “welfare benefit plan” within the meaning of Section 3(1) of ERISA provides post-termination health or life insurance benefits to current or former employees of the Business, other than pursuant to Section 4980B of the Code or other Law.
(f) The Company does not have any obligation to “gross-up” or otherwise indemnify any MyCase Service Provider for the imposition of an excise tax under Section 4999 of the Code or under Section 409A of the Code.
(g) No Plan, other than Company Plans, will automatically transfer to Buyer or a Subsidiary of Buyer by operation of applicable Law in connection with the Transactions. Except as expressly provided in Section 6.07 or the Transition Services Agreement, upon and following the Closing, Buyer and its Affiliates shall have no Liability under or with respect to any Plan other than the Company Plans.
Section 4.13 Labor Matters.
(a) Neither Seller (with respect to the Business) nor the Company is a party to any collective bargaining agreement or other contract or agreement with a labor union respecting MyCase Service Providers, nor is any such agreement presently being negotiated. Since January 1, 2016, there have been no pending or, to the knowledge of Seller, threatened strikes, work stoppages, walkouts, lockouts, picketing, slowdowns or other material labor disputes against Seller (with respect to the Business) or the Company, or by any employee or other service provider providing services to the Business. To the knowledge of Seller, since January 1, 2016, no labor organization or group of employees of the Business has made a demand for recognition or certification of a bargaining unit. Since January 1, 2016, Seller (with respect to the Business and current or former service providers to the Business) and the Company have been in compliance with all applicable Laws relating to employment and employment practices, terms and conditions of employment, wages, hours of work, “mass layoffs” and “plant closings,” the provision of meal and rest breaks, classification of employees as exempt or non-exempt from overtime pay requirements, classification of individuals as non-employee contractors, immigration, equal employment opportunities (including the prevention of discrimination, harassment, and retaliation), background checks, and occupational safety and health, except, in each case, for instances of non-compliance that would not reasonably be expected to be material to the Business. Since January 1, 2016, there have been no charges, complaints, lawsuits, arbitrations, audits, investigations, grievances, representation or certification proceedings or petitions seeking a representation proceeding pending or, to the knowledge of Seller, threatened, against Seller or the Company before or with the National Labor Relations Board, the Equal Employment Opportunity Commission or any other applicable Governmental Authority, in each case, that would reasonably be expected to be material to the Company. Since January 1, 2016, neither Seller (with respect to the Business) nor the Company has closed any plant or facility, effectuated any material layoffs of employees or implemented any material early retirement or exit incentive program, nor is any such action or program planned or announced any such action or program for the future. Without limiting the generality of any other representation set forth in this Section 4.13(a), to the knowledge of Seller, (i) since January 1, 2016, no allegations or reports of sexual harassment, hostile work environment or similar misconduct have been made against or by any current or former employee of the Business with an annual base salary of $150,000 or more and (ii) none of the Seller or its Subsidiaries is currently seeking, nor has any of Seller or its Subsidiaries entered into, any settlement agreement that relates primarily to an allegation of harassment (including sexual harassment) against or by any current or former employee of the Business.
(b) Seller has provided to Buyer a list of all MyCase Service Providers as of the day prior to the Signing Date (the “Service Provider List”) together with the following information with respect to each employee on the Service Provider List, which is true and complete in all materials respects: (i) hire date; (ii) job title; (iii) base salary or wage rate; (iv) target bonus information; and (v) job location. As of the Signing Date, each MyCase Service Provider who is an employee dedicates at least 75% of his or her average weekly working hours to the Business (the “Service Condition”). Since January 1, 2016, the Company has not employed any individual other than any MyCase Service Provider whose employment will transfer to the Company pursuant to Section 6.07(d). There are no employees of Seller or its Subsidiaries who satisfy the Service Condition but are not included on the Service Provider List. Each independent contractor on the Service Provider List provides services to the Company pursuant to a written agreement that has been provided to Buyer.
Section 4.14 Material Contracts.
(a) The Company has provided to Buyer true, correct and complete copies of each Material Contract as of the Signing Date and Schedule 4.14(a) sets forth a complete and accurate list of the Material Contracts as of the Signing Date. “Material Contracts” means all of the following types of Contracts to which the Company is bound, or to which Seller or any of its Subsidiaries (other than the Company) is bound (with respect to the operation of the Business):
(i) any Contract relating to the employment of any MyCase Service Provider which provides for annual base cash compensation in excess of $250,000 or any Contract providing for any severance or similar payment to any present or former MyCase Service Provider;

(ii) any Contract under or pursuant to which the Company has borrowed money or incurred or guaranteed Indebtedness defined under clauses (a)(i), (ii) or (iv) of the definition of Indebtedness or mortgaged, pledged, or otherwise placed a Lien, except for Permitted Liens, on any material portion of the Business Assets;
(iii) any Contract obligating the Company to make capital expenditures or for which the Company has any liability or obligation, in excess of $50,000 individually or $150,000 in the aggregate;
(iv) any Contract (A) limiting the freedom of the Company to engage in any line of business or geographic region or to compete with any other person or entity, (B) that contains any exclusivity, non-competition, material non-solicitation or material no-hire covenants, or (C) containing a covenant granting to any Person, other than the Company, a right of first refusal, right of first offer, “most favored nation” or similar preferential treatment;
(v) any Contract under which it is lessor of or permits any third party to hold, use or operate any property or Assets, real or personal for which the annual rental or payment commitment is in excess of $50,000 individually or $150,000 in the aggregate;
(vi) any Contract under which it is lessee of any real property or under which it is a lessee of tangible personal property (including capitalized leases) for which the annual rental or payment commitment is in excess of $50,000 individually or $150,000 in the aggregate;
(vii) any partnership or joint venture agreement which involves sharing of revenues, profits, losses, costs, damages or Liabilities by the Company with any other Person;
(viii) any Contract for the purchase of products or services which provided for payments in excess of $150,000 for the twelve month period ended June 30, 2020;
(ix) any Contract relating to the acquisition or disposition, directly or indirectly, by merger or otherwise, (A) Equity Securities of any Person or any operating business or division, or (B) Assets of any Person(s) whose aggregate costs exceed $150,000, under which the Company has any outstanding Liabilities, including any “earn out” or deferred purchase price or similar contingent payment obligations or indemnification obligations;
(x) any Contract that relates to the settlement, waiver, or other compromise of any actual, pending or threatened Litigation involving the Company or the Business that (A) obligates, or has obligated since January 1, 2018, the Company to pay an amount in excess of $150,000; or (B) involves any injunctive or equitable relief or any material restrictions on the operation of the Company or the Business or contemplates or involves any admission of wrongdoing by the Company;
(xi) any Contract for the licensing, acquisition or development of, or grant of rights in or to use material Intellectual Property or material Company Systems, other than (A) customer Contracts entered into in the Ordinary Course of Business, (B) licenses for or other Contracts for the provision of commercially available software, data or services for annual or aggregate payments of less than $150,000, (C) purchase orders made in the Ordinary Course of Business, (D) licenses to Intellectual Property that are ancillary or incidental to the sale, licensing, or provision of products or services granted in the Ordinary Course of Business, and (E) employment or confidentiality agreements entered into in the Ordinary Course of Business; and
(xii) any Contract with Seller or any of its Affiliates.
        In the case of Contracts to which Seller or its Subsidiaries (other than the Company) is bound with respect to the Business, the foregoing thresholds shall be calculated solely with respect to the portion of any such Contract that relates to Business.
(b) Except as would not reasonably be expected to be material to the Company, (i) neither the Company nor Seller, as applicable, nor to the knowledge of Seller, any other party to any Material Contract, is in default or breach under any Material Contract, (ii) neither the Company nor Seller has given to, or received from, any other Person, any written notice regarding any actual, alleged, possible or potential violation or breach of any Material Contract and (iii) there does not exist any event, condition or omission that would constitute such a default or breach (whether by lapse of time or notice or both) under any Material Contract.
(c) Each Material Contract is in full force and effect and is the legal, valid and binding obligation of the Company or Seller, as applicable, and, to the knowledge of Seller, each other party to such Material Contract. To the knowledge of Seller, no party to any Material Contract has cancelled or otherwise terminated any such Contract or provided written notice to the Company or Seller of its intent to cancel, terminate, materially amend or not renew any such Contract.
(d) Schedule 4.14(d) sets forth a true and complete list of the ten largest suppliers, vendors and consultants (measured by aggregate paid consideration for goods or services) during the twelve months ended June 30, 2020 (the “Top Suppliers”). Since December 31, 2019, the Company has not received any written notice, and to Seller’s knowledge, no Top Supplier has or intends to cancel, cease or otherwise terminate its relationship with or materially decrease the amount of business it conducts with the Business. There are no material disputes between the Company or Seller, on the one hand, and any Top Supplier, on the other hand. Schedule 6.13 sets forth a true and complete list of all of the Contracts entered into by Seller and its Subsidiaries that (i) relate to both the operations or conduct of the Business as well as other businesses of one or more of Seller and its Subsidiaries (other than the Company) and (ii) provide for payments in excess of $15,000 with respect to the Business.
Section 4.15 Environmental Matters. Except as would not reasonably be expected to be material to the Company, (i) the Company is, and since January 1, 2016 has been, in compliance with all applicable Environmental Laws and have obtained, and are in compliance with, all Permits required under applicable Environmental Laws, including in connection with the current operation of its properties, assets and business, (ii) there is no Litigation by any Governmental Authority or other Person pending or, to the knowledge of Seller, threatened in writing against the Company under any Environmental Law in connection with the operation of the business, properties or assets of the Company, (iii) the Company has not received any written notice regarding any violation of, or liability under, any Environmental Law, the subject of which is unresolved, (iv) Hazardous Materials have not been released, disposed of or arranged to be disposed of by the Company in a manner or to a location that would reasonably be expected to result in a liability to the Company under any Environmental Law, (v) Hazardous Materials have not been released or threatened to be released at or from any property or facility owned or operated by the Company in violation of Environmental Law or as would reasonably be expected to result in liability to the Company under any Environmental Law, and (vi) the Company has not contractually assumed or provided indemnity against any liability of any other Person under or relating to any Environmental Laws.
Section 4.16 Real Property. The Company does not own, nor has ever owned, any real property, nor is the Company party to any Contract to purchase real property or an interest in real property. The Company is not party to any Lease. Except as would not reasonably be expected to be material to the Company, Seller has a legal, valid existing leasehold estate in the San Diego Leased Real Property and the San Diego Lease is the legal, valid and binding obligation of Seller and, to the knowledge of Seller, the other party to the San Diego Lease. Except as would not reasonably be expected to be material to the Company, Seller is not in default under the San Diego Lease, nor does any fact or circumstance exist that with the giving of notice, with lapse of time or otherwise, would constitute such a default. To the knowledge of Seller, the other party to the San Diego Lease is not in default under the San Diego Lease, which default would reasonably be expected to be material to the Company. Except as would not reasonably be expected to be material to the Company, no event has occurred, is pending or, to the knowledge of Seller, is threatened, which, after giving of notice, with lapse of time or otherwise, would constitute a default under the San Diego Lease. There is no lease, sublease, license, use, occupancy or similar agreement granting to any party (other than the Company or Seller) any occupancy or use rights for the San Diego Leased Real Property. To the knowledge of Seller, there is no pending or threatened condemnation, zoning, building code or other moratorium proceeding with respect to the San Diego Leased Real Property. Possession and quiet enjoyment of the San Diego Leased Real Property by the Company and Seller under the San Diego Lease has not been disturbed. There has been no rent deferred under the San Diego Lease due to COVID-19 or otherwise that is currently unpaid or outstanding. A true, correct and complete copy of the San Diego Lease, including any such deferral arrangements and agreements, have been provided to Buyer. No capital improvements to the San Diego Leased Real Property have been planned or started by Seller or the Company that have not been completed. The San Diego Leased Real Property is the only real property and interests in real property necessary or material to the conduct of the Business. Upon the assignment and transfer, in accordance with and subject to Section 6.12, of the San Diego Lease by Seller to the Company, the Company will have exclusive use and occupancy of the San Diego Leased Real Property free and clear of any rights or tenancies of third parties (including Seller).
Section 4.17 Intellectual Property.

(a) Schedule 4.17(a) sets forth a true and complete list of (i) issued patents and pending patent applications, (ii) registered trademarks and pending applications for registration of trademarks, (iii) registered copyrights, and (iv) registered Internet domain names, in each case that are as of the Signing Date owned by the Company (or Seller and its other Affiliates, with respect to any of the same included in the Transferred Assets) (the “Company-Owned Registered IP” and, together with all other Intellectual Property owned or purportedly owned by the Company (or owned or purportedly owned by Seller or any of its other Affiliates to the extent included in the Transferred Assets), the “Company-Owned IP”). The Company or Seller or its Affiliates, as applicable exclusively owns the material Company-Owned IP free and clear of all Liens, except for Permitted Liens. The Company-Owned Registered IP is subsisting, unexpired, and to the knowledge of Seller, valid and enforceable.
(b) (i) The conduct of the Business as currently conducted does not infringe or misappropriate any Intellectual Property of any Person in any material respect, and (ii) to the knowledge of Seller, no Person is materially infringing or misappropriating any material Company-Owned IP.
(c) The Company, Seller and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of the trade secrets included in the Company-Owned IP in all material respects. The Company has required each employee, consultant, and contractor engaged in the creation, invention or development of material Company-Owned IP to execute a confidentiality and intellectual property assignment agreement or similar agreement assigning to the Company or Seller or any of its Subsidiaries its ownership of such Intellectual Property, except to the extent such ownership would otherwise vest in the Company or Seller or any of its Subsidiaries by operation of law. To the knowledge of Seller, no Person is in breach of any such agreements.
(d) Since January 1, 2018: (i) there have not been any material failures or breakdowns of any of the Company Systems used in the Business that have caused a substantial disruption to the operation of the Business and (ii) no Person has gained unauthorized access to any Company System controlled by Seller or its Affiliates (or to the knowledge of Seller, otherwise used in the Business) or gained unauthorized access to or exfiltrated from any Company System controlled by Seller or its Affiliates (or to the knowledge of Seller, otherwise used in the Business) any Confidential Information (including Personal Data), owned, collected or obtained by or on behalf of the Company (or by or on behalf of Seller or its other Affiliates, with respect to the Business), except in the case of both (i) and (ii) for those failures, breakdowns or incidents that have been remediated in all material respects without the duty to notify any Person under applicable privacy Laws. The Company, Seller and its other Subsidiaries (with respect to the Business) have implemented commercially reasonable security measures designed to protect the integrity and security of the Company Systems controlled by Seller or its Affiliates (and to the extent commercially practicable, otherwise used in the Business) against loss, unauthorized access to or misuse by third parties.
(e) None of (x) the material proprietary software owned by the Company (or by Seller or its other Subsidiaries, with respect to the Business, and included in the Transferred

Assets) (the “Company Software”) or (y) Licensed Seller Software (as defined in the Intellectual Property License Agreement), uses, incorporates or has been combined with or linked to any software that is subject to any “open source” license and has been licensed, made available, conveyed or distributed to any third party by the Company (or by Seller or its other Subsidiaries) in any manner that (i) requires any distribution of the source code of any Company Software under such circumstances, (ii) restricts the Company from charging a fee for such Company Software, or (iii) requires that any Company Software be licensed for the purpose of making modifications or derivative works. No source code for any material Company Software has been disclosed or licensed by the Company to a third party, nor does any third party have a contingent right to access any such source code, except, in each case, with respect to employees, consultants, independent contractors and agents of the Company acting on the Company’s behalf.
Section 4.18 Taxes.
(a) All income and other material Tax Returns that are required to be filed by or on behalf of the Company, or by Seller with respect to the Company, the Business or the Transferred Assets, have been timely filed (taking into account any applicable extension of time within which to file). All such Tax Returns are true, correct and complete in all material respects.
(b) The Company, and Seller with respect to the Company, the Business or the Transferred Assets, has timely paid all income and other material Taxes that are due and payable (whether or not shown as due on any Tax Return). To the extent income and other material Taxes of the Company are not yet due and payable, full reserves have been made in the Financial Statements for such Taxes in accordance with GAAP.
(c) There are no liens with respect to Taxes upon any asset of the Company, except for Permitted Liens.
(d) The Company, and Seller with respect to the Company, the Business and the Transferred Assets, is not currently the subject of an audit or other examination, investigation, proceeding or claim relating to the payment of material Taxes of the Company by any Governmental Authority. The Company has not received any written notices from any Governmental Authority that such an audit or other examination investigation, proceeding or claim is contemplated or pending.
(e) The Company has not entered into a written agreement or waiver extending any statute of limitations relating to the payment or collection of any material Taxes of the Company that has not expired.
(f) All material Taxes that the Company is required by Law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, member or other third party have been duly withheld or collected, and have been timely paid over to the proper Governmental Authorities to the extent due and payable.

(g) The Company (i) has not been a member of an affiliated group or filed or been included in a combined, consolidated or unitary income Tax Return (other than an affiliated or other Tax group the common parent of which is Seller), (ii) has no any Liability for Taxes of another Person (other than the Company or any member of an affiliated or other Tax group the common parent for which is Seller) under Treasury Regulations Section 1.1502-6 or other provision of Law or as a transferee or successor, and (iii) is not a party to or bound by, or liable for any Taxes as a result of, any Tax allocation, Tax indemnification or Tax sharing agreement or arrangement (other than any commercial agreements or arrangements entered into in the ordinary course of business and the principal subject matter of which is not Taxes, such as a credit agreement or lease).
(h) No written claim has been made by any Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to material taxation by, or required to file Tax Returns in, that jurisdiction.
(i) The Company has not participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).
(j) All material deficiencies asserted or assessments with respect to Taxes of the Company, including as result of any examination by any Governmental Authority, have been fully paid.
(k) The Company will not be required to include any material item of income in, or exclude any material item of deduction from, income for any Tax period (or portion thereof) ending after the Closing Date as a result of any (i) change in (or incorrect) method of accounting made prior to Closing pursuant to Section 481(a) of the Code (or any comparable provision of other applicable Law), (ii) closing agreement described in Section 7121 of the Code (or any comparable provision of other applicable Law) entered into prior to the Closing, (iii) “intercompany transaction” within the meaning of Treasury Regulation Section 1.1502-13 (or any comparable provision of other applicable Law) occurring prior to the Closing, (iv) “excess loss account” within the meaning of Treasury Regulation Section 1.1502-19 (or any comparable provision of other applicable Law) in existence prior to the Closing, (v) installment sale or open transaction disposition prior to the Closing, or (vi) prepaid amount received prior to the Closing.
(l) The Shares are not “loss shares” within the meaning of Treasury Regulations Section 1.1502-36 and the Company will not be required to make any adjustment to any Tax attribute (including the Tax basis of any asset) under Treasury Regulation Section 1.1502-36 (or any comparable provision of other applicable Law) as a result of the Transactions.
(m) The Company has not been either a “distributing corporation” or a “controlled corporation” within the respective meanings of such terms under Section 355(a)(1)(A) of the Code in a distribution of stock qualifying under Section 355 of the Code in the two years before the date of this Agreement.

(n) The Company is not, and has not been during the five-year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.
(o) The Company has not, and has never been, engaged in a trade or business, or had a “permanent establishment” (as defined in any applicable income tax treaty or under any applicable Law) or a fixed place of business, in any country other than the United States.
(p) The Company has not executed any power of attorney that will remain in force following the Closing with respect to any Tax.
(q) The Company has not deferred the employer’s share of any “applicable employment taxes” under Section 2302 of the Coronavirus Aid, Relief, and Economic Security (CARES) Act.
(r) Notwithstanding any other provision of this Agreement, (i) the representations and warranties contained in this Section 4.18, Section 4.05, or Section 4.12 (to the extent related to Taxes) constitute the sole and exclusive representations and warranties with respect to the Company relating to any Taxes or Tax Returns, and (ii) nothing in this Agreement (including this Section 4.18) shall be construed as providing a representation or warranty with respect to the existence, amount, expiration date or limitations on (or availability of) any Tax attribute of the Company following the Closing.
Section 4.19 Insurance. Each insurance policy maintained by or for the benefit of the Business or the Company or pursuant to which the Company is a named insured or otherwise a beneficiary, is in full force and effect and all premiums due and payable thereon have been paid in full. Schedule 4.19(a) sets forth a true and complete list, as of the Signing Date, of each such insurance policy. Schedule 4.19(b) sets forth a true and complete list of each insurance claim pending, as of the Signing Date, made by, for the benefit of, or with respect to the Company or the Business. Seller and the Company have not (a) received a written notice of cancellation or non-renewal with respect to such insurance policy or (b) taken any action or failed to take any action which would (i) constitute a material breach or material default of such insurance policy or (ii) permitted the termination or modification of any such insurance policy in any material respect. There is no material Litigation pending under any such insurance policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy.
Section 4.20 Sufficiency of Assets.
(a) Taking into account the Transition Services Agreement and the Intellectual Property License Agreement (and the services provided and rights and licenses granted under each such agreement or specifically excluded from either such agreement), and assuming that all Consents required or contemplated to be made or obtained in connection with the execution, delivery and performance of the Transaction Agreements (including with respect to Shared Contracts) the properties and Assets owned by, licensed to, or leased to the Company or to which the Company otherwise has and will, immediately following the Closing have, rights (other than the Seller Marks), and the Transferred Assets, constitute all of the properties, assets, rights and services necessary in all material respects to conduct the Business independent from Seller following the Closing as conducted as of the Signing Date. Seller and its Subsidiaries have good and valid title to the Transferred Assets, free and clear of all Liens (other than any Permitted Liens).
(b) The Company does not own or hold any Assets or have any Liabilities other than those Assets primarily or exclusively relating to or used in the Business (or, with respect to Intellectual Property and embodiments thereof, used in the Business) or Liabilities to the extent relating to, arising out of or resulting from the Business. Seller and its Affiliates (other than the Company) do not own or hold any Assets primarily or exclusively relating to or used in the Business, other than the Transferred Assets and any Shared Contracts.
Section 4.21 Affiliate Transactions. Except (i) as set forth on Schedule 4.21, (ii) any Contracts entered into in connection with employment or engagement by any Person as a MyCase Service Provider, or (iii) any Contracts providing for salary or other compensation or benefit under any Plan or in the Ordinary Course of Business, none of Seller or any of its Subsidiaries (other than the Company), or any officer, director or employee of the foregoing (other than a Non-Management Employee), or any officer or director of the Company or, to Seller’s knowledge, any individual in the immediate family of the foregoing (each an, the “Affiliated Party”), is a party to any Contract with the Company (other than a customer Contract or a vendor contract in the Ordinary Course of Business and, in each case, on arms’ length terms), owes any money to the Company (except for advances in the Ordinary Course of Business) or has any material interest in any Business Asset.
Section 4.22 Accounts Receivable; Accounts Payable.
(a) All of the accounts receivable of the Company (i) arose in bona fide arms’ length transactions in the Ordinary Course of Business, (ii) are valid and enforceable claims, subject to Bankruptcy Laws and Principles of Equity, and (iii) are not subject to set off or counterclaim other than for return or refund policies to which the Company is subject in the Ordinary Course of Business. The collection of any such accounts receivable has not been accelerated in any material respect.
(b) All accounts payable and notes payable of the Company arose in bona fide arms’ length transactions in the Ordinary Course of Business and no such account payable or note payable is delinquent in its payment except to the extent disputed in good faith by Seller or the Company. Since the Interim Balance Sheet Date, the accounts payable of the Company has been paid in the Ordinary Course of Business except to the extent disputed in good faith by Seller or the Company.
Section 4.23 Brokers. No investment banker, broker, agent or finder retained by or on behalf of the Company is entitled to receive any commission, brokerage, finder’s fee or other similar compensation or payments from the Company or any of its Affiliates in connection with the consummation of the Transactions that will be outstanding following the Closing.

Article V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller and the Company as follows:
Section 5.01 Organization. Buyer is duly organized and validly existing and in good standing under the Laws of its jurisdiction of organization.
Section 5.02 Authority; Binding Effect. Buyer has all requisite organizational power and organizational authority to (a) execute and deliver this Agreement and each Transaction Agreement to which it is or will be a party, (b) perform its obligations hereunder and thereunder (c) consummate the Transactions and the transactions contemplated by each Transaction Agreement to which it is or will be a party. The execution and delivery of this Agreement and each Transaction Agreement to which it is or will be a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the Transactions and the transactions contemplated by each Transaction Agreement to which it is or will be a party have been duly authorized by all necessary organizational action on the part of Buyer. This Agreement and each Transaction Agreement to which Buyer is or will be a party has been, or will be (as applicable), duly executed and delivered by Buyer. Assuming due authorization, execution and delivery by the other parties thereto, such agreements constitute the valid and binding obligation of Buyer, enforceable against Buyer in accordance with their terms, except as such enforceability may be limited by applicable Bankruptcy Laws and Principles of Equity.
Section 5.03 Consents and Approvals; No Violation.
(a) Except for the applicable requirements of the HSR Act, the execution and delivery of this Agreement by Buyer and each Transaction Agreement which it is or will be a party does not, and the performance by Buyer of this Agreement and each Transaction Agreement which it is or will be a party and the consummation of the Transactions by Buyer and the transactions contemplated by each Transaction Agreement to which it is or will be a party will not require Buyer to obtain any Consent from any Governmental Authority, except for those Consents, the failure of which to be obtained or made would not reasonably be expected to materially impair or delay Buyer’s ability to consummate the Transactions.
(b) The execution and delivery of this Agreement by Buyer and each Transaction Agreement which it is or will be a party does not, and the performance by Buyer of this Agreement and each Transaction Agreement to which it is or will be a party and the consummation of the Transactions by Buyer and the transactions contemplated by each Transaction Agreement to which it is or will be a party will not (i) contravene, conflict with or violate (A) the Organizational Documents of Buyer or (B) assuming compliance with the matters referred to in Section 5.03(a), any Law or Order applicable to Buyer, or (ii) result in any breach of, or constitute a default (or an event that with or without notice, the lapse of time or both would constitute a default) under, or give rise to any right of termination, cancellation or acceleration of any Contract to which Buyer is a party or by or to which Buyer is bound or subject, except, in the case of clauses (i)(B) and (ii) above, for such breaches or defaults that would not reasonably be expected to materially impair or delay Buyer’s ability to consummate the Transactions.
Section 5.04 Absence of Litigation.
(a) There is no Litigation pending or, to the knowledge of Buyer, threatened against Buyer or any of its Affiliates that would reasonably be expected to materially impair or delay Buyer’s ability to consummate the Transactions.
(b) There are no Orders against or affecting Buyer or any of its Affiliates that would reasonably be expected to materially impair or delay Buyer’s ability to consummate the Transactions.
Section 5.05 Financing.
(a) Buyer has delivered to the Company a true, correct and complete copy of the executed equity commitment letter, dated as of the Signing Date, by and among Buyer and Apax X USD L.P., Apax X EUR L.P. and Apax X EUR SCSp (“Investors”) (the “Equity Commitment Letter”), pursuant to which Investors have committed to invest in Buyer, subject to (and only to) the terms and conditions set forth in the Equity Commitment Letter, in cash the amount set forth in the Equity Commitment Letter (the “Financing”), and which provides that Seller is a third-party beneficiary thereof entitled to specific performance in accordance with its terms and subject to the conditions set forth herein and therein.
(b) The aggregate proceeds contemplated by the Equity Commitment Letter will be sufficient, if funded, for Buyer to pay the Estimated Aggregate Purchase Price at the Closing, the Debt Payoff Amount, all other amounts set forth in Section 2.04(a) required to be paid in connection with the consummation of the Transactions and all related fees and expenses required to be paid by Buyer in connection therewith or, in the event of a valid termination of this Agreement pursuant to Section 9.01(e) or Section 9.01(f), all damages payable by Buyer arising from a breach of this Agreement.
(c) The Equity Commitment Letter is (i) a legal, valid and binding obligation of Buyer, and Investors, (ii) enforceable in accordance with its terms against Buyer and Investors and (iii) in full force and effect, except as enforceability may be limited by applicable Bankruptcy Laws and Principles of Equity. The Equity Commitment Letter has not been amended, restated, supplemented or otherwise modified, or compliance with any of the terms thereof waived, and no such amendment, restatement, supplement, modification or waiver is contemplated. As of the Signing Date, Buyer has no knowledge of any event that has occurred which (with or without notice or lapse of time, or both) would or would reasonably be expected to constitute a default or breach or a failure to satisfy a condition on the part of Buyer or Investors under the Equity Commitment Letter. Assuming the conditions set forth in Sections 9.01 and 9.02 are satisfied, neither Buyer nor any Investor has any reason to believe that (A) it or any Investor will be unable to satisfy on a timely basis any term or condition of the Equity Commitment Letter required to be satisfied by it or such other party, (B) the conditions thereof will not otherwise be satisfied or (C) the full amount of the Financing will not be available at the Closing.
(d) There are no conditions or other contingencies related to funding of the full amount of the Financing other than those expressly set forth in the Equity Commitment Letter delivered to the Company prior to the execution and delivery of this Agreement. There are not, and there are not contemplated to be, any side letters or other Contracts or arrangements related to the Financing that could reasonably be expected to adversely affect the timing, conditionality or availability of the funding of the Financing, other than as expressly contained in the Equity Commitment Letter delivered to the Company prior to the execution and delivery of this Agreement.
(e) Under no circumstances is the receipt or availability of any funds or financing (including the Financing) by or to Buyer or any of its Affiliates or any other financing transaction a condition to any of the obligations of Buyer hereunder.
Section 5.06 Solvency. Assuming (a) the satisfaction of the conditions set forth in Section 7.02, (b) the representations and warranties set forth in Article III and Article IV and in any certificate delivered or other agreement delivered pursuant to this Agreement are true and correct in all material respects (without giving effect to any knowledge, materiality or “Material Adverse Effect” qualifiers or limitations, other than in the first sentence of Section 4.05) and (c) immediately prior to the Closing the Company is Solvent, immediately after giving effect to the Transactions, the Company will be Solvent as of the Closing and immediately thereafter. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company.
Section 5.07 Investment Representation. Buyer is an “accredited investor” as defined in Regulation D promulgated by the SEC under the Securities Act. Buyer acknowledges that it is informed as to the risks of the Transactions and of its ownership of the Shares, and further acknowledges that the Shares have not been registered under the U.S. federal securities Laws or under any state or non-U.S. securities Laws. Buyer further acknowledges that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transaction is pursuant to the terms of an effective registration statement under the Securities Act and are registered under any applicable state or foreign securities Laws or pursuant to an exemption from registration thereunder. Buyer is acquiring the Shares for its own account, for investment purposes only and not with a view toward, or for sale in connection with, any distribution thereof, or with any present intention of distributions or selling the Shares, in violation of the federal securities Laws or any applicable non-U.S. or state securities Law.
Section 5.08 Brokers. No investment banker, broker, agent or finder retained by or authorized to act on behalf of Buyer is entitled to receive any commission, brokerage, finder’s fee or other compensation or payments from Buyer, the Company or any of their respective Affiliates in connection with the consummation of the Transactions that will be outstanding following the Closing for which Seller or any of its Affiliates (other than the Company after the Closing) could become liable or obligated.

Section 5.09 Affiliates. Neither Buyer nor any Person or entity controlled by Buyer, nor any Person or entity that controls Buyer, nor any Affiliate or Associate of Buyer, holds an interest exceeding 5% in any entity whose business is the same as the businesses of the Company. For purposes of this Section 5.09, the term “control” shall have the meaning provided in 16 CFR §801.1(b) and the terms “Affiliate” and “Associate” shall have the meanings provided in 16 CFR §801.1(d).
Article VI
COVENANTS

Section 6.01 Conduct of Business. Except (i) as set forth on Schedule 6.01, (ii) as required by Law (including COVID-19 Measures), (iii) as expressly permitted, required or contemplated by this Agreement or (iv) with the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the Signing Date to the earlier of the Closing and the date on which this Agreement is terminated in accordance with Article IX (the “Interim Period”), Seller shall, and shall cause its Subsidiaries (including the Company), to use commercially reasonable efforts to (A) conduct the Business in the Ordinary Course of Business and (B) preserve and maintain intact the Company’s business organization in all material respects. No action or inaction by the Company with respect to the matters expressly addressed by any of the provisions of the following sentence shall be deemed to be a breach of the foregoing sentence unless such action or inaction would constitute a breach of such other provisions. Without limiting the generality of the foregoing, and except (1) as set forth on Schedule 6.01, (2) as required by Law (including any COVID-19 Measures), or (3) as expressly permitted, required or contemplated by this Agreement, during the Interim Period, Seller shall not, and shall cause its Subsidiaries (including the Company) not to take any of the following actions with respect to the Company or the Business as the case may be, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned):
(a) amend the Company’s certificate of incorporation or by-laws;
(b) issue, reissue, sell or grant, or authorize the issuance, reissuance or sale of, Equity Securities of the Company;
(c) declare, set aside or pay any dividend or other distribution of assets in respect of any of the Company’s Equity Securities, in each case, other than (i) any cash dividends and distributions that are declared and paid prior to the Cut-off Time or (ii) in connection with the Pre-Closing Transactions to the extent made prior to the Cut-off Time;
(d) adjust, split, combine, subdivide or reclassify any of the Company’s Equity Securities;
(e) sell, lease, license, transfer or otherwise dispose of any Assets of the Company, other than (i) non-exclusive licenses in the Ordinary Course of Business, (ii) Assets that Seller determines, in its reasonable discretion, are obsolete, immaterial or unsalable and (iii) other Assets in an amount (or that have a value) in the aggregate not to exceed $50,000;
(f) subject the Shares to any Liens or subject any Business Assets to any Liens other than (i) Permitted Liens or (ii) Liens on Business Assets with a value less than $50,000 in the aggregate;
(g) abandon or permit to lapse any material Company-Owned Registered IP, or license any material Company-Owned IP, in each case other than non-exclusive licenses granted in the Ordinary Course of Business;
(h) create, incur, assume or guarantee any Indebtedness of the type set forth in clauses (a)(i), (ii), (iv) or (v) of the definition of “Indebtedness” other than (i) accruing interest on Indebtedness outstanding as of the Signing Date and (ii) Indebtedness that will be repaid at Closing;
(i) (i) enter into, establish, adopt, terminate or amend any Plan (or any plan, agreement, program, policy or other arrangement that would be a Plan if it were in existence as of the Signing Date), other than such actions taken (x) in the Ordinary Course of Business and (y) that are generally applicable to employees of Seller and its Subsidiaries and not to specific MyCase Service Providers, (ii) increase, or commit to increase, the compensation or benefits of any of the MyCase Service Providers, except (x) in the Ordinary Course of Business for MyCase Service Providers who have an annual base salary below $150,000 (“Non-Management Employees”) and (y) increases that are generally applicable to employees of Seller and its Subsidiaries and not to specific MyCase Service Providers, (iii) hire or terminate (other than for cause) any MyCase Service Provider who is not a Non-Management Employee (or if hired would not be a non-Management Employee) or increase the number of employees satisfying the Service Condition by more than 5%, (iv) grant any equity or equity-based awards, severance, termination pay, retention or change in control benefits to any current or former MyCase Service Provider, (v) take any action to accelerate the vesting or payment of any equity or equity-based award held by any MyCase Service Provider under any Plan, other than as required in accordance with the terms of such Plan, (vi) make any loans or advances to, or guarantees for the benefit of, any MyCase Service Provider, except for routine advances for business expenses in the Ordinary Course of Business, (vii) change the duties of any employee of Seller or its Subsidiaries such that the employee satisfies the Service Condition or ceases to satisfy the Service Condition or (viii) transfer any individual other than a MyCase Service Provider into the Company;
(j) make any loans or advances to any Person, except for advances for travel and other normal business expenses to officers and employees in the Ordinary Course of Business;
(k) recognize any union or other labor organization as the representative of any of the employees of the Business, or enter into any new or amended collective bargaining agreement with any labor organization;

(l) cause the Company to invest in, purchase any Equity Securities of, or make any capital contributions to, any Person, or cause the Company to acquire (by merging or consolidating with, purchasing all or substantially all of the Assets or Equity Securities of, or by any other manner acquiring) any Person;
(m) acquire Assets or properties of any Person in excess of $50,000 individually or $200,000 in the aggregate;
(n) settle or compromise any material Tax audit or examination, make, revoke or change any material Tax election, request any ruling with respect to Taxes, amend any material Tax Return, surrender any right to claim a material refund of Taxes, settle or compromise any claim, assessment or dispute with respect to a material amount of Taxes, enter into any closing agreement as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law), or consent to any extension or waiver of any statute of limitations regarding the assessment or collection of any material Tax, in each case, except to the extent that such action relates solely to a Seller Consolidated Return;
(o) make any material change in the Company’s accounting methods, practices or policies, including changing any annual accounting period except as required by Law or applicable accounting standards;
(p) delay or postpone the payment of accounts payables or other liabilities or take any action to accelerate the collection of accounts receivables, or otherwise change any policy or practice regarding extensions of credit, prepayments, sales, collections, receivables or payment of accounts;
(q) enter into, amend or waive in any material respect or terminate (ahead of any scheduled expiration or termination) any Material Contract or, if existing on the Signing Date, any Contract that would be a Material Contract, except (i) in the Ordinary Course of Business or (ii) to renegotiate the terms of, or otherwise extend a Material Contract that has expired or is scheduled to expire prior to, or within six months of, the anticipated Closing Date on terms no less favorable to the Business in any material respect;
(r) cause the Company to enter into any new joint venture, strategic alliance, partnership or similar venture with any other Person, cause the Company to engage in any new line of business that is materially different than the Company’s or the Business’s current lines of business or cause the Company to discontinue the Business;
(s) commence, waive, release, settle or compromise any actions, suits, claims, investigations or Litigation affecting the Company or the Business other than waivers, releases, settlements or compromises involving solely monetary payments to be paid in full prior to the Closing of less than $50,000 individually or $200,000 in the aggregate and which do not impose any restrictions on the operations of the Company or the Business or any other equitable remedies following the Closing and do not contemplate or involve any admission of wrongdoing by the Company or any of its Affiliates with respect to the Business;

(t) make any materially adverse change to the operation or security of the material Company Systems controlled by the Seller or its Subsidiaries and used in the Business, or the Company’s or Business’s policies and procedures with respect to privacy and Personal Data, except (A) as required by applicable Law or (B) for changes to the Company Systems, or policies and procedures with respect to privacy and Personal Data, of Seller and its Subsidiaries that apply to all of such Subsidiaries and do not have undue material adverse impact solely upon the Company Systems controlled by the Seller or its Subsidiaries and used in the Business;
(u) adopt a plan to dissolve, wind-up, liquidate, consolidate, merge or effect any other reorganization, in each case, with respect to the Company; or
(v) enter into any Contract to take any of the foregoing actions.
Section 6.02 Control of Operations. Notwithstanding anything to the contrary set forth in any Transaction Agreement, (i) none of Buyer or any of its respective Affiliates or Representatives shall have, directly or indirectly, the right to control or direct the operations of the Company prior to the Closing and (ii) prior to the Closing, the Company shall have the right to exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations and businesses.
Section 6.03 Consents. Without limiting the generality of Section 10.10, each party shall use commercially reasonable efforts to obtain all Consents from third parties other than any Governmental Authority that Buyer requests in writing be obtained (“Third Party Consents”) in connection with the consummation of the Transactions prior to the Closing. Notwithstanding anything in this Agreement to the contrary, (a) no party shall have any obligation with respect to any Third Party Consents, to agree to (i) commence any Litigation or (ii) offer or grant any accommodation (financial or otherwise) to any third party and (b) the consent of Buyer shall be required with respect to (i) any non de minimis amendment or modification to any Contract for the purposes of obtaining any such Third Party Consent and (ii) any material obligations or accommodations (financial or otherwise) that would be binding on Buyer or any of its Affiliates (including the Company following the Closing). Buyer acknowledges that certain Third Party Consents and waivers with respect to the Transactions may be required from the parties to Contracts to which the Company is a party and that obtaining such Third Party Consents is not a condition to the consummation of the Transactions. Buyer shall promptly reimburse Seller and its Subsidiaries for all out-of-pocket amounts paid in cash to third parties in order to obtain Third Party Consents, in each case with the prior written consent of Buyer. To the extent Buyer does not reimburse Seller or its Subsidiaries for any such amounts paid on or prior to the Cut-Off Time, the Company shall be deemed to have a current asset in the amount of such unreimbursed costs and expenses included in the calculation of Closing Working Capital. This Section 6.03 shall not relate or apply to any Consents sought pursuant to the terms of the Transition Services Agreement.
Section 6.04 Antitrust Notifications and Other Regulatory Approvals.
(a) Each party shall promptly provide all supplemental information and documentation requested by any Governmental Authority relating to any required regulatory approvals and respond as promptly as practicable to any inquires or requests received from any Governmental Authority for additional information or documentation. Subject to the Confidentiality Agreement and applicable Laws, the parties shall coordinate and cooperate fully and promptly with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing.
(b) To the extent not prohibited by applicable Law, each party shall (A) promptly notify and furnish the other parties copies of each (i) filing such party submits to any Governmental Authority and (ii) correspondence or communication between it or any of its Representatives, on the one hand, and any Governmental Authority, on the other hand, in each case relating to the subject matter of this Section 6.04 or the Transactions (and, in the case of any oral communication, a summary of such communication), (B) consult with and permit the other parties to review in advance any proposed filing and any written or oral communication or correspondence by such party to any Governmental Authority relating to the subject matter of this Section 6.04 or the Transactions (provided that copies of filings under the HSR Act need not be shared), (C) consider in good faith the views of such party in connection with any such proposed filing and any such written or oral communication or correspondence to any Governmental Authority relating to the subject matter of this Section 6.04 or the Transactions and (D) promptly inform the other party of any material developments and keep the other party reasonably informed of the progress. Notwithstanding the foregoing, (i) each party shall be permitted to remove any commercially sensitive information before sharing with the other party, or such party’s legal counsel may share complete versions on a counsel-to-counsel basis with the other party’s legal counsel and (ii) nothing in this Agreement shall require the parties to share valuation materials or materials qualifying as Items 4(c) and 4(d) under the HSR Act or written communication regarding the same. No party shall agree to, or permit any of its Affiliates or any of its or their respective Representatives to, participate in any meeting or substantive discussion with any Governmental Authority in respect of any filings, investigation, inquiry or any other matter contemplated by this Section 6.04 or the Transactions unless it consults with the other parties in advance and, to the extent appropriate or permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate in such meeting or discussion.
(c) Notwithstanding anything in this Agreement to the contrary, Buyer and the Company shall take all actions necessary, proper or advisable to (i) obtain all Consents required under or in connection with any Antitrust Law, (ii) enable all waiting periods under any Antitrust Law to expire and (iii) avoid or eliminate all impediments under all Antitrust Laws to cause the Transactions to occur as soon as practicable following the Signing Date and, in any event, prior to the date on which this Agreement is terminated in accordance with Article IX. Such actions shall include (A) as promptly as practicable complying with or modifying all requests and inquiries for additional information or documentation (including any second request) by any Governmental Authority, (B) offering, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, license or other disposition of the Equity Securities, assets, rights, products or businesses of the Company and any other prohibitions against or limitations, conditions or restrictions on, the Company and (C) initiating, opposing, contesting, defending, vacating, terminating, overturning and appealing any threatened or pending Litigation or preliminary or permanent injunction or other Order that would adversely affect the ability of any party to consummate, or otherwise delay the consummation of, the Transactions, and taking other actions to prevent the entry, enactment or promulgation thereof. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require Buyer or its Subsidiaries to offer, take, agree to offer, or agree to take, any of the foregoing actions with respect to any Person other than Buyer, its Subsidiaries or the Company. Notwithstanding anything in this Agreement to the contrary, in no event shall the Company or any of its Affiliates be obligated to commit to take any action pursuant to Section 6.03, this Section 6.04 or Section 10.10, the consummation of which or effectiveness thereof is not conditioned on the consummation of the Closing, or pay any fee or grant any concession in connection with obtaining any Consents, authorizations or approvals required to consummate the Transactions.
(d) From the Signing Date through the date (i) of termination of the required waiting periods under the HSR Act and all other applicable Antitrust Laws and (ii) any Consents of any other applicable Governmental Authority are obtained, Buyer shall not, and shall not permit any of its Subsidiaries to, take any action that could reasonably be expected to hinder or delay the obtaining of clearance or the expiration of the required waiting periods under the HSR Act and such other applicable Antitrust Laws, or the obtaining of such Consents from any applicable Governmental Authorities.
The obligations set forth in this Section 6.04 shall be in addition to, and not in limitation of the generality of, the matters set forth in Section 6.03 and Section 10.10.
Section 6.05 Access to Information.
(a) Subject to the terms of the Confidentiality Agreement and applicable Laws (including COVID-19 Measures), during the Interim Period, Seller shall permit and shall cause its Subsidiaries to permit Buyer and its authorized Representatives to have reasonable access, during normal business hours and upon reasonable advance notice, to the management-level employees and books and records of the Company and the Business. Seller and the Company shall also furnish, or cause to be furnished, to Buyer such financial, Tax and operating data (other than in respect of any Seller Consolidated Returns) and other information with respect to the Company and the Business and its offices, employees, businesses and operations as Buyer shall from time to time reasonably request to the extent reasonably necessary to enable Buyer to complete the Transactions. All access and investigation pursuant to this Section 6.05 shall be coordinated through the Company’s General Counsel (or such Person’s designee) and shall be conducted at Buyer’s expense and in such a manner as not to unreasonably interfere with the normal operations of the businesses of the Company. Buyer acknowledges that Seller and the Company are currently operating (and intend during the Interim Period to operate) their respective businesses remotely and access to the employees and books and records of the Company and the Business may be provided on an electronic or other remote access basis, as reasonably determined by Seller.
(b) Notwithstanding anything in this Agreement to the contrary, during the Interim Period, neither Seller nor the Company shall be required to provide access to or to disclose data or information where such access or disclosure would reasonably be expected to (i)

jeopardize any attorney-client, accountant-client or other privilege of the Company or Seller, (ii) contravene any Law, Contract or any other obligation of confidentiality, or (iii) relate to the Company’s sale process, including any information related to proposals from other Persons relating to any other potential transaction with the Company. Seller shall (A) promptly notify Buyer if any information is withheld by reason of the exceptions in clauses (i) and (ii) of the foregoing sentence and (B) use commercially reasonable efforts to permit the sharing of any information so withheld in a manner consistent with any applicable obligation, Law, or the preservation of any such privilege. Notwithstanding anything in this Agreement to the contrary, prior to the Closing, without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), Buyer shall not, and shall cause its Affiliates and its Representatives not to, contact any supplier, vendor, customer, partner or other business relations of the Company regarding the business, operations, assets, financial condition or prospects of the Company (other than in connection with general industry research without reference to the Transactions) or the Transactions. In addition, prior to the Closing, Buyer shall have no right to perform any sampling, monitoring or other surface or subsurface invasive or intrusive investigation, assessment, testing or analysis of soil, groundwater, building materials, air, or other environmental media of the sort generally referred to as a Phase II environmental investigation at any of the properties or facilities of the Company without the prior written consent of the Company. The Company shall have the right to have one or more of its Representatives present at all times during any visits, examinations, discussions or contacts contemplated by this Section 6.05.
(c) The terms of the Confidentiality Agreement shall continue in full force and effect. Buyer shall hold, and shall cause its Representatives (as defined in the Confidentiality Agreement) to hold, any Evaluation Material (as defined in the Confidentiality Agreement) and other information provided to any of them in connection with the Transactions in confidence in accordance with the terms of the Confidentiality Agreement, which terms shall apply to Buyer as if it was a party thereto and a “Recipient” thereunder.
(d) During the Interim Period, each party shall give written notice to the other party promptly (and in any event, within two Business Days), upon becoming aware of any Effect, that, if it occurred or was continuing as of the Closing Date, would reasonably be expected to (individually or in the aggregate) result in a failure of a condition set forth in Article VII. Notwithstanding the foregoing, no such notice, nor the obligation to make (or failure to make) such notice, shall affect the representations, warranties, covenants of, or the conditions to the obligations of, any party.
Section 6.06 Indemnification of Directors and Officers.
(a) All rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Closing, whether or not asserted or claimed prior to, at or after Closing (including in respect of any matters arising in connection with the Transaction Agreements or the Transactions), existing as of the Signing Date in favor of any D&O Indemnified Person as contained in (i) the certificate of incorporation and by-laws of the Company or (ii) any Contract to which the Company is a party that is set forth in Schedule

6.06(a), in each case in effect as of the Signing Date, shall continue in full force and shall survive the Transactions until the sixth anniversary of the Closing Date. For a period of six years after the Closing Date, (i) the Company shall not amend, repeal or modify any provision in the certificate of incorporation or by-laws of the Company, in each case in effect as of the Signing Date, relating to the exculpation, indemnification or advancement of expenses of any D&O Indemnified Person with respect to acts or omissions occurring at or prior to the Closing, whether or not asserted or claimed prior to, at or after the Closing and (ii) all D&O Indemnified Persons shall continue to be entitled to such exculpation, indemnification and advancement of expenses to the fullest extent permitted by applicable Law as in effect as of the Signing Date. No change, modification or amendment of such documents or arrangements shall be made that could adversely affect any D&O Indemnified Person’s right thereto without the prior written consent of such D&O Indemnified Person.
(b) For six years after the Closing, to the extent provided in the certificate of incorporation or by-laws of the Company, in each case in effect as of the Signing Date, the Company shall: (i) indemnify and hold harmless (and exculpate and release from any liability to Buyer, the Company or any of their respective Subsidiaries) the D&O Indemnified Persons against all D&O Expenses and D&O Losses and (ii) advance, unconditionally and interest-free, to such D&O Indemnified Persons, all D&O Expenses incurred in connection with any D&O Indemnifiable Claim promptly after receipt of statements for any such D&O Indemnifiable Claim. For six years after the Closing, to the extent provided in the certificate of incorporation or by-laws of the Company, in each case in effect as of the Signing Date, none of Buyer, the Company or any of their respective Subsidiaries shall settle, compromise or consent to the entry of judgment in any action or investigation or threatened action or investigation, in each case, against a D&O Indemnified Person without the prior written consent of such D&O Indemnified Person.
(c) At its sole expense, Buyer shall, or shall cause the Company as of the Closing, to obtain and fully pay for “tail” insurance policies (collectively, “D&O Insurance”) naming all D&O Indemnified Persons as direct beneficiaries. The D&O Insurance shall have a claims period of at least six years from and after the Closing Date and be issued by an insurance carrier with the same or better credit ratings as Seller’s current insurance carrier with respect to officers’ and directors’ liability insurance and fiduciary liability insurance. The terms, conditions, retentions and levels of coverage (including as coverage relates to deductibles and exclusions) of the D&O Insurance shall be at least as favorable as the existing D&O Insurance with respect to matters arising out of or relating to acts or omissions occurring or existing (or alleged to have occurred or existed) at or prior to the Closing (including in connection with the Transaction Agreements and the Transactions). Notwithstanding the foregoing, if the cost of such insurance would exceed a one-time premium payment equal to 250% of the annual premium most recently paid by, or allocated with respect to, the Company prior to the Signing Date with respect to officers’ and directors’ liability insurance, then Buyer will, or will cause the Company to, obtain as much coverage as is reasonably available under substantially similar policies for such amount. Buyer shall cause the Company to maintain such D&O Insurance in full force and effect for its full term and will honor all obligations under such D&O Insurance.

(d) If the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving Person of such consolidation or merger or (ii) transfers or conveys 50% or more of its properties and other Assets to any Person (including by liquidation, dissolution or assignment for the benefit of creditors or similar action), then in each such case the Company shall cause proper provision to be made so that the applicable successors and assigns or transferees expressly assume the obligations set forth in this Section 6.06.
(e) The Company shall be a full indemnitor of first resort, shall be required to advance the full amount of all D&O Expenses incurred by a D&O Indemnified Person and shall be liable for the full amount of all D&O Losses to the extent legally permitted and as required pursuant to this Agreement or the Organizational Documents of the Company as of the Signing Date. The immediately preceding sentence shall apply without regard to any rights a D&O Indemnified Person may have against (i) any insurer providing insurance coverage under an insurance policy issued to, or covering, such Person or (ii) any other Persons. To the extent permitted by Law, Buyer and the Company irrevocably waives, relinquishes and releases Seller and each direct and indirect equityholder of Seller from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof.
(f) Notwithstanding anything in this Agreement to the contrary, the rights and benefits of the D&O Indemnified Persons under this Section 6.06 shall not be terminated or modified in any manner adversely affecting such rights or benefits without the prior written consent of such D&O Indemnified Person. The provisions of this Section 6.06 are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Person, his or her heirs and his or her executors, administrators and personal representatives, each of whom is an intended third-party beneficiary of this Section 6.06, and are in addition to, and not in substitution for, any other rights, including rights to indemnification or contribution that any such Person may have by Contract or otherwise. The provisions of this Section 6.06 shall survive the consummation of the Transactions.
Section 6.07 Employee Matters.
(a) Within ten days of the Signing Date, and again five days prior to the anticipated Closing Date, Seller shall revise the Service Provider List to reflect new hires, employment terminations, changes to employment status and any other changes thereto which are not prohibited by this Agreement, and promptly deliver such updated Service Provider List to Buyer.
(b) As of the Closing, the Company shall assume (and shall honor, pay, perform and satisfy) any and all liabilities, obligations and responsibilities to, or in respect of, each (x) MyCase Service Provider (other than any Inactive Employee or Visa Employee who does not become a Continuing Employee in accordance with Section 6.07(b) or Section 6.07(i), as applicable despite Buyer’s satisfaction of its obligations under such Sections) and (y) Inactive Employee or Visa Employee who becomes a Continuing Employee in accordance with Section 6.07(b) or Section 6.07(i) (or who does not become a Continuing Employee due to Buyer’s failure to satisfy its obligations under such Sections), irrespective of whether such liabilities, obligations and responsibilities arise prior to, on or after the Closing (such liabilities, obligations and responsibilities, the “Assumed Employee Liabilities”). Notwithstanding the foregoing, the Assumed Employee Liabilities shall not include, and Seller or its applicable Plan (other than a Company Plan) shall retain the following liabilities (the “Retained Employee Liabilities”): (i) health and welfare Plan claims incurred prior to the end of the applicable “Service Term” under, and subject to the terms of, the Transition Services Agreement (including providing any applicable long-term disability benefits under a Plan with respect to a qualifying disability that occurred prior to the Closing and providing continuation coverage pursuant to Section 4980B of the Code (“COBRA”) with respect to MyCase Service Providers and their qualified beneficiaries who have elected COBRA continuation coverage or experienced a COBRA qualifying event under Seller’s group health plan prior to the Closing); (ii) Liabilities for claims for workers compensation benefits and occupational health claims that are incurred prior to the Closing; (iii) Liabilities under the Seller’s 401(k) plan (other than with respect to any account balances and loans which may be rolled over to a 401(k) plan established by Buyer in connection with Section 6.07(e); (iv) except as provided in Section 6.07(h), Liabilities relating to Seller Equity Awards (including any obligations to issue any Seller Equity Awards pursuant to any offer letters or otherwise); (v) Liabilities of Seller or any of its Subsidiaries immediately prior to the Closing to pay transaction-related bonuses or change in control payments (including the employer portion of any employment, payroll, social security, Medicare, national insurance contributions, unemployment or other Taxes or similar obligations associated with such amounts) to MyCase Service Providers in connection with or resulting from the Closing (unless such liabilities are Transaction Expenses); (vi) Liabilities in respect of Inactive Employees and Visa Employees to the extent described in the first sentence of this Section 6.07(b) and Sections 6.07(d) and 6.07(i), respectively, as not being assumed by Buyer or the Company or as being at Seller’s cost; and (vii) Liabilities under the Cash Incentive Plans and Liabilities in respect of PTO, in each case relating to the period prior to the Closing, that are not included as current liabilities in Closing Working Capital.
(c) For the period beginning on the Closing Date and ending December 31, 2020, the Company shall continue to offer Continuing Employees the benefits set forth on Schedule 6.07(c)(i). Prior to the Closing Date, Seller and its Subsidiaries shall take such necessary actions to transfer each Company Plan set forth on Schedule 6.07(c)(ii) from Seller or any applicable Subsidiary to the Company; provided, that with respect to each such Company Plan that is not an offer letter, the Liabilities with respect to such Company Plans shall be included as current liabilities in the calculation of Closing Working Capital. With respect to each Company Plan set forth on Schedule 6.07(c)(ii) that is not an offer letter (such Company Plans, “Cash Incentive Plans”), the Company shall continue to maintain such Company Plan during the period commencing on the Closing Date and ending December 31, 2020, and shall pay out amounts under each such Company Plan for each applicable performance period ending on or prior to December 31, 2020 pursuant to the terms of such Company Plan in a manner consistent with past practices of Seller and the Company; provided that the Liabilities under the Cash Incentive Plans relating to the period prior to the Closing are included as current liabilities in Closing Working Capital. With respect to any performance metrics included in any such Company Plan, the Company shall calculate actual performance at the conclusion of the applicable performance period in a manner consistent with past practices of Seller and shall utilize such calculations to determine the applicable payments under the Company Plan. Seller shall provide the Company with any information reasonably requested by the Company to perform such calculations, and shall have the opportunity to review the results of such calculations (and the Company shall consider in good faith Seller’s reasonable comments with respect thereto) prior to the making of any such payments.
(d) Effective as of the date immediately preceding the Closing Date (or such other date on or prior to the Closing Date as mutually agreed by Buyer and Seller (the “Transfer Date”)), Seller and its Subsidiaries shall take such action as necessary to the transfer the employment of each MyCase Service Provider who is an employee (other than any Inactive Employee or any Visa Employee for whom Buyer elects for Seller to continue employment in accordance with Section 6.07(i)) from Seller or any applicable Subsidiary to the Company; provided, however, that any MyCase Service Provider who is an Inactive Employee as of the Transfer Date, but who returns to active employment prior to the Closing, may be transferred to the Company at any time prior to the Closing. Each Inactive Employee as of the Closing Date who is not able to return to active employment on or prior to the Closing Date shall continue to be employed by Seller or its Subsidiaries (other than the Company) at Seller’s cost. With respect to any such Inactive Employee who is able to return to active employment within six months of the Closing Date (or such later date as required by Law), Buyer shall cause the Company to offer employment to such Inactive Employee upon terms and conditions substantially similar to the terms and conditions of employment for similarly-situated employees of the Company (but for the same job title and base compensation as such Inactive Employee’s employment with Seller) and effective upon the date such Inactive Employee is able to return to active employment (“Delayed Hire Date”). If an Inactive Employee is unable to return to active employment within six months of the Closing Date (or such later date as required by Law), Buyer and any of its Subsidiaries (including the Company) shall have no obligation to offer employment to such Inactive Employee and shall have no further Liabilities in respect of such Inactive Employee (including, for the avoidance of doubt, with respect to any severance or termination pay) unless and until Buyer (or one of its Subsidiaries including the Company) otherwise offers, and such Inactive Employee accepts and commences, employment with Buyer (or one of its Subsidiaries including the Company). Each MyCase Service Provider (including Inactive Employees) whose employment is transferred to the Company (or who accepts an offer and commences employment with the Company within six months of the Closing Date (or such later as required by Law), as applicable) in accordance with the terms of this Section 6.07(d) or Section 6.07(i) shall be considered a “Continuing Employee”. Effective as of the Transfer Date or Delayed Hire Date, to the extent permitted by Law, Seller shall take all such actions necessary to, and shall, assign and the Company shall assume all rights and obligations pursuant to each Restrictive Covenant Agreement.
(e) As of the Closing Date or Delayed Hire Date, if applicable (or such later date specified in the Transition Services Agreement), the active participation of Continuing Employees in Plans (other than Company Plans) shall cease, and Buyer, the Company or their respective Affiliates shall have in effect employee benefit plans (including a group health plan) in which Continuing Employees are eligible to participate. As soon as reasonably practicable following the Closing Date, Buyer (or any of its Subsidiaries, including the Company) shall establish a 401(k) plan for the benefit of Continuing Employees following the Closing, and the Seller, the Company and Buyer shall work cooperatively to facilitate the transfer of 401(k) account balances from any Plan, including any outstanding plan loans, to a similar plan established or maintained by Buyer or the Company for the benefit of Continuing Employees.
(f) Effective as of the Closing, the Company shall assume all obligations of Seller or any of their Subsidiaries for the accrued, unused vacation, personal holiday or other paid time off (collectively, “PTO”) that each Continuing Employee is entitled to use but has not used as of the Closing Date (including any earned PTO to be used in future years) to the extent (i) such PTO is not required by Law to be paid out by Seller or its Subsidiaries prior to the Closing Date and (ii) the Liabilities in respect of thereof are included in Closing Working Capital. The Company shall credit and honor, in accordance with the terms of the applicable policy of Seller, all PTO accrued but not yet taken by the Continuing Employees.
(g) For purposes of a Continuing Employee’s eligibility, vesting, benefit accrual (other than benefit accrual under a defined benefit pension plan or retiree medical plan) and entitlement to benefits, including the determination of the level of vacation and severance pay benefits under the benefit and compensation plans, programs, Contracts and arrangements of Buyer, the Company or any of their respective Subsidiaries in which Continuing Employees are eligible to participate following the Closing Date (collectively, the “Buyer Plans”), Buyer and the Company shall credit each Continuing Employee with his or her years of service with the Company and any predecessor Persons (including Seller), to the same extent as such Continuing Employee was entitled immediately prior to the Closing Date to credit for such service under any similar Buyer Plan, except where such crediting would result in duplication of benefits. Buyer shall use commercially reasonably efforts to provide that the Buyer Plans shall not deny Continuing Employees coverage on the basis of pre-existing conditions to the extent such conditions were waived or satisfied under similar Plans immediately prior to the Closing Date and shall use commercially reasonable efforts to credit such Continuing Employees for any deductibles and out-of-pocket expenses paid prior to the Closing Date in satisfying any deductibles and out-of-pocket expenses in the applicable plan year to which such deductibles and out-of-pocket expenses relate.
(h) Equity Awards.
(i) To the extent there are any unvested Seller Equity Awards held by MyCase Service Providers that (x) are scheduled to vest following the Closing and on or prior to the one-year anniversary of the Closing Date and (y) will be forfeited in accordance with their terms as a result of the Closing (or any transfer of employment to Buyer or the Company) (such Seller Equity Awards, other than the Seller Equity Awards set forth on Schedule 6.07(h)(i), the “Forfeited Seller Equity Awards”), promptly (and, in any event, within fifteen Business Days) following the Closing Date, the Buyer shall, or shall cause one of its Affiliates (including the Company) to, (A) grant to each Continuing Employee who held a Forfeited Seller Equity Award (each such Continuing Employee, an “Eligible Employee,” and collectively, the “Eligible Employees”) a long-term cash incentive award in an amount equal to the value of such Eligible Employee’s Forfeited Seller Equity Award, and (B) grant one or more additional long-term cash incentive awards in an aggregate amount equal to $150,000 to one or more of the Eligible Employees, with the amount of each individual award and the selection of the applicable Eligible Employee(s) to receive such award(s) to be determined by the Buyer (or one of its Affiliates) in its sole discretion (each long-term cash incentive award granted pursuant to the foregoing clauses (A) and (B), a “Replacement LTI Award”). The value of each Forfeited Seller Equity Award shall be calculated by multiplying the number of shares of Seller common stock (“Seller Shares”) subject to such Forfeited Seller Equity Award that would have otherwise vested (subject to the applicable holders’ continued employment with Seller or its Subsidiaries and achievement of any performance-vesting conditions at the target level of performance) multiplied by $151.70 (the “Seller Share Price”). For purposes of any Forfeited Seller Equity Award that is a stock option to acquire Seller Shares, the value of such Forfeited Seller Equity Award will be calculated based on the Seller Share Price, less the applicable exercise price. Each Replacement LTI Award will (i) vest based on the applicable Eligible Employee’s continued employment with Buyer or one of its Affiliates (including the Company) through the one-year anniversary of the Closing Date or, if earlier, will vest upon a termination of employment by Buyer or one of its Affiliates (including the Company) without cause on or after the Closing Date and (ii) be paid to the applicable Continuing Employee promptly following the applicable vesting date.
(ii) Promptly following the Signing Date, Seller will provide Buyer with all information necessary to implement the commitments to grant Replacement LTI Awards as set forth in Section 6.07(h)(i) above and shall provide any updates to such information three Business Days prior to the anticipated Closing Date.
(iii) Promptly (and, in any event, within ten Business Days) following the one-year anniversary of the Closing Date, Buyer shall (or shall cause one of its Affiliates (including the Company) to) pay to Seller an amount equal to the value of all Replacement LTI Awards that were forfeited or otherwise not paid to the Eligible Employees.
(i) Other than as set forth on Schedule 6.07(i), if any MyCase Service Provider requires a work permit, employment pass, visa or other legal or regulatory approval for his or her employment with the Company (a “Visa Employee”), Seller and Buyer shall, and shall cause their Subsidiaries (including the Company) to, use their commercially reasonable efforts to cause any such permit, pass or visa to be transferred to the Company prior to the Closing Date or otherwise obtain any required approvals for employment with the Company following the Closing (including by utilizing, to the extent available, any premium processing options with respect to requests for approvals and instructing any such Visa Employee to provide any required notice, or make any required filings, in order to obtain such permit, pass, visa or other approval). If approval of such transfer, or any other required approval, is not obtained and in effect prior to the Closing Date, at the election of Buyer, (i) to the extent permitted by Law, Seller shall transfer the employment of such Visa Employee to the Company in accordance with Section 6.07(d) or (ii) Seller or its Subsidiaries shall continue to employ such Visa Employee for at least six months following the Closing at the Company’s cost (calculated in a manner consistent with the terms of the Transition Services Agreement, as applicable) and shall (to the extent permitted by Law) make such Visa Employee available to provide services to the Company. With respect to any Visa Employee who remains employed by Seller or its Subsidiaries in accordance with clause (ii)

of the preceding sentence, once such permit, pass or visa is transferred or other approval is obtained and in effect with respect to such Visa Employee, or the parties mutually agree that an employment transfer may occur, Buyer shall cause the Company to offer employment to such Visa Employee upon terms and conditions substantially similar to the terms and conditions of employment for similarly-situated employees of Buyer (but for the same job title and base compensation as such Visa Employee’s employment with Seller) and effective upon the date such permit, pass, visa or other approval is obtained and in effect (such date to be considered such individual’s “Delayed Hire Date”); provided, however, that if such permit, pass or visa is not transferred or other approval is not obtained and in effect within six months of the Closing Date (or such later date as required by Law), Buyer and any of its Subsidiaries (including the Company) shall have no obligation to offer employment to such Visa Employee and shall have no further Liabilities in respect of such Visa Employee (including, for the avoidance of doubt, with respect to any severance or termination pay) unless and until Buyer (or one of its Subsidiaries including the Company) otherwise offers, and such Visa Employee accepts and commences, employment with Buyer (or one of its Subsidiaries including the Company).
(j) Seller shall not (i) take any action that would impede, hinder, interfere or otherwise compete (directly or indirectly) with Buyer’s effort to hire or employ any MyCase Service Provider in accordance with the terms of this Agreement or (ii) enforce against any Continuing Employee any non-compete or other restrictive covenant that would restrict or prohibit in any manner such employee’s ability to become employed by Buyer, the Company, or any of its Affiliates, or such employee’s employment or ability to provide services to Buyer, the Company, or any of its Affiliates in any capacity from and after the Closing.
Without limiting the generality of Section 10.06, all provisions contained in this Section 6.07 are included for the sole benefit of the respective parties, and shall not create any right (i) in any other Person (including any current or former MyCase Service Providers and any dependent or beneficiary thereof) or (ii) to continued employment or service with the Company, Buyer or any of their respective Affiliates. Nothing contained in this Section 6.07 is intended to be or shall be considered to be an amendment or adoption of any plan, program, Contract, arrangement or policy of the Company, Buyer or their respective Affiliates nor shall it interfere with Buyer’s, the Company’s or any of their respective Affiliates’ right to amend, modify or terminate any Plan or Buyer Plan in accordance with its provisions (subject to the foregoing provisions of this Section 6.07) or to terminate the employment or service of any MyCase Service Provider for any reason, provided that the Company shall be subject to the provisions of Section 6.07(a).
Section 6.08 Tax Matters.
(a) Any Transfer Taxes shall be paid by Buyer when due, whether levied on Buyer, the Company or the Seller, and Buyer shall prepare and file, or cause to be prepared and filed, all necessary Tax Returns and other documentation required to be prepared and filed by Buyer or the Company with respect to any such Transfer Taxes; provided that Seller shall pay any Transfer Taxes imposed with respect to any transfer pursuant to Section 6.12 or as a result of the Section 338(h)(10) Election.
(b) Section 338(h)(10) Election.

(i) Buyer and Seller shall join in making a timely and irrevocable election under Section 338(h)(10) of the Code (and the Treasury Regulations and administrative pronouncements thereunder) and any comparable provision of state or local Tax Law with respect to the acquisition of the Company (the “Section 338(h)(10) Election”). Buyer and Seller shall file all Tax Returns in a manner consistent with such Section 338(h)(10) Election and shall not take any position contrary thereto except pursuant to a “determination” within the meaning of Section 1313 of the Code. Within 30 days following the final determination of the Post-Closing Adjustment Amount pursuant to Section 2.05 (but no later than 90 days prior to the due date for the Section 338 Election Forms), Buyer shall prepare IRS Form 8023 and any similar forms required by applicable state and local Tax Law (collectively, the “Section 338 Election Forms”) and shall deliver the Section 338 Election Forms to Seller for review and approval, not to be unreasonably withheld, conditioned or delayed.
(ii) Within 30 days following the final determination of the Post-Closing Adjustment Amount pursuant to Section 2.05 (but no later than 90 days prior to the due date for the Section 338 Election Forms), Buyer shall prepare a determination of the Aggregate Deemed Sales Price (“ADSP”) (as defined in the applicable Treasury Regulations under Section 338 of the Code) and a proposed allocation of the ADSP among the assets of the Company in a manner consistent with Sections 338 and 1060 of the Code (the “Proposed Allocation”) and shall deliver the Proposed Allocation to Seller. Within 30 days of receipt of the Proposed Allocation, Seller shall notify Buyer that Seller agrees with the Proposed Allocation or shall identify any objections to the Proposed Allocation. Buyer and Seller shall use commercially reasonable efforts to resolve any disagreement over the Proposed Allocation. If Buyer and Seller cannot agree on a mutually satisfactory allocation within 30 days after delivery of the Proposed Allocation, a nationally recognized independent accounting firm, the costs and expenses of which shall be borne entirely by the Company, shall determine the appropriate allocation, which determination shall be binding on the parties. As soon as practicable after Buyer and Seller are in agreement on the allocation or the allocation has otherwise been finally determined in accordance with this Section 6.08(b) (the “Final Allocation”), Buyer shall prepare consistently therewith IRS Form 8883 and any similar forms required by applicable state and local Tax Law (collectively, the “Section 338 Allocation Forms”), and promptly deliver copies of the Section 338 Allocation Forms to Seller for review and approval (not to be unreasonably withheld, conditioned or delayed). If the purchase price is increased as a result of an adjustment pursuant to this Agreement, then the Final Allocation shall be adjusted to increase amounts allocable to goodwill. If the purchase price is decreased as a result of an adjustment pursuant to his Agreement, then the Final Allocation shall be adjusted to decrease amounts allocable to goodwill and, with respect to any excess, the Final Allocation shall be adjusted as mutually agreed by Buyer and Seller. Buyer, the Company and Seller shall file all Tax Returns (including but not limited to the Section 338 Election Forms and the Section 338 Allocation Forms) consistent with the Final Allocation and will not take any position contrary thereto except pursuant to a “determination” within the meaning of Section 1313 of the Code.
(iii) Nothing contained in this Agreement will prevent Buyer or Seller from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of the Final Allocation or any other matter set forth in this Section 6.08(b), and neither Buyer nor Seller shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Authority challenging the Final Allocation or any other matter set forth in this Section 6.08(b).
(iv) Buyer shall not make any election under Section 338(g) of the Code (or any similar provision under state, local, or non-U.S. Tax Law) with respect to the acquisition of the Company.
(c) Without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed), except as required by applicable Law, Buyer shall not file or amend or permit the Company to file or amend any Tax Return relating to any taxable period (or portion thereof) ending on or before the Closing Date, or make or change any election that is retroactive to any taxable period (or portion thereof) ending on or before the Closing Date, if such amendment or election would result in an increase in any Tax liability included in Closing Working Capital or Closing Indebtedness or reasonably be expected to result in Seller or its Affiliates being liable for any amounts with respect to Taxes under this Agreement or pursuant to applicable Law or required to file any amended Seller Consolidated Return.
(d) Seller shall prepare and timely file, or cause to be prepared and timely filed, (i) any Tax Returns of any combined, consolidated or unitary group that includes the Company and for which Seller is the common parent (“Seller Consolidated Returns”) and (ii) any income Tax Returns of the Company for Pre-Closing Tax Periods (“Seller Separate Returns,” and together with the Seller Consolidated Returns, the “Seller Prepared Returns”), and shall pay all Taxes due with such Tax Returns. Except to the extent inconsistent with applicable Law, any such Seller Separate Returns shall be prepared in accordance with past practice. For the avoidance of doubt, any items of income or gain attributable to the Section 338(h)(10) Election shall be included on the Seller Consolidated Return for the Pre-Closing Tax Period. Any Seller Separate Returns that are filed following the Closing Date shall be provided to Buyer for its review and comment at least 30 days prior to the filing of such Tax Return, and will incorporate any reasonable comments received from Buyer at least 10 days prior to filing. Following the Closing, Buyer shall prepare and timely file, or cause to be prepared and timely filed, any Tax Returns of the Company for Pre-Closing Tax Periods other than Seller Prepared Returns and any Tax Returns for Straddle Periods (the “Buyer Prepared Returns”). Except to the extent inconsistent with applicable Law, any such Buyer Prepared Returns shall be prepared in accordance with past practice. Buyer shall provide drafts of the Buyer Prepared Returns to Seller for its review and comment at least 30 days prior to the filing of such Tax Return (or as soon as reasonably practicable in the case of any Tax Return that is due within 30 days of Closing or which is a non-income Tax Return), and will incorporate any reasonable comments received from Seller related to the Pre-Closing Tax Period or pre-Closing portion of a Straddle Period at least 10 days prior to filing. Seller shall pay to Buyer the portion of any Taxes due with a Buyer Prepared Return for which Seller is responsible pursuant to Section 8.02 as soon as reasonably practicable following the filing of such Tax Return and delivery of such filed Tax Return to Seller. Following the Closing, the Company and Buyer shall reasonably cooperate, and shall cause their respective Affiliates and Representatives to reasonably cooperate, in connection with the preparation and filing of any Tax Returns by any other party.
(e) The parties agree to utilize the following conventions for determining the amount of Taxes attributable to the portion of the Straddle Period ending on the Closing Date: (i) in the case of property Taxes and other similar Taxes imposed on a periodic basis, the amount attributable to the portion of the Straddle Period ending on the Closing Date shall equal the Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period; provided, however, if as a result of the Transactions, the value of any asset is reassessed for purposes of determining the amount of any property or other Tax, any resulting increase in Tax for such Straddle Period shall be treated as being solely with respect to the portion of the Straddle Period beginning on the date after the Closing Date; and (ii) in the case of all other Taxes (including income Taxes, sales Taxes, employment Taxes, withholding Taxes), the amount attributable to the portion of the Straddle Period ending on the Closing Date shall be determined as if the Company filed a separate Tax Return with respect to such Taxes for the portion of the Straddle Period ending as of the end of the day on the Closing Date using a “closing of the books methodology.” For purposes of this Section 6.08(e), any item determined on an annual or periodic basis (including amortization and depreciation deductions) for income Tax purposes shall be allocated to the portion of the Straddle Period ending on the Closing Date based on the relative number of days in such portion of the Straddle Period as compared to the number of days in the entire Straddle Period.
(f) If Buyer receives written notice from a Governmental Authority of an audit or other legal proceeding or a written notice of deficiency for Taxes of Company for a Pre-Closing Tax Period or a Straddle Period for which Seller is responsible pursuant to this Agreement (a “Tax Proceeding”), Buyer shall notify Seller of its receipt of such communication as soon as reasonably practicable but in any case within ten Business Days of receipt; provided, that the failure of Buyer to timely give such notice shall not relieve Seller of any of its obligations under this Agreement, except to the extent that Seller is actually and materially prejudiced by such failure. Seller shall have the right to control any Tax Proceeding relating solely to a Pre-Closing Tax Period; provided, that (A) Seller shall keep Buyer reasonably informed regarding any material development of such Tax Proceeding and shall permit Buyer to participate in such Tax Proceeding (to the extent such participation is permitted by the applicable Governmental Authority), and (B) Seller shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed). In the case of (i) any Tax Proceeding relating to a Pre-Closing Tax Period that Seller does not timely elect to assume the control of or (ii) any Tax Proceeding relating to any Straddle Period, Buyer shall have the right to control such Tax Proceeding; provided, that (A) Buyer shall keep Seller reasonably informed regarding any material development of such Tax Proceeding and shall permit Seller to participate in such Tax Proceeding (to the extent such participation is permitted by the applicable Governmental Authority), and (B) Buyer shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, Seller will have the exclusive right to control, at its own expense, the audit of any Tax Return of the consolidated group the parent of which is Seller, including, without limitation, any disposition or settlement of such audit.
(g) All refunds of Taxes (or credits in lieu thereof) of the Company for any Pre-Closing Tax Period (or portion of a Straddle Period ending on the Closing Date as determined in accordance with the same principles provided for in Section 6.08(e)) for which Seller is responsible for pursuant to Section 8.02 shall be for the account of Seller (other than any refund (i) that was included as an asset in Final Closing Working Capital or Final Closing Indebtedness, (ii) that results from the carry back required by applicable Law of any Tax assets attributable to a Tax period or portion of a Straddle Period beginning after the Closing Date, and (iii) of Transfer Taxes (other than Transfer Taxes for which Seller is responsible pursuant to Section 6.08(a)), which shall be for the account of Buyer). To the extent that Buyer or the Company receives a refund or credit that is for the account of Seller, Buyer shall pay to Seller the amount of such refund or credit (and interest received from the taxing authority with respect to such refund), net of any Taxes and reasonable out-of-pocket expenses incurred in connection with obtaining such Tax refund or credit. The amount due to Seller or Buyer as applicable shall be payable ten days after receipt of the refund from the applicable taxing authority or actual utilization of such credit to reduce Taxes for which Buyer or the Company is responsible. Notwithstanding the foregoing, the Company shall not be required to pay over to Seller the amount of any credit to the extent that such amount is applied as a reduction of any Taxes due and payable by the Company for which Seller is liable pursuant to Section 8.02(c) of this Agreement. Each of Buyer and the Company shall, and shall cause its Affiliates to, cooperate with Seller to take, or cause the Company to take, any commercially reasonable actions requested by Seller to obtain any such Tax refund.
(h) Notwithstanding anything to the contrary contained in this Agreement, under no circumstances shall Seller or its Affiliates or agents be obligated to furnish or provide to Buyer or its Affiliates or their respective Representatives any Seller Consolidated Returns.
(i) The provisions of this Section 6.08 shall survive the Closing until 60 days following the expiration of the statute of limitations under applicable Tax Law.
Section 6.09 Preservation of Records. Unless otherwise consented to in writing by the parties, for a period of six years after the Closing, Seller and the Company shall not, and shall cause their respective Subsidiaries not to, destroy or otherwise dispose of material corporate, accounting, legal, auditing, human resources and other books and records to the extent related to the Business for the period prior to the Closing Date. The foregoing prohibition shall apply without limitation to: (i) any documents (other than any non-substantive documents) relating to any Litigation or investigations; and (ii) all Tax Returns, schedules, work papers and other material Tax records or documents including claims for refunds, relating to the conduct and operations of the Business or compliance with the rules and regulations of the Internal Revenue Service or any other Governmental Authority prior to the Closing Date, in each case, except in respect of any Seller Consolidated Returns. For a period of six years after the Closing, under no circumstance shall any such destruction or disposition occur without first offering to surrender such books and records and materials or such portions thereof to the other party (at such other party’s cost and expense) at least 30 days prior to the date of such proposed destruction or disposition. From and after the Closing, each of Seller and the Company shall, and shall cause its Subsidiaries to, allow the other party and its Affiliates and Representatives reasonable access, during normal business hours and upon reasonable advance notice, to inspect, review and make copies of such books and records to the extent related to the Business for the period prior to the Closing Date as such requesting party may deem necessary or appropriate from time to time in connection with any bona fide business purpose relating to the pre-Closing period, in each case at the requesting party’s expense and in such a manner as not to interfere with the normal operations of the Person providing such access.
Section 6.10 Exclusive Dealing. During the Interim Period, Seller shall not, and shall not authorize or permit any of its Subsidiaries or any of its or their respective directors, officers, employees, or Representatives to, directly or indirectly: (a) solicit, encourage, seek, initiate, facilitate or engage in any discussions or negotiations with, or provide any information to, or otherwise cooperate in any way; or (b) enter into any agreement, in each case of (a) and (b), with any Person (other than Buyer and its Affiliates) concerning: (i) the purchase, sale or transfer of any Equity Securities of the Company, including the Shares; (ii) any merger, recapitalization or business combination involving the Company; (iii) any sale of a material portion of the Assets of the Company or the Transferred Assets (other than such sale of Assets which would not require the consent of Buyer pursuant to Section 6.01), or (iv) any similar transaction involving the Company or the Business (each, an “Acquisition Transaction”). Upon the execution of this Agreement, each of the Company and Seller shall, and shall cause their respective Subsidiaries and any of their Representatives to, also: (A) immediately cease and terminate any such discussions or negotiations that are ongoing with any Person other than Buyer, its Affiliates or any of their respective Representatives; and (B) promptly disable access to Seller’s or the Company’s electronic data room or other diligence access provided to any such other Person in connection with such discussions; and (C) promptly request the return and/or destruction of any information furnished to any Person under any Competing NDA. Without the prior written consent of Buyer, Seller and the Company shall not, and shall cause its Subsidiaries and their respective Representatives not to, waive any provision of or release or terminate any confidentiality, non-solicitation or similar agreements between Seller, the Company, their respective Subsidiaries or its or their Representatives, on the one hand, and any other Person (other than Buyer and its Affiliates), on the other, that was entered into in connection with any Acquisition Transaction (“Competing NDAs”). From and after the Signing Date, Seller and its Subsidiaries and their respective Representatives shall enforce all rights that such Persons have pursuant to any Competing NDA to the extent relating to the Business, the Company or the Business Assets.
Section 6.11 Financing.
(a) Buyer shall use, and shall cause its Affiliates and Representatives to use, their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the

Financing on the terms and subject only to the conditions set forth in the Equity Commitment Letter.
(b) Buyer will not, without the prior written consent of the Company, (i) terminate the Equity Commitment Letter except as expressly contemplated therein, or (ii) agree to or permit any amendment, supplement or modification to be made to, or grant any waiver of any provision or right under, the Equity Commitment Letter, except as expressly contemplated therein.
Section 6.12 Transfer of Assets.
(a) At or prior to the Closing, Seller shall, and shall cause its applicable Subsidiaries to, convey, assign, transfer and deliver good and valid title to each of the assets set forth on Schedule 6.12 (collectively, the “Transferred Assets”), to the Company, free and clear of all Liens other than Permitted Liens, other than Transferred Assets for which such transfer would require a Consent that has not been obtained. Such transfers shall be effected in accordance with the terms of this Agreement (such transactions, the “Pre-Closing Transactions”) and pursuant to transfer agreements, assignment agreements, and other documentation (collectively, the “Pre-Closing Transaction Documents”) in form reasonably acceptable to Buyer. At least 3 Business Days prior to the Closing Date, Seller shall deliver executed and final copies of the Pre-Closing Transaction Documents, which agreements shall be effective immediately prior to Closing.
(b) If, on the Closing Date, any Consent required to consummate the transfer of a Transferred Asset has not been obtained, Seller and the Company will (i) use their respective commercially reasonable efforts to obtain such Consent as promptly as practicable following the Closing until the date that is twelve months following the Closing Date and (ii) until the earlier of (x) such twelve-month anniversary and (y) such time as a relevant Consent is obtained, cooperate in a mutually agreeable arrangement (1) under which the Company would obtain the benefits and assume the Liabilities and bear the economic burdens associated with the relevant Transferred Asset, claim, right (including the deposit under the San Diego Lease to the extent consent is not obtained to transfer the San Diego Lease) or benefit in accordance with this Agreement, including subcontracting, sublicensing or subleasing to the Company, and (2) under which Seller (or its Subsidiaries) will enforce for the benefit and account of the Company any and all of the rights with the associated Transferred Asset, including, in the case of a Contract, the right to elect to terminate in accordance with the terms thereof upon the advice of the Company, such that each party is put in the same economic position as if such Consent had been obtained as of the Closing Date. Seller shall operate any such Transferred Asset that is a Contract (x) in the Ordinary Course of Business or (y) as directed by the Company or its Representatives, in each case, in accordance with the terms of such Contract.
(c) Subject to Section 6.07, this Section 6.12 and the terms of the Intellectual Property License Agreement and each Parties’ retention of copies of embodiments of Intellectual Property to which it and its Subsidiaries are licensed thereunder, to the extent that, following the Closing, the Company or Seller discovers or becomes aware that any Asset (other than Intellectual Property) owned by Seller or its Subsidiaries is a Business Asset or any Asset owned by the Company as of the Closing is not a Business Asset, (i) Seller or the Company shall, or shall cause their Subsidiaries to, transfer and convey (without further consideration) to the Company or to Seller such Asset, as applicable. Each of Seller and the Company shall execute such documents or instruments of conveyance or assumption and take such further acts which are reasonably necessary or desirable to effect the transfer of such Asset such that each party is put into the same economic position as if such action had been taken on or prior to the Closing Date to the extent reasonably practicable.
(d) If, during the two years following the Closing Date: (i) Seller or any of its Subsidiaries receives any payment that is for the account of the Company in respect of the Business, Seller shall promptly remit (or cause to be promptly remitted) such funds to Buyer or any entity designated by Buyer and (ii) Buyer or any of its Subsidiaries receives any payment that is for the account of Seller or any Subsidiary of Seller in respect of Seller’s businesses to the extent not related to the Business, Buyer shall promptly remit (or cause to be promptly remitted) such funds to Seller or any entity designated by Seller.
(e) If after the Closing, Seller and its Subsidiaries become aware that they have retained any copies of physical or tangible materials (including source code) that, as of the Signing Date or the Closing Date, were exclusively used in the Business, then Seller or the Subsidiary, as applicable, shall promptly delete or destroy same within 30 days of becoming so aware. Notwithstanding the foregoing, this Section 6.12(e) shall not require that Seller or any of its Subsidiaries delete or destroy any materials that (a) are contained in any backup or archive records or stored pursuant to the document retention or similar policies of Seller or its Subsidiaries, (b) are required to be retained pursuant to applicable Law or any Order or in connection with any pending or threatened Litigation, or (c) for use in connection with the Transition Services Agreement, provided that in each case, such copies shall be treated as the Confidential Information of the Company. Notwithstanding anything to the contrary, Seller and its Subsidiaries shall also have the right to retain copies of physical or tangible materials (including source code) that are included in the Transferred Assets and, as of the Closing Date, were used by the Seller or any of its Subsidiaries (other than in the Business), provided that in each case, such copies shall be treated as the Confidential Information of the Company.
(f) If after the Closing, Buyer or the Company, or any of their respective Subsidiaries, become aware that they have been provided with (or in the case of the Company, retained) any copies of physical or tangible materials (including source code) that were not, as of the Signing Date and/or Closing Date, used in the Business, then Buyer or the Company or such Subsidiary, as applicable, shall promptly delete or destroy same within 30 days of becoming so aware. Notwithstanding the foregoing, this Section 6.12(f) shall not require that Buyer, the Company or any of their respective Subsidiaries delete or destroy any materials that (a) are contained in any backup or archive records or stored pursuant to the document retention or similar policies of Buyer or the Company, or (b) are required to be retained pursuant to applicable Law or any Order or in connection with any pending or threatened Litigation.
(g) Subject to the Transition Services Agreement, Seller shall, on or prior to the Closing Date, (i) deliver or make available to the Company copies of or access to, all source and object code and related technical documentation (x) included in the Business Assets and (y)

for the Licensed Seller Software, and (ii) use commercial reasonable efforts to deliver or make available to the Company copies of or access to all other physical or tangible materials included in the Business Assets and that are material to the operation of the Business, in each case, to the extent not already in the possession of the Company as of the Closing Date. Subject to the Transition Services Agreement, to the extent that, following the Closing, the Company discovers or becomes aware that it does not have a copy of any physical or tangible materials, including source code or related technical documentation, included in the Business Assets or for the Licensed Seller Software, and Company did not have a copy of or access to any such materials at Closing, then upon Company’s reasonable request, Seller shall, or shall cause its Subsidiaries to, use commercially reasonable efforts to promptly transfer and convey (without further consideration) copies of such materials, including source code or related technical documentation, to the Company. To the extent that, following the Closing, the Seller discovers or becomes aware that it does not have a copy of any physical or tangible materials, including source code or related technical documentation included in the Business Assets and used as of the Closing by Seller or any of its Subsidiaries and such materials were provided to Buyer (or were retained by Company), then upon Seller’s reasonable request, Company shall, or shall cause Buyer and its and their respective Subsidiaries to, use commercially reasonable efforts to promptly transfer and convey (without further consideration) copies of such materials, including source code or related technical documentation, to the Seller.
Section 6.13 Shared Contracts.
(a) The parties acknowledge that Seller and its Subsidiaries (other than the Company) are parties to certain contracts listed on Schedule 6.13 that relate to both the operations or conduct of the Business as well as other businesses of one or more of Seller and its Subsidiaries (other than the Company) but that will remain with Seller and its Affiliates after the Closing (the “Shared Contracts”). Prior to Closing, upon Buyer’s written request with respect to any such Shared Contract, the parties shall cooperate and shall use their respective commercially reasonable efforts (i) to obtain the agreement of the counterparties to each such Shared Contract to enter into a new contract (or contract amendment, as applicable), effective as of the Closing Date or as soon thereafter as is reasonably possible, pursuant to which Buyer or the Company will receive substantially the same goods, services and Intellectual Property provided to Seller and its Subsidiaries as of the Signing Date pursuant to the Shared Contract (the “Shared Contract Rights”) on terms and conditions substantially similar to those contained in the Shared Contract as of the Signing Date (each, a “Replacement Contract”), (ii) to cause the applicable counterparty to release Seller and its applicable Subsidiaries from any obligations of Buyer or the Company under the Shared Contract that become the obligation of Buyer or the Company under the Replacement Contract and (iii) to cause the applicable counterparty to release the Company from any obligations of Seller and its applicable Subsidiaries under the Shared Contract.
(b) If, on the Closing Date, any Shared Contract has not been separated pursuant to Section 6.13(a), the parties shall (i) until the date that is twelve months following the Closing Date, cooperate and shall use their respective commercially reasonable efforts to separate any such Shared Contract in accordance with clauses (i), (ii) and (iii) of Section 6.13(a) and (ii) until the earlier of such time as any such Shared Contract is separated or the date that is twelve months following the Closing Date, cooperate in a mutually agreeable arrangement (A) under which the Company would, in compliance with applicable Law and the terms of the relevant Shared Contract, as applicable, obtain the benefits and assume the obligations and other Liabilities associated with the Shared Contract, including through the Transition Services Agreement, subcontracting, sublicensing or subleasing to the Company and (B) under which Seller and its Subsidiaries shall operate any such Shared Contract in the Ordinary Course of Business in accordance with the terms of such Shared Contract. At Buyer’s written request from time to time, Seller will use commercially reasonable efforts to enforce for the benefit and account of the Company any and all of the rights under such Shared Contract, such that in each case each party is put in the same economic position as if such Shared Contract had been separated as of the Closing Date.
(c) Notwithstanding anything to the contrary in this Agreement: (i) no Replacement Contract shall impose any Liability on Seller or its Affiliates after the Closing; (ii) neither Seller nor any of its Affiliates shall be required (A) to pay third parties to obtain consent with respect to the separation of any Shared Contract or entry into a Replacement Contract, or (B) to commence or participate in any Litigation or offer or grant any accommodation (financial or otherwise) to any third party to provide Buyer or the Company with the benefits under a Shared Contract or with a Replacement Contract; and (iii) no representation, warranty or covenant (subject to compliance with Section 6.13(a) and Section 6.13(b)) of Seller contained in the Transaction Agreements shall be breached, or deemed breached, no condition shall be deemed not satisfied, and neither Seller nor any of its Affiliates will have any Liability whatsoever to Buyer or any of its Affiliates, based on, arising out of or relating to (x) the failure to obtain any Replacement Contract, (y) any termination of any Shared Contracts or (z) any Litigation commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any Replacement Contract or the termination of any Shared Contract.
Section 6.14 Services. Buyer acknowledges that Seller and its Affiliates currently provide the Company with certain support services (the “Support Services”) including the services to be provided by Seller to Buyer and the Company under the Transition Services Agreement and the Intellectual Property License Agreement. Buyer acknowledges that, except for services to be provided by Seller to Buyer and the Company under the Transition Services Agreement and the Intellectual Property License Agreement, all Support Services will be terminated as of the Closing Date.
Section 6.15 Seller Marks. Buyer, for itself and its Affiliates (including, after the Closing, the Company), acknowledges and agrees that (a) Buyer is not purchasing, acquiring or otherwise obtaining any right, title or interest in or to any Seller Marks and that Seller and its Subsidiaries (other than the Company) are the exclusive owners of the Seller Marks, (b) neither Buyer nor any of its Affiliates (including, after the Closing, the Company) shall have any rights in or to any Seller Marks, (c) on the Closing Date, Buyer shall and shall cause its Affiliates, including the Company, to cease use of (and thereafter not use) the Seller Marks (other than as licensed in this Section 6.15) and (d) Buyer shall not and shall not authorize any Person to (and Buyer shall cause its Affiliates and, after the Closing, the Company, to not and to not authorize any Person to), (i) use, register, seek to use or register in any jurisdiction any of the Seller Marks or any other Marks confusingly similar thereto, (ii) contest the use, ownership, validity or enforceability of any rights of Seller or any of its Affiliates in or to any of the Seller Marks, or (iii) represent that it has authority to bind Seller or any of its Affiliates. Notwithstanding the foregoing, for a period not to exceed 120 days immediately following the Closing Date, Seller hereby non-exclusively licenses the Company to use the Seller Marks that were used in the conduct of the Business as of the Closing Date in the Ordinary Course of Business, in the same manner, and for the same purpose, as such Seller Marks were used by the Company in such conduct of the Business and only with respect to materials containing such Seller Marks as of the Closing, solely for purposes of winding down the Company’s use of such Seller Marks in connection with the Business. The foregoing permitted use is subject to compliance by the Company with the quality control requirements in effect for the Seller Marks as of the Closing Date. The Company shall, within 120 days after the Closing Date, destroy or exhaust all materials bearing the Seller Marks, including signage, advertising, promotional materials, packaging, inventory, electronic materials, collateral goods, business cards, website content, invoices, receipts, forms, product, training and service literature and materials and other materials (collectively, “Materials”), or shall alter such Materials so as to remove the Seller Marks. Any goodwill arising from the use of any of the Seller Marks by the Company as described in this Section 6.15 shall inure to the benefit of Seller. For clarity, nothing in this Section 6.15 shall prohibit the Company from use of the Seller Marks after Closing (i) in historical documents, contracts or records or internal business materials, in all cases that exist as of the Closing Date and solely for internal purposes, (ii) in a neutral, non-trademark manner to describe the history of the Company or the Business and (iii) as required by applicable Law.
Section 6.16 Termination of Affiliate Transactions. Except for (i) the Transaction Agreements, (ii) Contracts specified in Schedule 6.16 or (iii) Liabilities pursuant to employment relationships and the payment of compensation and benefits, Seller shall, and shall cause its Subsidiaries to, prior to the Closing Date or in connection with the consummation of the Transactions, terminate and settle in full (without any payments by the Company following the Cut-off Time) all Contracts or pre-Closing transactions (other than intercompany Indebtedness settled at the Closing) between the Company, on the one hand, and Seller or any of its Subsidiaries, on the other hand, such that as of the Cut-off Time, all such Contracts and pre-Closing transactions (other than intercompany Indebtedness settled at the Closing) shall be of no further force or effect and without any liability to the Buyer or any of its Affiliates (including the Company, following the Cut-off Time) or Seller or any of its Subsidiaries.
Section 6.17 Resignation of Officers and Directors. Seller shall cause (to be effective as of or prior to Closing) the resignation or removal of the officers and directors of the Company any Person who is not a Continuing Employee.
Section 6.18 Bank Accounts. Seller shall cause (to be effective as of or prior to Closing) the removal of any Person who is not a Continuing Employee as a Person authorized to draw thereupon or who have access to any accounts maintained by the Company (each, a “Bank Account”).
Section 6.19 Non-Competition; Non-Solicitation ; Non-Hire; Non-Disparagement.

(a) Non-Competition.
(i) During the period commencing on the Closing Date and ending on the fourth anniversary thereof, none of Seller or any of its Subsidiaries shall, as a stockholder, equityholder, partner, member, manager, or other owner or investor in any Person, directly or indirectly, engage in, or own or invest in any Person that engages in, the Business or any other business that develops and provides software and services designed to be used primarily in the legal field in the United States.
(ii) During the period commencing on the Closing Date and ending on the fourth anniversary thereof, none of Buyer, the Company or any of their respective Subsidiaries shall, as a stockholder, equityholder, partner, member, manager, or other owner or investor in any Person, directly or indirectly, engage in, or own or invest in any Person that engages in, the Seller Business engaged in by Seller as of the Closing Date in the United States.
(iii) Notwithstanding the foregoing, this Section 6.19 shall not prohibit any Person from making passive investments in up to 5% of any class of securities listed on any national or regional securities exchange or registered under Section 12(g) of the Securities Exchange Act of 1934.
(b) Non-Solicitation; Non-Hire.
(i) During the period commencing on the Signing Date and ending on the third anniversary of the Closing Date, neither Seller nor any of its Subsidiaries (other than the Company) shall on its own behalf, or as a stockholder, equityholder, partner, member, manager, or other owner or investor in any Person, directly or indirectly (x) solicit, endeavor to entice away from or otherwise knowingly encourage to leave the employ or service of the Business, the Company, Buyer or any Subsidiary of Buyer, (y) offer employment or a consulting position to, or (y) hire, any Person who was a MyCase Service Provider on the Signing Date. Notwithstanding the foregoing, this Section 6.19(b)(i) shall not prohibit the service of MyCase Service Providers to Seller and its Subsidiaries (including the Company) during the Interim Period in the Ordinary Course of Business.
(ii) During the period commencing on the Closing Date and ending on the third anniversary of the Closing Date, none of Buyer, the Company or any of its Subsidiaries shall on its own behalf, or as a stockholder, equityholder, partner, member, manager, or other owner or investor in any Person, directly or indirectly (x) solicit, endeavor to entice away from or otherwise knowingly encourage to leave the employ or service of Seller or any of its Subsidiaries, (y) offer employment or a consulting position to, or (z) hire any employee of Seller on the Signing Date (other than any MyCase Service Provider).
(iii) Notwithstanding the foregoing, this Section 6.19(b) shall not prohibit, following the Closing Date, (x) any general public solicitation of employment or contracting through advertising or through an executive search firm that is not directed at or to Persons who were MyCase Service Providers or employees of Seller or any of its Subsidiaries, as the case may be (but not the offering or hiring for employment or contracting, which shall be subject to Section 6.19(b)(i) and Section 6.19(b)(ii)) or (y) with the consent of the Company (not to be unreasonably withheld, conditioned or delayed), the solicitation, offer of employment or hiring of any employee who was terminated by the Company after the Closing Date without cause and not, at the time of such solicitation, offer of employment or hiring (or within the six-month period prior thereto) an employee of the Company.
(c) Non-Disparagement.
(i) During the period commencing on the Closing Date and ending on the second anniversary of the Closing Date, Seller shall not make, and shall not permit any of its Subsidiaries to make, any written public negative statements or otherwise publicly disparage (x) Apax or any investment fund that is managed or advised by Apax or any of its Affiliates or (y) the Company or Buyer or any of their respective Affiliates or any of their officers, directors, employees, shareholders (in each case, in their capacity as such), businesses or products.
(ii) During the period commencing on the Closing Date and ending on the second anniversary of the Closing Date, Buyer and the Company shall not make, and shall not permit any of its respective Subsidiaries to make, any written public negative statements or otherwise publicly disparage Seller or any of its Subsidiaries or any of their respective Affiliates or any of their officers, directors, employees, shareholders (in each case, in their capacity as such), businesses or products.
(iii) Notwithstanding the foregoing, this Section 6.19(c)(iii) shall not prohibit any public statements (x) required by applicable Law or stock exchange requirements or (y) in connection with any Litigation between the parties or their respective Affiliates.
Section 6.20 Insurance. With respect to any events or circumstances pertaining to the Business or the Business Liabilities that relate to the period prior to the Closing (such events or circumstances, an “Insurance Matter”) that are eligible for coverage under Seller’s or its Subsidiaries’ insurance policies, after the Closing, the Company may make claims (to the extent permitted in accordance with the terms and conditions of Seller’s or its Subsidiaries’ existing insurance policies), or if requested by the Company, Seller shall use its commercially reasonable efforts and shall cause its Subsidiaries to use commercially reasonable efforts to make claims, under such policies with respect to such Insurance Matter. Buyer shall (i) promptly reimburse Seller and its Subsidiaries for all out-of-pocket expenses incurred by Seller or its Subsidiaries in connection with such Insurance Matter and (ii) be solely responsible for any per claim deductible or per claim self-insured retentions with respect to such Insurance Matter under such policies and programs except to the extent Buyer is entitled to indemnification pursuant to Article VIII. The Company and Seller shall cooperate in connection with making claims with respect to such Insurance Matter, and each party shall provide the other with all reasonably requested information necessary for Seller to make such claim with respect to such Insurance Matter. Promptly after the Closing, to the extent permitted in accordance with the terms and conditions of Seller’s or its Subsidiaries’ existing insurance policies, Seller shall have Buyer and the Company named as additional insureds under such insurance policies with respect to any Insurance Matter.

Section 6.21 Code Scan. Seller shall, in cooperation with Buyer and the Company, (i) scan the source code of the products and services of the Business and the other businesses of Seller and its Subsidiaries (other than the Business), (ii) create a report identifying any shared source code among same identified by such scan and (iii) provide the Parties with a copy of such report. The Parties shall cooperate to accomplish the foregoing as soon as reasonably practicable after the Signing Date and in any event before September 22, 2020. Buyer may request that the above scan be performed by a reputable third party software services firm reasonably satisfactory to Seller. In such event, Buyer shall engage such third party firm and Buyer and Seller shall share evenly all fees and expenses of any such third party firm for the foregoing. Such third party firm shall (i) be subject to customary confidentiality obligations, (ii) be jointly instructed by Buyer and Seller, and (iii) deliver all generated reports to Buyer and Seller concurrently.
Article VII
CONDITIONS TO CLOSING

Section 7.01 Mutual Conditions to the Obligations of the Parties. The respective obligations of each party to consummate the Transactions are subject to the satisfaction or, to the extent permitted, waiver in writing at or prior to the Closing of each of the following conditions:
(a) No Injunctions or Legal Prohibitions. No injunction or other Order issued by a court of competent jurisdiction that prevents the consummation of the Transactions shall have been issued and remain in effect, and no Law shall have been enacted or promulgated by any Governmental Authority that prevents, or makes illegal, the consummation of the Transactions.
(b) Antitrust Laws. Any applicable waiting period under the HSR Act shall have expired or been terminated.
Section 7.02 Conditions to the Obligations of Buyer. The obligations of Buyer to consummate the Transactions are subject to the satisfaction or, to the extent permitted, waiver in writing at or prior to the Closing of each of the following conditions:
(a) Representations and Warranties. The representations and warranties of (i) Seller set forth in Section 3.01 (other than with respect to good standing), Section 3.02, Section 3.05, the first sentence of Section 4.01(a), (other than with respect to good standing) Section 4.02(a) and Section 4.03(a) shall be true and correct in all respects (other than for any de minimis inaccuracies) as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), (ii) Seller set forth in the first sentence of Section 4.05 shall be true and correct in all respects as of the Closing Date as if made on and as of the Closing Date and (iii) Seller set forth in Article III or Article IV (other than as specifically identified in clauses (i) or (ii) of this Section 7.02(a)), without giving effect to any materiality, “Seller Material Adverse Effect” or “Material Adverse Effect” qualifications in such representations and warranties (except that the word “material” in the defined term “Material Contracts” shall not be disregarded for any such purpose), shall be true and correct as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect with respect to the representations and warranties set forth in Article III, or a Material Adverse Effect with respect to the representations and warranties set forth in Article IV, as applicable.
(b) Performance. The Company and Seller shall have performed and complied with, in all material respects, the covenants and obligations required hereby to be performed or complied with by the Company and Seller, respectively, on or prior to the Closing Date.
Section 7.03 Conditions to the Obligations of the Company and Seller. The obligation of the Company and Seller to consummate the Transactions is subject to the satisfaction or, to the extent permitted, waiver in writing by the Company and Seller at or prior to the Closing of each of the following conditions:
(a) Representations and Warranties. The representations and warranties of Buyer set forth in (i) Section 5.02 shall be true and correct in all respects (other than for any de minimis inaccuracies) as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (ii) Article V (other than as specifically identified in clause (i) of this Section 7.03(a)), without giving effect to any materiality qualifications in such representations and warranties, shall be true and correct as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (ii), where the failure to be so true and correct would not reasonably be expected to materially impair or materially delay Buyer’s ability to consummate the Transactions.
(b) Performance. Buyer shall have performed and complied with, in all material respects, the covenants and obligations required hereby to be performed or complied with by Buyer on or prior to the Closing Date.
Section 7.04 Frustration of Closing Conditions. No party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s breach of this Agreement.
Article VIII
SURVIVAL; INDEMNIFICATION

Section 8.01 Survival. Intending to modify any applicable statute of limitations, the parties agree that (i) the representations and warranties contained in this Agreement and in any certificate delivered pursuant to this Agreement and (ii) the covenants, obligations and agreements contained in this Agreement required to be performed at or prior to the Closing, including rights arising out of any breach of such representations and warranties, covenants, obligations and agreements, shall terminate effective as of the Closing and not survive the Closing. Upon Closing, there shall be no Liability on the part of, nor shall any claim be made by, any Person in respect of any such breach of any representations and warranties, or covenants, obligations or agreements contained in this Agreement required to be performed at or prior to the Closing. Notwithstanding the foregoing, the Post-Closing Covenants shall survive the Closing in accordance with their respective terms or, if none is specified, the applicable statute of limitations. The applicable survival periods described in this Section 8.01 supersede all applicable statute of limitations with respect to each such representation, warranty, covenant, obligation or agreement, and any claim brought by any party pursuant to this Article VIII must be brought or filed prior to the expiration of the applicable survival period. The expiration of an applicable survival period with respect to the Post-Closing Covenants set forth in this Section 8.01 shall not affect any then pending claim for indemnification under this Article VIII, as long as such claim was brought within the applicable survival period in accordance with this Article VIII. Notwithstanding the foregoing, nothing in this Section 8.01 shall limit any claim for Actual Fraud.
Section 8.02 Indemnification by Seller. From and after the Closing, Seller shall indemnify and hold harmless, Buyer, any of its Affiliates (including the Company), and each of Buyer’s and any of its Affiliates’ respective Affiliates, equityholders, directors, officers, managers, members, partners, employees, successors and assigns (each, a “Buyer Indemnitee”) from and against any Losses, whether or not related to any Third Party Claim, incurred or suffered by any Buyer Indemnitee arising out of, in connection with, or by reason of any of the following:
(a) any breach of any Post-Closing Covenants of Seller;
(b) any Excluded Liability; and
(c) (i) any Taxes of the Company for any Pre-Closing Tax Period or the portion of a Straddle Period ending on the Closing Date; (ii) all Taxes relating to the ownership or operation of the Business or the acquisition, ownership, or sale of any Transferred Asset in any Pre-Closing Tax Period or the portion of a Straddle Period ending on the Closing Date, (iii) any Taxes of Seller or of any other Person for which the Company is liable, including pursuant to Treasury Regulation Section 1.1502-6 or any similar provision of state, local or non-U.S. Law, as a result of being a member of a consolidated, combined, unitary or similar group including Seller or any Affiliate of Seller other than the Company (including the affiliated group of which Seller is the common parent) on or prior to the Closing Date, or as a successor or transferee or otherwise as a matter of Law to the extent arising from a transaction or event occurring prior to the Closing; (iv) any payments required to be made by the Company or any following the Closing Date pursuant to any Tax allocation, Tax indemnity, or Tax sharing agreement entered into by the Company prior to the Closing (other than any such agreements solely among the Company or any customary agreements entered into in the ordinary course of business that do not primarily relate to Tax matters); (v) any Taxes arising from or imposed in connection with the transfer, conveyance or assignment of the Transferred Assets or the settlement of intercompany accounts pursuant to Section 6.16, and (vi) any Transfer Taxes for which Seller is responsible pursuant to Section 6.08(a); provided that, in each case, Seller shall not be responsible for any Taxes of any Person resulting from an action taken by Buyer, the Company or any of their respective Affiliates on the Closing Date but following the Closing that is outside the Ordinary Course of Business other than any transaction contemplated by this Agreement, that is taken with the consent of Seller, or the Section 338(h)(10) Election (any Taxes described in this proviso, the “Excluded Taxes”).
Section 8.03 Indemnification by the Company. From and after the Closing, Buyer and the Company shall jointly and severally indemnify and hold harmless, Seller, any of its Affiliates, and each of Seller’s and any of its Affiliates’ respective Affiliates, equityholders, directors, officers, managers, members, partners, employees, successors and assigns (each, a “Seller Indemnitee”) from and against any Losses, whether or not related to any Third Party Claim, incurred or suffered by any Seller Indemnitee arising out of, in connection with, or by reason of any of the following:
(a) any breach of any Post-Closing Covenants of Buyer or the Company;
(b) any Business Liability; and
(c) any Excluded Taxes.
Section 8.04 Indemnity Procedures.
(a) Any Person entitled to be indemnified under this Article VIII (the “Indemnified Party”) shall promptly give written notice to the party from whom indemnification may be sought (the “Indemnifying Party”) of any pending or threatened Litigation against the Indemnified Party that has given or would reasonably be expected to give rise to such right of indemnification with respect to such Litigation (a “Third Party Claim”), indicating, with reasonable specificity, the nature of such Third Party Claim, the basis therefor, a copy of any documentation received from the third party, the amount and calculation of the Losses for which the Indemnified Party is entitled to indemnification under this Article VIII (and a good-faith estimate of any such future Losses relating thereto), and the provisions of this Agreement in respect of which such Losses shall have occurred. The Indemnified Party shall promptly deliver to the Indemnifying Party any information or documentation related to the foregoing reasonably requested by the Indemnifying Party. A failure by the Indemnified Party to give notice and to tender the defense of the Litigation in a timely manner pursuant to this Section 8.04(a) shall not limit the obligations of the Indemnifying Party under this Article VIII, except (i) to the extent such Indemnifying Party is prejudiced thereby and (ii) to the extent expenses are incurred during the period in which notice was not provided.
(b) With respect to any Third Party Claim, the Indemnifying Party shall have the right, but not the obligation, to assume the control and defense, at its own expense and by counsel of its own choosing, of such Third Party Claim and any Third Party Claims related to the same or a substantially similar set of facts by notifying the Indemnified Party within twenty days after the receipt by the Indemnifying Party of a notice of such Third Party Claim from the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the control and defense of such Third Party Claim, and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party, if (i) such Third Party Claim is a criminal Litigation, (ii) the Indemnifying Party does not agree in writing that it is obligated to pay Losses arising from or related to such Third Party Claim (subject to the terms and conditions of this Article VIII). If the Indemnifying Party so undertakes to control and defend any such Third Party Claim, it shall notify the Indemnified Party of its intention to do so, and the Indemnified Party shall reasonably cooperate with the Indemnifying Party and its counsel in the defense against, and settlement of, any such Third Party Claim. Notwithstanding the foregoing, the Indemnifying Party shall not settle any such Third Party Claim without the written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed) unless such settlement does not involve any injunctive relief against or any finding or admission of any violation of Law or wrongdoing by the Indemnified Party, and any money damages are borne solely by the Indemnifying Party. Subject to the foregoing, the Indemnified Party shall have the right to employ separate legal counsel and to participate in but not control the defense of such Litigation at its own cost and expense. Notwithstanding anything to the contrary set forth in this Agreement and subject to the provisions of this Article VIII, the Indemnifying Party shall bear the reasonable fees of one firm of legal counsel (and one additional firm of legal counsel in each jurisdiction implicated in such Litigation) representing all Indemnified Parties in such Litigation and all related Litigations, if, but only if, the defendants in such Litigation include both an Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have reasonably concluded, based on the advice of legal counsel, that there is a conflict of interest between the Indemnifying Party and the Indemnified Party with respect to such Litigation. In any event, the Indemnified Party shall cause its legal counsel to reasonably cooperate with the Indemnifying Party and its legal counsel and shall not assert any position in any Litigation inconsistent with that asserted by the Indemnifying Party. No Indemnified Party may settle any Third Party Claim without the written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed). If the Indemnifying Party does not assume the control and defense of a Third Party Claim within twenty days after the receipt by the Indemnifying Party of a notice of such Third Party Claim from the Indemnified Party, it shall nevertheless be entitled to participate in the defense of such Litigation at its own cost and expense, and the Indemnified Party shall reasonably cooperate with the Indemnifying Party and its counsel in the defense against, and settlement of, any such Third Party Claim.
(c) If any Indemnified Party has or may have an indemnification claim against any Indemnifying Party under this Agreement that does not involve a Third Party Claim, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party indicating, with reasonable specificity, the nature of such claim, the basis therefor, the amount and calculation of the Losses for which the Indemnified Party is entitled to indemnification under this Article VIII (and a good-faith estimate of any such future Losses relating thereto), and the provisions of this Agreement in respect of which such Losses shall have occurred. The Indemnified Party shall promptly deliver to the Indemnifying Party any information or documentation related to the foregoing reasonably requested by the Indemnifying Party. A failure by the Indemnified Party to give notice in a timely manner pursuant to this Section 8.04(c) shall not limit the obligations of the Indemnifying Party under this Article VIII, except (i) to the extent such Indemnifying Party is prejudiced thereby and (ii) to the extent expenses are incurred during the period in which notice was not provided. If the Indemnifying Party disputes its liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in the appropriate court of competent jurisdiction set forth in Section 10.08.
(d) This Section 8.04 shall not apply to claims with respect to Tax matters to the extent inconsistent with Section 6.08(f).
Section 8.05 Limitations on Indemnification; No Duplication; Other Matters.
(a) The amount of any Losses subject to indemnification under this Article VIII shall be calculated net of (i) any insurance proceeds actually received covering such Losses that are the subject of the claim for indemnification (net of any costs of recovery and any increase in premiums), and (ii) all indemnity, contribution and similar payments received by the Indemnified Party (or its parent or any of its Subsidiaries) from third parties in respect of any such claim (net of any costs of recovery). The Indemnified Party will use its commercially reasonable efforts to recover under insurance policies for any Losses prior to seeking to collect any amounts under Article VIII. If the Indemnified Party (or its parent or any of its Subsidiaries) receives any such payment from a third party with respect to a claim after it has already received an indemnification payment on account of such claim, then the Indemnified Party shall reimburse the Indemnifying Party in an amount equal to the excess (if any, and solely up to the amount such Indemnifying Party has paid) of (x) the amount paid by or at the direction of the Indemnifying Party in respect of such claim, plus the amount received from the third party in respect thereof (net of any cost of recovery, including any increase in premiums) less (y) the full amount of such Loss. Any Liability for indemnification hereunder shall be determined without duplication or recovery by reason of the same Loss.
(b) Payments by an Indemnifying Party in respect of any Loss will be reduced by an amount equal to (i) any Tax benefit for state or local income Tax purposes to the extent realized or reasonably expected to be realized (within the taxable year in which the Loss was incurred or the immediately following two taxable years) as a result of such Loss by the Indemnified Party, less (ii) any Tax detriment (including any reduction in depreciation or amortization) realized or reasonably expected to be realized as a result of such Loss by the Indemnified Party.
(c) In no event will any Indemnified Party be entitled to recover any punitive, exemplary, speculative damages, damages that are not reasonably foreseeable or any damages based on any type of multiple (except to the extent any Indemnified Party is liable for the same pursuant to any Third Party Claim).
(d) In no event will any Indemnified Party be entitled to recover any Losses to the extent such Losses (i) were reserved for in the Financial Statements, (ii) are taken into account in the calculation of Final Closing Working Capital or (iii) are included in the calculation of the Post-Closing Adjustment Amount.
(e) In no event will an Indemnified Party be entitled to recover for any Losses relating to such Indemnified Party’s (or its Affiliates’) own general and administrative time, allocation of personnel wages, other overhead expenses or other similar internal costs.

(f) In no event will the aggregate amount of all Losses that an Indemnifying Party may be required to indemnify exceed (i) 10% of the Aggregate Purchase Price with respect to all Losses with respect to clauses (a) and (b) of the definition of Excluded Liabilities and (ii) the Aggregate Purchase Price with respect to all Losses subject to indemnification under this Article VIII.
Section 8.06 Payment. Upon a determination of liability under this Article VIII, the Indemnifying Party shall pay or cause to be paid to the Indemnified Party the amount so determined within five Business Days after the date of such determination.
Section 8.07 Characterization of Indemnification Payments. The parties shall treat any payment under this Article VIII as an adjustment to the purchase price for Tax purposes, except as otherwise required by applicable Law.
Section 8.08 Mitigation. Each Indemnified Party will use commercially reasonable efforts to mitigate all indemnifiable Losses after becoming aware of any event that would reasonably be expected to give rise to any Losses that are indemnifiable or recoverable hereunder.
Section 8.09 Exclusive Remedy. Each of the parties acknowledges and agrees that following the Closing, its and its Affiliates’ sole and exclusive remedy with respect to any and all Transaction Litigation, regardless of the legal theory under which such liability or obligation may be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, shall be exclusively pursuant to the provisions set forth in Section 6.06, Section 6.08, this Article VIII, Section 10.11 and the other Transaction Agreements, as applicable. Notwithstanding the foregoing, in no event shall any party be restricted in seeking (i) any non-monetary remedy with respect to the Post-Closing Covenants or (ii) any remedy in the case of Actual Fraud.
Section 8.10 Representation and Warranty Insurance. If Buyer or any of its Affiliates obtains a purchaser-side representations and warranties policy in connection with the Transaction (the “RWI Policy”), such policy shall contain an irrevocable, unconditional waiver by the insurer of its subrogation rights against Seller and the other Seller Related Parties, except in the event of Actual Fraud. The RWI Policy shall also contain a provision that Seller and the other Seller Related Parties are third-party beneficiaries of the waiver described in this Section 8.10. Buyer shall not, and shall cause its Subsidiaries not to, enter into or consent to, any amendment to, or termination, cancellation or revocation of, the RWI Policy that could increase the liability of Seller or any other Seller Related Parties.
Article IX
TERMINATION

Section 9.01 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:

(a) by mutual written agreement of Seller and Buyer;
(b) by either Buyer or Seller at any time after 5:00 p.m. Pacific time on the Termination Date if the Closing shall not have occurred on or prior to such date; provided that neither party shall have the right to terminate this Agreement pursuant to this Section 9.01(b) if such party’s material breach of this Agreement has been the primary cause of the failure of the Closing to occur prior to the Termination Date;
(c) by either Buyer or Seller, if any Order or Law permanently prohibiting the consummation of the Transactions shall have become final and non-appealable;
(d) by Buyer, if any representation or warranty set forth in Article III or Article IV shall be or shall have become inaccurate or Seller or the Company shall have breached or failed to perform any of their respective covenants set forth in this Agreement, which inaccuracy, breach or failure to perform would reasonably be expected to give rise to the failure of any of the conditions set forth in Section 7.02, and which inaccuracy, breach or failure to perform cannot be cured by the Company or Seller, as applicable, or, if capable of being cured, shall not have been cured prior to the earlier of (i) the Business Day prior to the Termination Date and (ii) the date that is 30 calendar days after receipt by the Company of notice in writing from Buyer specifying the nature of such inaccuracy, breach or failure to perform and requesting that it be cured;
(e) by Seller, if any representation or warranty of Buyer set forth in Article V shall be or shall have become inaccurate or Buyer shall have breached or failed to perform any of its covenants set forth in this Agreement (including to purchase the Shares in accordance with Section 2.01), which inaccuracy, breach or failure to perform would reasonably be expected to give rise to the failure of any of the conditions set forth in Section 7.03, and which inaccuracy, breach or failure to perform cannot be cured by Buyer or, if capable of being cured, shall not have been cured prior to the earlier of (i) the Business Day prior to the Termination Date and (ii) the date that is 30 calendar days after receipt by Buyer of notice in writing from Seller specifying the nature of such inaccuracy, breach or failure to perform and requesting that it be cured; or
(f) by Seller, if (i) the conditions set forth in Section 7.01 and Section 7.02 have been satisfied (other than any condition that requires the delivery of a document or certificate or the taking of any action at the Closing), (ii) Seller has irrevocably confirmed by written notice to Buyer that (A) all conditions set forth in Section 7.03 have been satisfied (other than any condition that requires the delivery of a document or certificate or the taking of any action at the Closing) or that it and the Company are willing to waive any unsatisfied conditions in Section 7.03, and (B) it and the Company are ready, willing, and able to consummate the Closing and (iii) Buyer fails to consummate the Closing within three Business Days after the date the Closing should have occurred pursuant to Section 2.02.
Neither party shall have the right to terminate this Agreement pursuant to Section 9.01(c) if such party’s or any of its Affiliates’ failure to perform in all material respects any covenants of such party set forth in this Agreement was the primary cause for the issuance of the Order.

Buyer shall not have the right to terminate this Agreement pursuant to Section 9.01(d) if Buyer is then in breach of this Agreement and such breach would reasonably be expected to give rise to the failure of any of the conditions set forth in Section 7.03.
Seller shall not have the right to terminate this Agreement pursuant to Section 9.01(e) if Seller or the Company is then in breach of this Agreement and such breach would reasonably be expected to give rise to the failure of any of the conditions set forth in Section 7.02.
The party desiring to terminate this Agreement pursuant to any of clause (b), (c), (d), (e) or (f) of this Section 9.01 shall give written notice of such termination to the other party in accordance with Section 10.01 specifying the provision or provisions hereof pursuant to which such termination is effected (a “Termination Notice”).
Section 9.02 Effect of Termination; Etc. If this Agreement is terminated in accordance with Section 9.01, this Agreement shall thereafter become void and have no effect and the Transactions shall be abandoned. In the event of such termination, there shall be no liability or obligation on the part of Buyer, the Company or Seller except that: (i) Article I, this Section 9.02, Article X (other than Section 10.12), and the Confidentiality Agreement shall survive termination of this Agreement and remain valid and binding obligations of each of the parties; and (ii) termination of this Agreement pursuant to Section 9.01 shall not release any party from any liability for any liabilities or damages incurred or suffered by another party, to the extent such liabilities or damages were the result of the knowing and willful and material breach by such party of this Agreement or Actual Fraud. If Buyer fails to fulfill its obligations to consummate the Transactions on the date the Closing is required to occur pursuant to Section 2.02, such failure to consummate the Transactions on such date shall be deemed to be a knowing and willful and material breach of this Agreement.
Article X
MISCELLANEOUS

Section 10.01 Notices. All notices, demands or requests made pursuant to, under or by virtue of this Agreement must be in writing and sent to the party to which the notice, demand or request is being made at the address or electronic mail address set forth below:
To Seller or the Company:
c/o AppFolio, Inc.
50 Castilian Drive
Santa Barbara, CA 93117
Telephone: (805) 3646047
Attn: Matt Mazza, General Counsel
Email: matt.mazza@appfolio.com

with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
2049 Century Park East
Los Angeles, CA 90067
Telephone: (310) 5524223
Attn: Jonathan Benloulou, P.C.
Email: jonathan.benloulou@kirkland.com
To Buyer:
c/o Apax Partners
601 Lexington Avenue 53rd Floor
New York, New York 10022
Attention: Ashish Karandikar
Email: Ashish.Karandikar@apax.com
with a copy (which shall not constitute notice) to:
Simpson Thacher & Barlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Ryerson Symons, Benjamin P. Schaye
Email: rsymons@stblaw.com; ben.schaye@stblaw.com
Notice shall be deemed to have been duly given or made pursuant to this Section 10.01 if delivered (a) by nationally recognized overnight courier delivery, that provides a receipt of delivery, for next Business Day delivery, upon the earlier of the second Business Day following the date sent by such courier and receipt, (b) by mail, upon receipt, (c) by hand delivery, upon delivery or (d) by electronic mail transmission, on the Business Day sent or on the next succeeding Business Day otherwise, if confirmation of transmission is received by the sender or no failure message is generated. Legal counsel for any party may send to any other party any notices, requests, demands or other communications required or permitted to be given under this Agreement by such party. Each party may change the address by which proper notice shall be given pursuant to this Section 10.01 by providing notice to the other parties in accordance with this Section 10.01.
Section 10.02 Amendment; Waiver, Etc. Any provision of this Agreement may be amended, modified, supplemented or waived if, and only if, such amendment, modification, supplement or waiver is in writing and signed, in the case of an amendment, modification or supplement, by Buyer, the Company and Seller, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 10.03 Assignment. Except as expressly provided in this Agreement, no party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of Buyer, the Company and Seller, and any attempt to assign this Agreement without such consent shall be void and of no effect. Notwithstanding the foregoing, Buyer may assign its rights and obligations hereunder to an Affiliate so long as such assignment does not cause any delay in consummating the Closing. Any such assignment shall not release Buyer from its obligations hereunder.
Section 10.04 Entire Agreement. The Transaction Agreements, the Annexes, Schedules and Exhibits to this Agreement and the other Transaction Agreements contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior representations, agreements, term sheets, letters of intent and understandings, oral or written, with respect to such matters.
Section 10.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon a final, non-appealable judgment of a court of competent jurisdiction that any term or other provision hereof is invalid, illegal or incapable of being enforced, Buyer, the Company and Seller shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner so that the Transactions be consummated as originally contemplated to the fullest extent possible.
Section 10.06 Parties in Interest; No Third Party Beneficiaries.
(a) This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns. Whether expressly or by implication, except as set forth in clause (b) below, nothing in this Agreement is intended to confer upon any Person other than Buyer, the Company and Seller, and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement. Without limiting the foregoing, except as set forth in Section 10.06(b), no Person shall be a third-party beneficiary of this Agreement.
(b) The limitations in Section 10.06(a) shall not apply to the provisions of:
(i) Section 6.06, to the extent it applies to D&O Indemnified Persons, which shall be express third-party beneficiaries of, and shall be entitled to rely on, such section;
(ii) Section 10.12, to the extent it applies to Kirkland, which shall be an express third-party beneficiary of, and shall be entitled to rely on, such section;
(iii) Section 10.15, to the extent it applies to the Buyer Released Persons or the Seller Released Persons, as applicable, which shall be express third-party beneficiaries of, and shall be entitled to rely on, such section; and

(iv) Section 10.17, to the extent it applies to Non-Party Affiliates, which shall be express third-party beneficiaries of, and shall be entitled to rely on, such section.
Section 10.07 Expenses. Except as expressly provided in this Agreement, whether or not the Transactions are consummated, all costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the Transactions shall be borne by the party incurring such expenses.
Section 10.08 Governing Law; Jurisdiction; Waiver of Jury Trial.
(a) This Agreement and any Transaction Litigation shall be governed by and enforced pursuant to the Laws of the State of Delaware, without giving effect to rules of conflict of laws that would result in the application of Laws of any other jurisdiction. Each party irrevocably and unconditionally agrees and consents to be subject to the exclusive jurisdiction of the Chosen Courts in any Transaction Litigation that is brought by any such party or its successors or assigns. Each party irrevocably agrees and consents to the service of any and all process in any such Transaction Litigation by the delivery of such process in the manner provided in Section 10.01. To the fullest extent it may legally do so, each party irrevocably and unconditionally waives any objection to the laying of venue of any Transaction Litigation in the Chosen Courts. Each party irrevocably and unconditionally waives and agrees not to plead or claim in any Chosen Court that any such Transaction Litigation brought in any Chosen Court has been brought in an inconvenient forum. No party shall bring or support, or permit any of its Affiliates to bring or support, any Transaction Litigation (including any crossclaim or thirdparty claim) of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise, in any forum other than the Chosen Courts. Any final and nonappealable judgment against any party in any Transaction Litigation shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.
(b) Each party irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any Transaction Litigation. Each party certifies and acknowledges that (i) no Representative of any other party has represented, expressly or otherwise, that such other party would not, if there is any Litigation, seek to enforce the foregoing waiver, (ii) such party understands and has considered the implications of this waiver, (iii) such party makes this waiver voluntarily and (iv) each other party has been induced to enter into this Agreement by, among other things, the mutual waivers and certificates in this Section 10.08(b).
Section 10.09 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement. This Agreement shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, email in “portable document format” (“.pdf”) form, or by other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 10.10 Further Assurances. Subject to the terms and conditions of this Agreement, during the Interim Period, at the request of any party and, except as otherwise set forth in this Agreement, without further consideration, each other party shall execute and deliver to such requesting party such documents and take such other action as such requesting party may reasonably request in order to consummate the Transactions as soon as practicable, including satisfaction, but not waiver, of the conditions to Closing set forth in Article VII.
Section 10.11 Remedies.
(a) The provisions of this Agreement are uniquely related to the desire of the parties and their respective Affiliates to consummate the Transactions. The Transactions represent a unique business opportunity at a unique time for each of the parties and their respective Affiliates. As a result, irreparable damage would occur if any provision of this Agreement were not performed in accordance with its terms. Although monetary damages may be available for the breach of such covenants and undertakings, monetary damages would be difficult to ascertain and an inadequate remedy for any such breach. Accordingly, if Seller, on the one hand, or Buyer, on the other hand, breaches or threatens to breach any provision of this Agreement, Seller or the Company, on the one hand, or Buyer, on the other hand, shall be entitled to seek an injunction or injunctions, specific performance and all other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement. Any party seeking an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement shall not be required to provide, furnish or post any bond or other security in connection with or as a condition to obtaining any such order or injunction. Each party irrevocably waives any right it may have to require the provision, furnishing or posting of any such bond or other security. If any Litigation should be brought in equity to enforce the provisions of this Agreement no party shall allege, and each party waives the defense, that there is an adequate remedy at law. The rights in this Section 10.11 are in addition to any other remedy to which a party may be entitles at law or in equity, and the exercise by a party of one remedy shall not preclude the exercise of any other remedy.
(b) To the extent any party brings any Litigation to enforce specifically the performance of the other party’s obligation to consummate the Closing when available to such party pursuant to the terms of this Agreement, the Termination Date shall automatically be extended to: (i) the 5th Business Day following the resolution of such Litigation by a final, non-appealable Order by the court presiding over such Litigation, if later than the date the Termination Date would otherwise occur pursuant to the terms of this Agreement; or (ii) such other time period established in a final, non-appealable Order by the court presiding over such Litigation. The extension of the Termination Date set forth in the immediately preceding sentence shall not apply to any action to enforce specifically any provision that expressly survives termination of this Agreement.
Section 10.12 Waiver of Conflicts. Kirkland, Polsinelli LLP, and Global Immigration Associates, P.C. (each, a “Transaction Counsel”) have acted as legal counsel to the Company, Seller and certain of its respective Affiliates prior to the Signing Date, and the Transaction Counsel intend to act as legal counsel to Seller and its respective Affiliates (other than the

Company) (individually and collectively, the “Seller Group”) after the Closing. In recognition of the foregoing, each of Buyer and the Company expressly waives, on its own behalf and on behalf of its directors, members, partners, stockholder, officers, employees and Affiliates and agrees to cause its directors, members, partners, stockholder, officers, employees and Affiliates, and the Company to waive, any conflicts that may arise in connection with any Transaction Counsel representing the Seller Group after the Closing as such representation may relate to Buyer, the Company or the Transactions. All communications involving attorney-client confidences between Seller, the Company and their respective Affiliates, on the one hand, and any Transaction Counsel, on the other hand, relating to the negotiation, documentation and consummation of the Transactions shall be deemed to be attorney-client confidences that belong solely to Seller and its respective Affiliates (and not the Company). Accordingly, neither Buyer, nor the Company shall have access to or will seek to obtain any such communications or the files of any Transaction Counsel relating to such engagement from and after the Closing. Without limiting the foregoing, from and after the Closing, (a) Seller and its respective Affiliates (and not the Company) shall be the sole holders of the attorney-client privilege with respect to such engagement, and the Company shall not be a holder thereof, (b) to the extent that files of any Transaction Counsel in respect of such engagement constitute property of the client, only Seller and its respective Affiliates (and not the Company) shall hold such property rights and (c) no Transaction Counsel shall have any duty whatsoever to reveal or disclose any such attorney-client communications or files to the Company by reason of any attorney-client relationship between such Transaction Counsel and the Company. For the avoidance of doubt, the Company is not waiving any attorney-client privilege (including relating to the negotiation, documentation and consummation of the Transactions) in connection with any third party Litigation.
Section 10.13 Disclaimer.
(a) Notwithstanding anything in this Agreement to the contrary, the representations and warranties of Seller expressly set forth in Article III, Article IV or any certificate delivered pursuant to Section 2.04(c), are and shall constitute the sole and exclusive representations and warranties made with respect to Seller and the Company in connection with this Agreement or the Transactions.
(b) Without limiting the foregoing, except for the representations and warranties expressly set forth in Article III, Article IV or any certificate delivered pursuant to Section 2.04(c), none of Seller, the Company, or any other Person has made or is making any express or implied representations or warranty, statutory or otherwise, of any nature, including with respect to any express or implied representation or warranty as to the merchantability, quality, quantity, suitability or fitness for any particular purpose of the business or the assets of the Company (including in respect of any of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company).
(c) Except for the representations and warranties expressly set forth in Article III, Article IV or any certificate delivered pursuant to Section 2.04(c), all other warranties relating to Seller, the Company or the Business, express or implied, statutory or otherwise, of any nature, including with respect to any express or implied representation or warranty as to the merchantability, quality, quantity, suitability or fitness for any particular purpose of the business or the assets of the Company (including in respect of any of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company), are hereby expressly disclaimed.
(d) Buyer represents, warrants, covenants and agrees, on behalf of itself and its Affiliates, that in determining to enter into and consummate this Agreement and the Transactions, it is not relying upon, expressly disclaims reliance upon and has not been induced by, (i) any representation or warranty made or purportedly made by or on behalf of any Person, other than those expressly made by Seller as set forth in Article III, Article IV or any certificate delivered pursuant to Section 2.04(c), in each case as qualified by the Schedules, and (ii) any estimate, projection forecast, plan, budget or other prediction, any data, any financial information or any memoranda or offering materials or presentations, including any memoranda and materials provided by or on behalf of Seller, the Company, or any other Person (including information contained in any data room, management presentation, due diligence call, meeting or discussion, estimate, projection or forecast or similar materials). None of the foregoing materials, nor any all similar materials shall be deemed to be or to include representations or warranties. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall relieve Buyer, Seller or the Company from any liability in the case of Actual Fraud.
(e) Notwithstanding anything in this Agreement to the contrary, the representations and warranties of Buyer expressly set forth in Article V or any certificate delivered pursuant to Section 2.04(b) are and shall constitute the sole and exclusive representations and warranties made with respect to Buyer in connection with this Agreement or the Transactions.
(f) Without limiting the foregoing, except for the representations and warranties expressly set forth in Article V or any certificate delivered pursuant to Section 2.04(b), none of Buyer or any other Person has made or is making any express or implied representations or warranty relating to Buyer, statutory or otherwise, of any nature, including with respect to any express or implied representation or warranty as to Buyer or business or the assets or liabilities of Buyer.
(g) Seller represents, warrants, covenants and agrees, on behalf of itself and its Affiliates, that in determining to enter into and consummate this Agreement and the Transactions, it is not relying upon, expressly disclaims reliance upon and has not been induced by, any representation or warranty made or purportedly made by or on behalf of any Person, other than those expressly made by Buyer as set forth in Article V or any certificate delivered pursuant to Section 2.04(b).
Section 10.14 Due Diligence Review and Disclaimer. Buyer represents, warrants, and agrees, on behalf of itself and its Affiliates, that:
(a) it is a sophisticated purchaser and, together with its own expert advisors including legal counsel, has completed its own analysis, and due diligence investigation, and formed its own independent judgment with respect to the Company;

(b) it has been furnished with or given access to such documents and information about the Company and its businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement and the Transactions;
(c) in entering into this Agreement, it has relied solely upon its own investigation and analysis and the representations and warranties of (i) Seller expressly contained in Article III and Article IV and any certificate delivered pursuant to Section 2.04(c), in each case as qualified by the Schedules;
(d) other than the representations and warranties contained in Article III and Article IV and any certificate delivered pursuant to Section 2.04(c), no representation or warranty of any kind or nature expressed or implied has been or is being made, whether directly or indirectly, by Seller, the Company or any other Person as to the accuracy or completeness of any of the information provided or made available to Buyer or any of its Representatives, including the accuracy or completeness of any information contained in any data room, management presentation, due diligence call, meeting or discussion, estimate, projection or forecast or similar materials and Buyer expressly disclaims reliance on any of the foregoing; and
(e) there are uncertainties inherent in attempting to make estimates, projections, forecasts, plans, budgets and similar materials and information.
Section 10.15 Release.
(a) As of the Closing, Buyer, on its own behalf and on behalf of its Affiliates, and the Company (each, a “Buyer Releasing Person”), irrevocably, unconditionally and completely releases and forever discharges Seller and its respective Affiliates, and each other Seller Related Party (each, a “Buyer Released Person”), from all Losses, Litigation, covenants, torts, defenses, offsets, judgments, demands and Liabilities whatsoever, of every name and nature, both at law and in equity, known or unknown, accrued or unaccrued, that have been or could have been asserted against any Buyer Released Person, which any Buyer Releasing Person has or ever had, that arises out of or in any way relates to events, circumstances or actions occurring, existing or taken prior to or as of the Closing Date in respect of matters directly or indirectly relating to the operation of the Company or the Business by Seller prior to the Closing, except for (i) any claims, rights or obligations arising under this Agreement and the Transaction Agreements, including any claims or causes of action arising out of Actual Fraud, and (ii) any Buyer Released Person’s status as a MyCase Service Provider.
(b) As of the Closing, Seller, on its own behalf and on behalf of its Subsidiaries (each, a “Seller Releasing Person”), irrevocably, unconditionally and completely releases and forever discharges Buyer, the Company and their respective Affiliates, and each other Buyer Related Party (each, a “Seller Released Person”), from all Losses, Litigation, covenants, torts, defenses, offsets, judgments, demands and Liabilities whatsoever, of every name and nature, both at law and in equity, known or unknown, accrued or unaccrued, that have been or could have been asserted against the Company which any Seller Releasing Person has or ever had, that arises out of or in any way relates to events, circumstances or actions occurring, existing or taken prior to or as of the Closing Date in respect of matters directly or indirectly relating to operation of the Company by Seller prior to the Closing, except for any claims, rights or obligations arising under this Agreement and the Transaction Agreements.
(c) Each of Seller, Buyer and the Company:
(i) represents and warrants that it is fully aware of the provisions of California Civil Code § 1542, which provides as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”
(ii) expressly waives and relinquishes all rights and benefits that the Buyer Releasing Persons or the Seller Releasing Persons, as applicable may have under applicable Law, including any state Law (including the above referenced California Civil Code section) or any common Law principles limiting waivers of unknown claims,
(iii) understands that the facts and circumstances under which such Person gives this irrevocable and unconditional full and complete release and discharge of the Buyer Released Persons or the Company, as applicable may later prove to be different than now known or believed to be true by such Person and
(iv) accepts and assumes the risk thereof and agrees that the Buyer Releasing Persons’ or the Seller Releasing Persons’, as applicable irrevocable and unconditional full and complete release and discharge of the Buyer Released Persons or the Company, as applicable with respect to the matters described in this Section 10.15 shall remain effective in all respects and not be subject to termination, rescission or modification by reason of any such difference in facts and circumstances.
Section 10.16 Public Statements. Except for any joint press release to be mutually agreed upon, Seller, Buyer, and the Company shall not, and shall cause their Affiliates and Representatives to not, make any public announcements in respect of the Transaction Agreements or the Transactions or otherwise communicate with any news media without the prior written consent of the other parties (which consent shall not be unreasonably withheld, conditioned or delayed). No press release or other public announcement, statement or comment relating to the Transaction Agreements or the Transactions shall be issued, made or permitted to be issued or made by any party or any of its Affiliates or Representatives without the prior written consent of Seller and Buyer (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, if any press release or other public announcement or statement relating to the Transactions Agreements or the Transactions is required by applicable Law or stock exchange requirements on which such party or its Affiliates lists or trades securities, such disclosing party shall consult with the non-disclosing parties in advance of such disclosure and provide the non-disclosing parties a reasonable opportunity to review and comment on any such release, announcement or statement and consider in good faith any such comments with respect thereto. In addition: (a) Seller may disclose information regarding the Transactions which it deems appropriate in its reasonable judgment, in light of its status as a public company, including pursuant to filings with the SEC (including filing a copy of this Agreement) and to Seller’s securities analysts and institutional investors in press interviews, (b) any party may disclose the Transactions and the total enterprise value of the Company implied by the Transaction to its investors and potential investors in the Ordinary Course of Business and to its Representatives; and (c) any party or its equityholders who is an investment fund may disclose the terms of this Agreement or the Transactions to its Affiliates, lenders and any current or potential investor in such party’s fund(s) in connection with its fundraising, marketing, informational or reporting activities, or otherwise in the ordinary course of such party’s business, so long as such recipients are obligated to keep such information confidential. Nothing in this Section 10.16 shall prohibit any disclosure (i) required under the Credit Agreement or any other Contract to which Seller is a party (including for the purpose of seeking a counterparty’s Consent to the Transactions or as contemplated by Section 6.12 or Section 6.13) provided such disclosure to counterparties discloses only information which is consistent with any public announcements with respect to the Transaction previously agreed upon with Buyer, or (ii) by Seller or its Subsidiaries or Buyer or its Subsidiaries to their respective employees; provided such disclosure to employees is consistent with substantive communications previously agreed upon with the other party.
Section 10.17 No Recourse. Without regard to whether any claim or cause of action sounds in contract or in tort, in law or in equity, or granted by statute, all Transaction Litigation may be made only against (and are expressly limited to) the Persons that are expressly identified as parties to this Agreement (the “Contracting Parties”). No Person who is not a Contracting Party, including any past, present or future Representative, stockholder or Affiliate of a Contracting Party or any past, present or future Representative, stockholder or Affiliate of, or financial advisor or lender to, or successor or assignee any of the foregoing (“NonParty Affiliates”), shall have any Liability directly or indirectly arising under, out of, in connection with or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance or breach. To the maximum extent permitted by Law, each Contracting Party waives and releases all such Liabilities, claims, causes of action and obligations. Without limiting the foregoing and without limiting the rights of any Contracting Party against the other Contracting Parties, in no event shall any Contracting Party or any of its Affiliates seek to enforce this Agreement against or make any claims relating to any Transaction Litigation against, or seek to recover from any Non-Party Affiliates. The parties acknowledge and agree that the NonParty Affiliates are intended thirdparty beneficiaries of this Section 10.17.
Section 10.18 Confidentiality.
(a) Duty of Confidentiality. From and after the Closing, each party will protect the Confidential Information of the other party using the same degree of care it would use with respect to its own confidential and proprietary information. Except as otherwise provided in this Agreement, each party will, and will cause its Subsidiaries and their respective Representatives to, keep confidential and not disclose to any Person, without the applicable party’s prior written consent, all Confidential Information of such other party. Notwithstanding the foregoing, each party shall have the right, without the prior written consent of the other applicable parties, to disclose Confidential Information to any of its Representatives who (i) need to know the Confidential Information and (ii) are informed of the confidential nature of the Confidential Information. Such party shall be liable for any breach of the confidentiality obligations under this Section 10.18 by any such Representatives. Notwithstanding the foregoing, (i) to the extent there is any conflict between the terms of this Section 10.18 and the confidentiality obligations pursuant to the Transition Services Agreement, the terms of the Transition Services Agreement shall control with respect to the information to which the Transaction Services Agreement applies, and (ii) neither party shall be prohibited by this Section 10.18 from disclosing or otherwise using its owned or licensed Intellectual Property, pursuant to the terms of the Intellectual Property License Agreement or otherwise.
(b) Required Disclosure. If a party or any of its Representatives is requested or required to disclose any Confidential Information pursuant to any applicable Law or Order or pursuant to judicial process or any securities exchange rule, such party shall promptly notify the other applicable party in writing (to the extent permitted by Law), take commercially reasonable steps to request that the Confidential Information not be disclosed to non-parties or the public, and shall reasonably cooperate with the other applicable party in taking legally available steps to seek a protective order or other appropriate remedy. If such protective order or other appropriate remedy is not obtained, the disclosing party or its Representatives, as applicable, may disclose only that portion of the Confidential Information that, on the advice of its counsel, is legally required to be disclosed and upon the request of the applicable party, shall request assurances and reasonably cooperate with the other applicable party in its efforts to ensure that confidential treatment will be accorded to Confidential Information disclosed in such manner.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed and delivered on its behalf by its officers thereunto duly authorized, all at or on the date and year first above written.

BUYER

Mockingbird AcquisitionCo Inc.

By: /s/ Ashish Karandikar
Name: Ashish Karandikar
Title: President and Chief Executive Officer

[Signature Page to Stock Purchase Agreement]

SELLER

AppFolio, Inc.

By: /s/ Jason Randall
Name: Jason Randall
Title: Chief Executive Officer

[Signature Page to Stock Purchase Agreement]

COMPANY

MyCase, Inc.

By: /s/ Kim Coalson
Name: Kim Coalson
Title: President

[Signature Page to Stock Purchase Agreement]

Annex A
Definitions
The following terms are defined elsewhere in this Agreement in the Sections set forth below and, when used in this Agreement, shall have the respective meanings defined in this Agreement:

Defined Term	Section
Acquisition Transaction	6.10
Affiliated Party	4.20(b)
Agreement	Preamble
Anti-Corruption Laws	4.09
AntiMoney Laundering Laws	4.09
Arbitrator’s Report	2.05(f)
Assumed Employee Liabilities	6.07(b)
Bank Account	6.18
Buyer	Preamble
Buyer Indemnitee	8.02
Buyer Plans	6.07(g)
Buyer Prepared Returns	6.08(d)
Buyer Released Person	10.15(a)
Buyer Releasing Person	10.15(a)
Cash Incentive Plans	6.07(c)
Closing	2.02
Closing Date	2.02
Closing Payments Statement	2.03(b)
Closing Statement	2.05(a)
COBRA	6.07(b)
Company	Preamble
Company Plan	4.12(a)
Company Software	4.17(e)
Company-Owned IP	4.17(a)
Company-Owned Registered IP	4.17(a)
Competing NDAs	6.10
Continuing Employee	6.07(d)
Contracting Parties	10.17
D&O Insurance	6.06(c)
Data Room	1.02(e)
Debt Payoff Amount	2.04(c)(vi)
Debt Payoff Letter	2.04(c)(vi)
Delayed Hire Date	6.07(b)
Annex A-1

Dispute Notice	2.05(b)
Disputed Item	2.05(b)
Eligible Employee	6.07(h)
Equity Commitment Letter	5.05(a)
Estimated Aggregate Purchase Price	2.03(a)
Estimated Closing Cash	2.03(a)
Estimated Closing Indebtedness	2.03(a)
Estimated Closing Statement	2.03(a)
Estimated Closing Working Capital	2.03(a)
Estimated Replacement LTI Award Cost	2.03(a)
Estimated Transaction Expenses	2.03(a)
Excluded Taxes	8.02(c)
Final Allocation	6.08(b)
Financing	5.05(a)
Forfeited Seller Equity Awards	6.07(h)
Indemnified Party	8.04(a)
Indemnifying Party	8.04(a)
Insurance Matter	6.20
Interim Period	6.01
Investors	5.05(a)
Material Contracts	4.14(a)
Materials	6.15
Non-Management Employees	6.01(i)
NonParty Affiliates	10.17
Pre-Closing Transaction Documents	6.12(a)
Pre-Closing Transactions	6.12(a)
Proposed Allocation	6.08(b)
PTO	6.07(f)
Replacement Contract	6.13(a)
Replacement LTI Award	6.07(h)(i)
Retained Employee Liabilities	6.07(b)
RWI Policy	8.10
Section 338 Allocation Forms	6.08(d)
Section 338 Election Forms	6.08(b)
Section 338(h)(10) Election	6.08(b)
Seller	Preamble
Seller Consolidated Returns	6.08(d)
Seller Group	10.12
Seller Indemnitee	8.03
Seller Prepared Returns	6.08(d)
Seller Released Person	10.15(b)
Annex A-2

Seller Releasing Person	10.15(b)
Seller Separate Returns	6.08(d)
Seller Share Price	6.07(h)
Seller Shares	6.07(h)
Service Condition	4.13(b)
Service Provider List	4.13(b)
Shared Contract Rights	6.13(a)
Shared Contracts	6.13(a)
Shares	Recitals
Signing Date	Preamble
Support Services	6.14
Tax Proceeding	6.08(f)
Termination Notice	9.01(f)
Third Party Claim	8.04(a)
Third Party Consents	6.03
Top Suppliers	4.14(d)
Transaction Counsel	10.12
Transfer Date	6.07(d)
Transferred Assets	6.12(a)
Undisputed Item	2.05(b)
Visa Employee	6.07(h)

The following terms, when used in this Agreement, shall have the respective meanings ascribed to them below:
“Accounting Arbitrator” means Deloitte Touche Tohmatsu Limited, or if such firm is unable or unwilling to perform the services required under Section 2.05, another nationally recognized firm of independent certified public accountants designated mutually agreed by Buyer and Seller (which agreement shall not be unreasonably withheld, delayed or conditioned by either party).
“Actual Fraud” with respect to a party to this Agreement means (i) an intentional misrepresentation by such party with respect to the making of the representations and warranties of such party as expressly set forth in this Agreement with the intent by such party that the other parties to this Agreement rely on such misrepresentation to such other party’s material detriment and (ii) such other party reasonably relies on, and suffers Losses as a result of, such misrepresentation.
“Affiliate” as to any Person means any other Person that, directly or indirectly, through one or more intermediaries, is in control of, is controlled by, or is under common control with, such first Person. For the purposes of this Agreement, any “portfolio company” (as such term is
Annex A-3

commonly understood in the private equity industry) of any investment fund affiliated with any Person shall not be considered an “Affiliate” of such Person.
“Aggregate Purchase Price” means, without duplication, (a) the sum of (i) the Total Enterprise Value, plus (ii) Closing Cash, plus (iii) Closing Working Capital, minus (b) the sum of (i) Closing Indebtedness, plus (ii) the Transaction Expenses, plus (iii) Target Working Capital, plus (iv) the Replacement LTI Award Cost.
“Antitrust Laws” means any of the HSR Act, the Sherman Act of 1980, the Clayton Act of 1914, the Federal Trade Commission Act of 1914 and any other Law designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade or harm to competition.
“Apax” means Apax Partners, L.P.
“Assets” of any Person means all assets, rights and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible (including Intellectual Property) and wherever situated) owned or leased by such Person.
“Bankers’ and Advisors’ Fees” means the aggregate amount of fees, costs and expenses of investment bankers, legal counsel, accountants or other advisors or experts retained, including to the Persons set forth on Schedule 2.04(a)(iii), in connection with the Transactions.
“Bankruptcy Laws and Principles of Equity” means (a) bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors’ rights and (b) principles of equity.
“Business” means the business of (i) development, and provision of, legal practice and case management software, (ii) provision of services to facilitate the invoicing of, and collection of payments from, clients of legal services providers to the extent related to provider’s provision of legal services, and (iii) provision of website, social and mobile media hosting solutions and other services for legal services providers, to the extent such solutions and services are related to the provider’s provision of legal services. “Business” does not include any other business conducted as of the Signing Date by Seller or any of its Subsidiaries or the development or provision of any other products.
“Business Assets” means (i) all Assets (other than Shared Contracts and Intellectual Property) owned by Seller and its Subsidiaries (other than the Company) exclusively or primarily relating to or exclusively or primarily used in the Business as of the Signing Date and/or the Closing Date; (ii) the Business IP Assets; and (iii) the San Diego Lease and the deposits with the landlord of the San Diego Lease. Notwithstanding the foregoing, Business Assets shall exclude those items set forth as Excluded Assets on Schedule 6.12.
“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in the City of New York are authorized or obligated by Law or Order to close.
Annex A-4

“Business Exclusive Software” means any Intellectual Property (other than Patents, Marks and Domain Names) owned by Seller and its Subsidiaries that, as of the Signing Date, is embodied or incorporated exclusively in any software of any product or service of the Business and is not embodied or incorporated in any software of any product or service of Seller and its Subsidiaries (other than the Business), whether or not any such Intellectual Property becomes embodied or incorporated in any software of any product or service of Seller and its Subsidiaries (other than the Business) at any time after the Signing Date. Business Exclusive Software shall exclude any items set forth as Excluded Assets on Schedule 6.12.
“Business IP Assets” means (i) the registered trademarks and applications and registered Internet domain names set forth on Schedule 6.12, (ii) all Intellectual Property (other than Patents and Jointly-Owned Software) owned by Seller and its Subsidiaries (other than the Company) exclusively or primarily relating to or exclusively or primarily used in the Business as of the Signing Date and/or Closing Date, including the Business Exclusive Software; (iii) a one-half, equal and undivided joint ownership interest in and to all Intellectual Property (other than Patents, Marks and Domain Names) owned by Seller or its Subsidiaries and embodied or incorporated, as of the Signing Date and/or Closing Date, in any software of both (A) any product or service of the Business and (B) any product or service of the Seller or its Subsidiaries (other than products or services of the Business), but in all cases in this clause (iii) excluding (x) those items set forth as Excluded Assets on Schedule 6.12, and (y) Business Exclusive Software (the foregoing Intellectual Property, “Jointly-Owned Software”) without any duty to account for profits or other compensation relating thereto (including for unjust enrichment) to the other Party (and each Party hereby expressly waives any such duty to account for profits or other compensation); and (iv) a copy of all physical and tangible materials, including software, code and documentation, embodying any of the items in clauses (ii) or (iii). Notwithstanding the foregoing, Business IP Assets shall exclude those items set forth as Excluded Assets on Schedule 6.12.
“Business Liability” means all Liabilities, to the extent based on, arising out of, or relating to the ownership or operation of the Business by Seller and its Subsidiaries, but excluding any Liabilities set forth in Section 8.02(a), (b) or (c).
“Buyer Related Party” means Buyer, Investors, and any former or current, direct or indirect (a) equityholder, Representative, Affiliate or debt or equity financing source of Buyer or any Investor or (b) equityholder, Representative or Affiliate of any of the foregoing.
“Cash” means cash or cash equivalents of the Company, specifically including marketable securities, shortterm investments and deposits with the landlord of the San Diego Lease and the counterparty to the Vantiv Contract, of the Company, calculated net of outstanding checks and including checks deposited but not yet reflected as available proceeds as determined in accordance with the Accounting Principles. “Cash” shall exclude Restricted Cash.
“Chosen Courts” means the Court of Chancery in the State of Delaware situated in New Castle County and any State of Delaware appellate court therefrom.
Annex A-5

“Closing Cash” means the aggregate amount of Cash as of the Cutoff Time; provided that Closing Cash shall exclude any Cash which represents insurance proceeds or indemnification payments received with respect to any casualty loss after the Interim Balance Sheet Date.
“Closing Indebtedness” means the Indebtedness of the Company as of the Cut-off Time.
“Closing Working Capital” means the Working Capital as of the Cutoff Time.
“Code” means the U.S. Internal Revenue Code of 1986.
“Company Systems” means computer systems, servers, networks, software, websites, apps and other information technology assets used and/or controlled by the Company (or, with respect to the operation of the Business, the Seller and its other Subsidiaries).
“Confidential Information” with respect to any Person means all proprietary, non-public and confidential information, relating to such Person, whether or not in writing and whether or not labeled or identified as confidential or proprietary, including inventions, trade secrets, technical information, know-how, product and pricing information and plans, research and development activities, marketing plans and activities, customer, supplier and prospect information, employee and financial information, and information disclosed by third parties of a proprietary or confidential nature or under an obligation of confidence. Notwithstanding the foregoing, Confidential Information does not include information that is or becomes generally available to the public other than as a result of disclosure by a party or its Representatives in violation of this Agreement. “Confidential Information” of the Company shall include all proprietary, non-public and confidential information relating to the Business and following the Closing, “Confidential Information” of Seller shall exclude all proprietary, non-public and confidential information relating to the Business.
“Confidentiality Agreement” means the Confidentiality Agreement, entered into as of May 13, 2020, by and between Apax Partners, L.P. and Seller.
“Consent” means any consent, approval, clearance (including expiration or termination of an applicable waiting period), authorization, certification or permit of, filing with, or notification to, any Governmental Authority or other Person, as applicable.
“Contract” means any legally binding written or oral agreement, lease, license, contract, note, mortgage, loan or credit agreement, indenture, instrument, commitment, understanding, guarantee or other obligation.
“control” as applied to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interests, by Contract or otherwise. The terms “controlled by” and “under common control with” shall have correlative meanings.
Annex A-6

“COVID19” means SARSCoV2 or COVID19, and all evolutions thereof or related or associate epidemics, pandemic or disease outbreaks.
“COVID-19 Measures” means any legally binding quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Order or directive by any Governmental Authority in connection with or in response to COVID 19, including the Coronavirus Aid, Relief, and Economic Security Act (CARES).
“Credit Agreement” means the Credit Agreement, by and among AppFolio, Inc. Wells Fargo Bank, N.A., as administrative agent, and the lenders that are parties thereto, dated March 16, 2015.
“Cutoff Time” means 12:01 a.m. Pacific time on the Closing Date.
“Data Security Requirements” means, collectively, all of the following to the extent relating to Personal Data: (i) the Company’s own posted privacy policies; (ii) all applicable Laws and Contracts; and (iii) the Payment Card Industry Data Security Standard.
“D&O Expenses” means all costs, charges and expenses paid or incurred in connection with investigating, defending, being a witness in or otherwise participating in (including on appeal), or preparing to defend, to be a witness in or participate in, any D&O Indemnifiable Claim, in each case, other than D&O Losses.
“D&O Indemnifiable Claim” means any threatened, pending or completed dispute or Litigation that is directly or indirectly based on, arising out of, relating to or in connection with matters existing or occurring at or prior to the Closing, solely to the extent they relate to the Business and to the fact that a D&O Indemnified Person is or was a director or officer of Seller or of any of its Subsidiaries prior to the Closing Date (including in respect of acts or omissions in connection with the Transaction Agreements or any of the Transactions).
“D&O Indemnified Person” means any current or former director or officer of the Company, or any successor, assign, heir, executor, administrator of any such Person.
“D&O Losses” means all losses, damages, liabilities, claims, judgments, fines, penalties and amounts paid in resolution or settlement of any D&O Indemnifiable Claim.
“Environmental Law” means any Law relating to pollution or protection of the environment or natural resources, including the release of any Hazardous Materials, or to the extent relating to exposure to Hazardous Materials, human health or safety.
“Equity Securities” means, with respect to any Person, any shares of any class of capital stock, partnership interests, membership interests, units, profit interests or any other equity interests, and participations in such Person’s capital stock or other equity interests (however designated), and any debt, rights, warrants, options, convertible or exchangeable securities, or other Contracts pursuant to which such Person (i) is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities or partnership interests
Annex A-7

or other equity interests or (ii) has the right to receive a share of the profits and losses of, or distribution of, the issuing entity.
“ERISA” means the U.S. Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade or business, whether or not incorporated, that, together with Seller or any of its Subsidiaries, is or would have been, at any date of determination occurring after January 1, 2014 and prior to the date of this Agreement, treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.
“Exchange Act” means the Securities Exchange Act of 1934.
“Excluded Liabilities” means all Liabilities, to the extent based on, arising out of, or relating to (a) the Retained Employee Liabilities, (b) the matters set forth on Schedule 8.02(b) and (c) the ownership or operation of the Sellers’ and its Subsidiaries’ respective businesses (other than the Business), but excluding any Liabilities set forth in Section 8.03(a), (b) or (c).
“Exhibits” means the exhibits to this Agreement.
“Export Control Laws” means the U.S. Export Administration Act, U.S. Export Administration Regulations, U.S. Arms Export Control Act, U.S. International Traffic in Arms Regulations, and their respective implementing rules and regulations; and other similar export control laws, regulations, or restrictions applicable to the Company.
“Final Aggregate Purchase Price” means, without duplication, (a) the sum of (i) the Total Enterprise Value, plus (ii) Final Closing Cash, plus (iii) Final Closing Working Capital, minus (b) the sum of (i) Final Closing Indebtedness, plus (ii) the Final Transaction Expenses, plus (iii) Target Working Capital, plus (iv) the Replacement LTI Award Cost.
“Final Closing Cash” means the Closing Cash reflected on the Final Closing Statement.
“Final Closing Indebtedness” means the Closing Indebtedness reflected on the Final Closing Statement.
“Final Closing Statement” means the Closing Statement that has become final and binding pursuant to Section 2.05.
“Final Closing Working Capital” means the Closing Working Capital reflected on the Final Closing Statement.
“Final Transaction Expenses” means the Transaction Expenses reflected on the Final Closing Statement.
“Financial Statements” means, collectively, (a) the unaudited balance sheet of the Company and the related unaudited statements of income as of and for each of the fiscal years ended December 31, 2019 and December 31, 2018 and (b) the Interim Financial Statements. All of the Financial Statements are qualified by the fact that the Company has not operated as a
Annex A-8

separate “stand alone” entity within Seller. As a result, the Company received certain allocated charges and credits as discussed more fully in the notes accompanying the Financial Statements. Such charges and credits do not necessarily reflect the amounts which would have resulted from arms-length transactions or which the Company would incur on a stand-alone basis.
“GAAP” means United States generally accepted accounting principles.
“Governmental Authority” means any international, foreign, federal, state or local court, legislature, executive or regulatory authority, agency or commission, or other governmental authority or instrumentality of competent jurisdiction.
“Hazardous Materials” means any pollutant, contaminant, or waste and any other substance or material regulated under Environmental Laws due to its toxic, hazardous or dangerous or deleterious properties or characteristics, including petroleum and petroleum products, those substances defined or regulated under Environmental Laws as “Hazardous Substances,” asbestos or asbestoscontaining material, and polychlorinated biphenyls.
“HSR Act” means the U.S. HartScottRodino Antitrust Improvements Act of 1976.
“Inactive Employee” means any MyCase Service Provider who is an employee on a leave of absence, including such a leave due to short or long term disability leave, medical leave, military leave or any similar leave, but not including anyone absent from one on the Closing Date due to vacation, bereavement leave, jury duty leave, or any similar short-term absence that does not affect such MyCase Service Provider’s status as an active employee.
“Indebtedness” of any Person at any date means, without duplication all (a) Obligations of such Person (i) for borrowed money, (ii) that are evidenced by a note, bond, debenture or similar instrument, (iii) under leases required to be treated as “capitalized leases” under GAAP, (iv) for the reimbursement of any obligor or any letter of credit or banker’s acceptance, bank guarantees, surety bonds or similar instruments, in each case to the extent drawn or funded, as applicable, (v) for Contracts relating to interest rate or currency protection, swap agreements and collar agreements or other similar instruments calculated at the termination value thereof as if terminated at Closing, (vi) for deferred purchase price of equity, or other Assets (including all earn-outs, purchase price adjustments, holdbacks, contingent payments or other similar obligations), (vii) any intercompany indebtedness and payables between the Company, on the one hand, and Seller and any of its Subsidiaries (other than the Company), on the other hand, and (viii) for unfunded or underfunded deferred compensation or post-retirement welfare benefits, and (b) guarantees of any of the foregoing for the benefit of another Person. Indebtedness excludes undrawn letters of credit, banker’s acceptances and similar instruments, undrawn surety bonds and similar instruments, trade debt, trade payables and shortterm accruals, accounts payable, accrued expenses, deferred revenues and the endorsement of negotiable instruments for collection, and all current liabilities included in the calculation of Working Capital.
“Intellectual Property” means all intellectual property rights in any jurisdiction, whether registered or unregistered, including all intellectual property rights in (a) trademarks, service marks, design marks, logos, brand names, trade dress, trade names and other indicia of origin,
Annex A-9

and the goodwill associated with all of the foregoing and including any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any Governmental Authority (collectively, “Marks”), (b) patents and patent applications, together with reissuances, continuations, continuations-in-part, revisions, divisionals, provisionals, renewals, extensions and reexaminations thereof (collectively, “Patents”), (c) copyrights (including copyrights in software) and works of authorship, and including any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any Governmental Authority (d) trade secrets, know-how, methods, processes, inventions and algorithms and (e) domain names and social or mobile media identifiers (collectively, “Domain Names”).
“Intellectual Property License Agreement” means the intellectual property license agreement to be entered into by and between the Company and Seller substantially in the form of Exhibit B.
“Interim Balance Sheet Date” means July 31, 2020.
“Interim Financial Statements” means the unaudited balance sheet of the Company and the related unaudited statements of income as of the Interim Balance Sheet Date.
“Kirkland” means Kirkland & Ellis LLP (or any successor).
“knowledge” means (a) with respect to the knowledge of Seller, the actual knowledge, after reasonable inquiry, of Kim Coalson, Damon Valenzona, Matt Mazza, Ida Kane, Jason Randall and Tim Ratto, and (b) with respect to the knowledge of Buyer, the actual knowledge, after reasonable inquiry, of Ashish Karandikar, Umang Kajaria and Nedu Ottih.
“Law” means any federal, state, local or foreign law, statute, ordinance, rule, or regulation.
“Lease” means any lease, sublease or similar Contract, under which the Company is the landlord, sublandlord, tenant, subtenant, occupant, lessee or lessor of real property.
“Liabilities” means any and all debts, liabilities, obligations, indebtedness and Losses, whether accrued or unaccrued, fixed or variable, absolute or contingent, liquidated or unliquidated, secured or unsecured, known or unknown, asserted or unasserted or determined or determinable and whether arising in the past, present or future, including those arising under any Law, Litigation, Order or Contract.
“Liens” means any lien, security interest, mortgage, pledge, purchase option, right of first refusal, easement, encroachment, charge or similar encumbrance, whether voluntarily incurred or arising by operation of Law.
“Litigation” means any claim, action, cause of action, arbitration, suit, administrative hearing or other similar proceeding, at law or in equity, by or before any Governmental Authority or arbitral body.
Annex A-10

“Losses” means all losses, damages, liabilities, costs, charges, interest, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, assessments, or deficiencies and expenses, including reasonable attorneys’ fees paid in connection with the foregoing.
“Material Adverse Effect” means any fact, effect, development, occurrence, circumstance, event or change (each, an “Effect”) that, individually or in the aggregate, (x) has had, or would reasonably be expected to have, a material adverse effect on the business, results of operations, assets, liabilities or financial condition of the Business or (y) materially impairs, or would be reasonably expected to materially impair, the ability of Seller or the Company to perform its obligations under this Agreement or to timely consummate the Transactions. Notwithstanding the foregoing, in the case of clause (x) of the foregoing sentence, any such Effect directly or indirectly resulting from, relating to or arising from: (a) the negotiation or execution of this Agreement or the announcement or existence thereof or the identity of Buyer (including, in each case, the impact thereof on relationships, contractual or otherwise, with, or actual or potential loss or impairment of, customers, suppliers, vendors, partners, employees or Governmental Authorities), (provided that this clause (a) shall not apply to the use of Material Adverse Effect in any representation or warranty explicitly addressing the execution, delivery, announcement or performance of any Transaction Agreement or the consummation of the Transactions or non-contravention of the Transaction with contractual or legal obligations or any conditions to closing set forth in Article VII as it relates to such representations and warranties); (b) changes in global, United States or foreign (i) national or regional economic, financial, regulatory or political conditions or events or (ii) credit, debt, financial, banking or capital markets or in interest or exchange rates; (c) changes or proposed changes, in each case, after the Signing Date in Laws and Orders affecting the Company or its customers, changes or proposed changes, in each case, after the Signing Date in GAAP, or the interpretation of any of the foregoing; (d) changes to the conditions generally affecting the Company’s industry or the markets in which it operates; (e) national or international disasters, acts of God, sabotage, calamities, emergencies, war, any military conflict, outbreak of hostilities or acts of terrorism, or any escalation or worsening thereof, whether or not occurring or commenced before the Signing Date; (f) any epidemic, pandemic or disease outbreak (including COVID19) and any political or social conditions, including civil unrest, protests and public demonstrations or any other Law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention or the World Health Organization, “shelteringinplace,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID19) or any change in such Law (including COVID19 Measures), directive, pronouncement or guideline or interpretation thereof following the Signing Date or any material worsening of such conditions threatened or existing as of the Signing Date; (g) any action taken or omitted to be taken by Buyer or any of its Affiliates or at the request of Buyer; (h) any failure by the Company to meet internal or published projections, forecasts or estimates (as distinguished from any underlying circumstance, event or change that caused such failure, which shall not be excluded); or (i) any change in the Company’s credit rating (as distinguished from any underlying circumstance, event or change that caused such change, which shall not be excluded), shall not be deemed to constitute a Material Adverse Effect nor shall be taken into account in determining whether a Material Adverse Effect has occurred or would
Annex A-11

reasonably be expected to occur. Notwithstanding the foregoing, with respect to clauses (b)(f) above, any Effect may be taken into account in determining whether or not there has been or will be a “Material Adverse Effect” only to the extent of any material and disproportionate impact on Business as compared to other participants in the industries or markets in which the Business operates.
“MyCase Service Provider” means each employee or independent contractor who is a natural person of Seller or any of its Subsidiaries (including the Company) who is identified on the Service Provider List.
“Obligations” with respect to any Indebtedness means any principal or amount due, accrued but unpaid interest, penalties, premium, make-whole payments, costs, expenses, fees and reimbursements accrued or payable under the documentation governing such Indebtedness.
“Order” means any writ, judgment, order, injunction or decree of any Governmental Authority.
“Ordinary Course of Business” means an action taken, or omitted to be taken, by any Person in the ordinary course of such Person’s business consistent with past practice (including, for the avoidance of doubt, recent past practice in light of COVID-19 and COVID-19 Measures).
“Organizational Documents” with respect to any Person means the articles or certificate of incorporation, formation or organization and the by-laws, limited partnership agreement, partnership agreement or limited liability company agreement, or such other organizational documents of such Person, including those that are required to be registered or kept in the place of incorporation, organization or formation of such Person and which establish the legal personality of such Person.
“Permits” means registrations, licenses, exemptions, Consents and permits issued or granted by any Governmental Authorities.
“Permitted Liens” means (a) mechanics’, carriers’, workmen’s, materialmen’s, landlord’s, repairmen’s or other similar Liens arising in the Ordinary Course of Business by operation of law for amounts not yet past due and not yet payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company for which in each case adequate reserves have been established on the Interim Financial Statements in accordance with GAAP, (b) Liens for Taxes, assessments, or other governmental charges that are not due and payable, that may hereafter be paid without penalty or that are being contested in good faith by appropriate proceedings and for which in each case adequate reserves have been established on the Interim Financial Statements in accordance with GAAP, (c) imperfections and irregularities in title, charges, easements, rights of way (whether recorded or unrecorded), restrictions, declarations, covenants, conditions, defects, exceptions, encumbrances and other similar matters that do not (i) materially detract from the value or marketability of the property or asset to which it relates and (ii) materially impair the ability of the Company to use, occupy or operate the property or asset to which it relates, (d) any right, interest, Lien or title of a licensor, sublicensor, licensee, sublicensee, landlord, lessor, sublessor or other Person in title under any
Annex A-12

license, lease or other Contract or in the property being licensed, leased or occupied, (e) Liens securing the Obligations under the Credit Agreement, (f) purchase money Liens arising in the Ordinary Course of Business and Liens securing Obligations under capital lease arrangements, (g) zoning, entitlement, building codes and other land use Laws regulating the use or occupancy of the San Diego Leased Real Property or the activities conducted thereon which are not violated, in each case, in any material respect, (h) Liens arising under workmen’s compensation, unemployment insurance, social security, retirement and similar Laws, (i) pledges and deposits to secure the performance of bids, trade Contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the Ordinary Course of Business, (j) Liens on any estate superior to the interest of the Company in any leased realty and (k) non-exclusive licenses or non-exclusive rights in or to Intellectual Property.
“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or other entity or organization.
“Personal Data” means any information that: (i) alone or in combination with other information held by the Company, allows the identification of or contact with an individual person or can be used to identify an individual person or (ii) is defined as “personal data”, “personally identifiable information”, “PII”, or any similar term by applicable Law.
“Plan” means, collectively, each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and each other employee benefit, bonus, profit sharing, compensation, commission, equity, option, phantom equity or other equity based, change-in-control, severance, fringe benefit and employee benefit plan, program, policy, practice, arrangement, Contract (including employment Contracts), fund or commitment, whether or not subject to ERISA, in each case, sponsored or maintained by Seller, the Company or any of their respective Affiliates for the benefit of any current or former MyCase Service Providers, or to which the Company or any of its Subsidiaries contributes (or has an obligation to contribute), is a party, or has, or could reasonably be expected to have, any Liability.
“PostClosing Adjustment Amount” means an amount equal to the Final Aggregate Purchase Price minus the Estimated Aggregate Purchase Price.
“PostClosing Covenants” means all covenants, obligations and agreements contained in this Agreement other than the covenants, obligations and agreements contained in this Agreement that do not expressly contemplate any performance after the Closing. Without limiting the foregoing, Buyer’s obligations to make payments pursuant to Section 2.04(a) at the Closing are PostClosing Covenants.
“Pre-Closing Tax Period” means any taxable period ending on or prior to the Closing Date.
“Replacement LTI Award Cost” means the aggregate value of the Replacement LTI Awards to be issued to Eligible Employees (assuming for this purpose that all Inactive Employees and Visa Employees become Continuing Employees).
Annex A-13

“Representatives” of any Person means such Person’s directors, managers, members, partners, officers, employees, agents, attorneys, accountants, consultants, professional advisors or other representatives.
“Restricted Cash” means, (a) restricted cash or cash equivalents held or retained by the Company for the benefit, or pursuant to the requirement, of any other Person or (b) any cash or cash equivalents held or deposited as security deposits or escrow deposits. Notwithstanding the foregoing, the deposits with the landlord of the San Diego Lease and with the counterparty of the Vantiv Contract shall not be deemed to be Restricted Cash.
“Restrictive Covenant Agreement” means each agreement between Seller or any of its Affiliates and a Continuing Employee that provides for confidentiality, non-solicitation or intellectual property assignment covenants, including each Employee Proprietary Information and Invention Assignment Agreement between Seller and a Continuing Employee.
“San Diego Lease” means the lease agreement dated as of January 11, 2016, between Seller, as tenant, and California Coast Credit Union, as landlord, as amended by First Amendment to Lease (Expansion) dated as of January 28, 2019, to for the real property located at 9201 Spectrum Center Boulevard, San Diego, California (the “San Diego Leased Real Property”).
“Sanctioned Country” means a country or territory that is subject or target of comprehensive Sanctions (currently, the Crimea region of Ukraine, Cuba, Iran, North Korea, and Syria).
“Sanctioned Person” means: (a) any person listed on any applicable Sanctions-related list of designated, restricted, or blocked persons, including, but not limited to, any such lists maintained by the United States Department of the Treasury’s Office of Foreign Assets Control (and including, but not limited to, any person who appears on the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List, or the Sectoral Sanctions Identifications List); (b) any national of a Sanctioned Country; or (c) any entity that is, in the aggregate, 50% or greater owned directly or indirectly, or otherwise controlled by a person or persons described in (a).
“Sanctions” means all applicable economic or financial sanctions and trade embargoes of any Governmental Authority with jurisdiction over the Company, including those of the United States, the United Nations Security Council, the European Union or the United Kingdom.
“Schedules” means the disclosure schedules delivered to Buyer concurrently with the execution and delivery of this Agreement.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933.
Annex A-14

“Seller Business” means the business of developing and providing software and services (including artificial intelligence-based solutions) designed to be used primarily in property management and real estate investment management businesses. Such services for such businesses include marketing, payment, background screening, insurance, debt collection, utility management, and contact center services.
“Seller Equity Awards” means any award issued under the AppFolio, Inc. 2007 Stock Incentive Plan, as amended, or the AppFolio, Inc. 2015 Stock Incentive Plan, as amended.
“Seller Marks” shall mean any and all Marks owned by Seller or any of its Affiliates (other than the Company) comprising, using or containing “AppFolio” or “Folio” or that are set forth on Schedule 6.15, whether in block letters or otherwise, whether alone or in combination with other words or elements, and including all translations, adaptations, derivations and combinations thereof, and any Marks confusingly similar thereto or embodying any of the foregoing.
“Seller Material Adverse Effect” means any Effect that, individually or in the aggregate, would reasonably be expected to materially impair or delay Seller’s ability to consummate the Transactions.
“Seller Related Party” means any former or current direct or indirect (a) unitholder, Representative or Affiliate of Seller or (b) stockholder, equityholder, partner, member, trustee, Representative or Affiliate of any of the foregoing.
“Solvent” with respect to a Person as of a specified time means, (a) that the “fair value” of the “property” of such Person will exceed the sum of the fair value of all “debts” of such Person (including a reasonable estimate of the amount of contingent liabilities), (b) such Person will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or about to be engaged and (c) such Person will be able to pay its liabilities (including contingent liabilities) as they mature and become absolute. For purposes of this definition, the terms “fair value” and “property” of a Person will be determined in accordance with applicable federal bankruptcy Laws governing determinations of the insolvency of debtors and the phrases “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or about to be engaged” and “able to pay its liabilities (including contingent liabilities) as they mature” shall have the meaning given to such or similar terms under applicable federal bankruptcy Laws governing fraudulent transfers.
“Straddle Period” means any taxable period that includes, but does not end on, the Closing Date.
“Subsidiary” of any Person means any other Person of which such first Person (either alone or with any other Subsidiary) either (a) owns Equity Securities having the ordinary voting power to elect a majority of the board of directors or other governing body of such Person or, if no such governing body exists, the ownership of a majority of the outstanding voting securities of such Person or (b) is or controls the managing member, managing director or other general partner of such Person.
Annex A-15

“Target Working Capital” means $-1,122,274.
“Tax Return” means any return, report, information return or other similar document required to be filed with any Governmental Authority with respect to Taxes.
“Taxes” means all taxes, charges, fees, duties, levies or other similar assessments imposed by any Governmental Authority, including income, gross receipts, escheat or unclaimed property, excise, property, sales, gain, use, franchise, payroll, withholding, social security, value added or other similar taxes, including any interest, penalties or additions attributable thereto.
“Termination Date” means November 19, 2020.
“Total Enterprise Value” means $193,000,000.
“Transaction Agreements” means this Agreement, the Transition Services Agreement, the Intellectual Property License Agreement, the Pre-Closing Transaction Documents, and all certificates executed by the parties in connection with the Transactions.
“Transaction Expenses” means, to the extent unpaid as of the Cut-off Time and a liability of the Company, without duplication:
(a) the Bankers’ and Advisors’ Fees of the Company;
(b) all transaction-related bonuses, stay bonuses, change in control payments, retention bonuses, severance or termination payments or any similar payments (including the employer portion of any employment, payroll, social security, Medicare, national insurance contributions, unemployment or other Taxes or similar obligations associated with such amounts) payable to MyCase Service Providers in connection with or resulting from the Closing (but other than any such payments payable as a result of any action taken by Buyer or any of its Affiliates on or after the Closing);
(c) all outstanding severance obligations (including the employer portion of any employment, payroll, social security, Medicare, national insurance contributions, unemployment or other Taxes or similar obligations associated with such amounts) with respect to any current or former MyCase Service Provider; and
(d) all other fees, costs and expenses of the Company, in each case of clauses (a) through (c) incurred (on behalf of itself or Seller or their respective Affiliates) or payable by the Company as of or prior to the Closing in connection with the preparation, negotiation, execution, delivery and performance of this Agreement and the Transaction Agreements or the consummation of the Transactions and the transactions contemplated under the Transaction Agreements or the solicitation of other potential buyers of the Company or consideration of strategic alternatives but excluding any fees and expenses incurred by or at the written direction of, or reimbursable by, Buyer.
All (i) accrued PTO assumed by the Company in accordance with Section 6.07(f) and (ii) accrued bonuses and commissions relating to MyCase Service Providers (including the employer
Annex A-16

portion of any employment, payroll, social security, Medicare, national insurance contributions, unemployment or other Taxes or similar obligations associated with such amounts) assumed by the Company in accordance with Section 6.07(c) shall not be Transaction Expenses, but shall be included as current liabilities in the calculation of Closing Working Capital, to the extent any such amounts will be liabilities of the Company from and after Closing.
“Transaction Litigation” means Litigation in any way directly or indirectly arising under or out of, or relating to, this Agreement, the negotiation, execution or performance of this Agreement, the Transactions or the legal relationship of the parties (whether at law or in equity, and whether any claim or cause of action sounds in contract, tort or otherwise).
“Transactions” means the transactions contemplated by this Agreement.
“Transfer Taxes” means any transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) incurred in connection with the Transactions.
“Transition Services Agreement” means a transition services agreement to be entered into by and between Company and Seller substantially in the form of Exhibit A.
“Treasury Regulations” means the U.S. Treasury regulations promulgated under the Code.
“Vantiv Contract” means the Payment Facilitator Merchant Agreement, dated October 14, 2015, between Vantiv, LLC, on behalf of itself and its affiliates, and the Company, as amended.
“Working Capital” means (a) the sum of the line items set forth on Schedule 2.03(a) under the caption “Current Assets,” minus (b) the sum of the line items set forth on Schedule 2.03(a) under the caption “Current Liabilities,” each as adjusted and determined in accordance with the policies and procedures set forth on Annex B (the “Accounting Principles”) as of the Cutoff Time.

Annex A-17

Annex B
Accounting Principles

See attached.

Exhibit A
TRANSITION SERVICES AGREEMENT
[See attached]

Exhibit B
INTELLECTUAL PROPERTY LICENSE AGREEMENT
[See attached]